      [Suburban Bancshares, Inc. Logo]                [Columbia Bancorp Logo]
S u b u r b a n  B a n c s h a r e s ,  I n c .   C o l u m b i a  B a n c o r p

               YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

Dear Stockholders:

  The directors of Columbia Bancorp and Suburban Bancshares, Inc. have approved a proposal to merge Suburban Bancshares into Columbia Bancorp. In the merger, each share of Suburban Bancshares common stock will be exchanged for shares of Columbia Bancorp common stock. At the time of the announcement of the merger the value to Suburban Bancshares stockholders was $3.00 per share based on a conversion ratio of 0.2338 and a market value for Columbia Bancorp common stock of $12.81 per share. On January 4, 2000 the value to Suburban Bancshares stockholders was $2.51 per share based on a conversion ratio of 0.2338 and a market value for Columbia Bancorp common stock of $10.75 per share. The market value of Columbia Bancorp common stock received at the time of the merger may differ due to a fluctuation in the market value of Columbia Bancorp common stock and, possibly, in the conversion ratio. In addition, exchange of your shares of Suburban Bancshares common stock generally will not be taxable.

  The merger will provide Columbia Bancorp and Suburban Bancshares stockholders with the opportunity to participate in a premier community banking institution in the Baltimore-Washington area that will result from the combination of our two companies. Columbia Bancorp stockholders immediately prior to the merger initially will own approximately 63.0%, and Suburban Bancshares stockholders immediately prior to the merger initially will own approximately 37.0%, of Columbia Bancorp common stock to be outstanding immediately after the merger.

  Columbia Bancorp common stock is listed on The Nasdaq Stock Market's National Market under the symbol "CBMD." Suburban Bancshares common stock is listed on The Nasdaq Stock Market's SmallCap Market under the symbol "SBNK."

  We believe the merger is a very positive development for both Suburban Bancshares and Columbia Bancorp. We are therefore asking for your support in voting for the merger. Please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, the effect will be the same as voting against the merger.

  This proxy statement/prospectus provides you with detailed information about the proposed merger and the scheduled stockholders' meetings. We encourage you to read this entire proxy statement/prospectus carefully. In particular, please see the section entitled "Risk Factors" on page 20 of this proxy statement/prospectus for a discussion of risks associated with the merger.

                               Very truly yours,

          John M. Bond, Jr.                      Winfield M. Kelly, Jr.
    President and Chief Executive               Chairman of the Board and
               Officer                           Chief Executive Officer
          Columbia Bancorp                      Suburban Bancshares, Inc.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The shares of Columbia Bancorp common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

  The date of this proxy statement/prospectus is January 5, 2000, and it is being mailed or otherwise delivered to stockholders on or about January 11, 2000.

                                COLUMBIA BANCORP
                         10480 LITTLE PATUXENT PARKWAY
                            COLUMBIA, MARYLAND 21044

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 2000

                               ----------------

  A special meeting of stockholders of Columbia Bancorp will be held on Wednesday, February 23, 2000, at the Turf Valley Resort & Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland, beginning at 10:00 a.m. local time, for the following purposes:

  1. To approve the Plan and Agreement to Merge dated September 28, 1999, as amended, between Suburban Bancshares, Inc. and Columbia Bancorp and to approve the merger of Suburban Bancshares with and into Columbia Bancorp as described in the proxy statement/prospectus in which:

    . Suburban Bancshares will be merged with and into Columbia Bancorp, with Columbia Bancorp being the surviving corporation;

    . each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at
      0.2196 if the average market value is above $13.68 per share and at
      0.2338 if it is below $12.81 per share; and

    . Suburban Bank of Maryland will be merged with and into The Columbia
      Bank, with The Columbia Bank being the surviving bank.

  2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies in order to approve and adopt the merger.

  The members of Columbia Bancorp's board of directors have adopted a resolution unanimously declaring the merger advisable and recommend that stockholders vote "FOR" approval of the merger.

  We have described the merger in more detail in the proxy statement/prospectus, which you should read in its entirety before voting. A copy of the amended merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus. Only stockholders of record at the close of business on January 4, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. The affirmative vote of holders of two-thirds of the Columbia Bancorp common stock outstanding on January 4, 2000 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

  All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

                            Your vote is important.

Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

                                          By Order of the Board of Directors

                                                  John A. Scaldara, Jr.
                                                        Secretary

Columbia, Maryland

January 5, 2000

                           SUBURBAN BANCSHARES, INC.
                           7505 Greenway Center Drive
                           Greenbelt, Maryland 20768

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 23, 2000

                               ----------------

  A special meeting of stockholders of Suburban Bancshares, Inc. will be held on Wednesday, February 23, 2000 at the Marriott Hotel, 6400 Ivy Lane, Greenbelt, Maryland, beginning at 10:00 a.m., local time, for the following purposes:

  1. To approve the Plan and Agreement to Merge dated September 28, 1999, as amended, between Suburban Bancshares and Columbia Bancorp and to approve the merger of Suburban Bancshares with and into Columbia Bancorp as described in the proxy statement/prospectus in which:

    . Suburban Bancshares will be merged with and into Columbia Bancorp, with Columbia Bancorp being the surviving corporation;

    . each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at
      0.2196 if the average market value is above $13.68 per share and at
      0.2338 if it is below $12.81 per share; and

    . Suburban Bank of Maryland will be merged with and into The Columbia
      Bank, with The Columbia Bank being the surviving bank.

  2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies in order to approve and adopt the merger.

  The members of the Suburban Bancshares' board of directors have unanimously adopted a resolution declaring the merger advisable and recommend that stockholders vote "FOR" approval of the merger.

  We have described the merger in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the amended merger agreement is attached as Appendix A to the proxy statement/prospectus. Only stockholders of record at the close of business on January 4, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. The affirmative vote of holders of a majority of the Suburban Bancshares common stock outstanding on January 4, 2000 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

  All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

                            Your vote is important.

  Whether or not you expect to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors

                                                     Susan J. Hansen
                                                        Secretary

Greenbelt, Maryland

January 5, 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................   1

SUMMARY.....................................................................   3
  Selected Historical and Pro Forma Consolidated Financial Data.............  10
  Comparative Per Share Data................................................  17

FORWARD-LOOKING STATEMENTS..................................................  19

RISK FACTORS................................................................  20

GENERAL INFORMATION ABOUT THE MEETINGS......................................  25
  Date, Time and Place of the Meetings......................................  25
  Record Date and Outstanding Shares........................................  25
  Purpose of the Meetings...................................................  25
  Vote Required.............................................................  26
  Voting of Proxies.........................................................  27
  Authorization to Vote on Adjournment and Other Matters....................  28
  Revocation of Proxies.....................................................  29
  Solicitation of Proxies...................................................  29

PARTIES TO THE MERGER.......................................................  30
  Columbia Bancorp..........................................................  30
  Suburban Bancshares.......................................................  31

THE MERGER..................................................................  32
  Background of the Merger..................................................  32
  Suburban Bancshares Reasons for the Merger................................  34
  Opinion of Suburban Bancshares' Financial Advisor.........................  35
  Columbia Bancorp Reasons for the Merger...................................  38
  Opinion of Columbia Bancorp's Financial Advisor...........................  39
  Interests of Persons in the Merger Other Than as Stockholders.............  42
  Form of the Merger........................................................  43
  Consideration for the Merger..............................................  43
  Effective Time of the Merger..............................................  44
  Procedures for Exchange of Suburban Bancshares Stock Certificates.........  44
  Exchange of Suburban Bancshares Stock Options.............................  45
  Anticipated Accounting Treatment..........................................  45
  Material Federal Income Tax Considerations................................  45
  Regulatory Approvals Required.............................................  47
  Nasdaq Stock Market Listing...............................................  48
  Appraisal Rights..........................................................  49
  Resale of Columbia Bancorp Common Shares After the Merger.................  51

THE MERGER AGREEMENT........................................................  52
  General...................................................................  52
  Conversion Ratios; Fractional Shares......................................  52
  Certain Representations and Warranties....................................  52
  Certain Covenants and Agreements..........................................  53
  Conditions to the Merger..................................................  55
  Termination...............................................................  56
  Amendment; Waiver.........................................................  57
  Expenses..................................................................  58

STOCK OPTION AGREEMENTS...................................................  59
  General.................................................................  59
  Exercise; Expiration....................................................  59
  Registration Rights.....................................................  60
  Purpose of the Agreements...............................................  60

SUPPORT AGREEMENTS........................................................  60

CERTAIN INFORMATION INCORPORATED BY REFERENCE.............................  61

COMPARISON OF THE RIGHTS OF HOLDERS OF COLUMBIA BANCORP CAPITAL STOCK AND
 SUBURBAN BANCSHARES CAPITAL STOCK........................................  62

DESCRIPTION OF COLUMBIA BANCORP CAPITAL STOCK.............................  78
  General.................................................................  78
  Common Stock............................................................  78
  Preferred Stock.........................................................  78

FUTURE STOCKHOLDER PROPOSALS..............................................  78

OTHER MATTERS.............................................................  79

LEGAL MATTERS.............................................................  80

EXPERTS...................................................................  80

WHERE YOU CAN FIND MORE INFORMATION.......................................  80

APPENDIX A AGREEMENT AND PLAN OF MERGER................................... A-1

APPENDIX B SUPPORT AGREEMENT OF COLUMBIA BANCORP.......................... B-1

APPENDIX C SUPPORT AGREEMENT OF SUBURBAN BANCSHARES....................... C-1

APPENDIX D COLUMBIA BANCORP STOCK OPTION AGREEMENT........................ D-1

APPENDIX E SUBURBAN BANCSHARES STOCK OPTION AGREEMENT..................... E-1

APPENDIX F OPINION OF AUSTIN FINANCIAL SERVICES, INC...................... F-1

APPENDIX G OPINION OF DANIELSON ASSOCIATES INC............................ G-1

APPENDIX H SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW............ H-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why did the companies decide to merge?

A. The members of the boards of directors of both companies believe that the merger is advisable and in the best interests of their respective stockholders. In reaching their decision, they relied on a number of factors which are more fully described in this proxy statement/ prospectus. See "Suburban Bancshares' Reasons for the Merger" on page 34 and "Columbia Bancorp's Reasons for the Merger" on page 38.

Q: What should I do?

A: After you have carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the Columbia Bancorp special meeting or the Suburban Bancshares special meeting, as applicable. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted, and the affect will be a vote against the merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. The vote dated latest and actually received by Suburban Bancshares or Columbia Bancorp prior to the stockholders' meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the Columbia Bancorp special meeting or the Suburban Bancshares special meeting, as applicable, and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q: What will I receive in the merger?

A: Each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. The conversion ratio at the time of the announcement of the merger was 0.2338, representing a value to Suburban Bancshares stockholders of $3.00 per share, and on January 4, 2000 was 0.2338, representing a value to Suburban Bancshares stockholders of $2.51 per share. The average market value of Columbia Bancorp common stock will fluctuate prior to the merger, and the conversion ratio may fluctuate within the range of 0.2338 and
   0.2196 prior to the merger. If you have options to purchase shares of Suburban Bancshares common stock, whether vested or unvested, they will be converted into an option to purchase shares of Columbia Bancorp common stock and will no longer represent a right to acquire shares of Suburban Bancshares common stock. Columbia Bancorp common stock is publicly traded on the Nasdaq National Market under the symbol "CBMD." The merger will not have an effect on the Columbia Bancorp common stock. Of course, the number of shares of Columbia Bancorp common stock outstanding will increase from approximately 4.5 million shares to approximately 7.2 million shares.

Q: Should I send in my stock certificates?

A: No. You should not send in your stock certificates at this time. Columbia
   Bancorp stockholders will not exchange their certificates in the merger. The certificates currently representing the shares of Columbia Bancorp common stock will continue to represent the same number of shares of Columbia Bancorp common stock after the merger.

   Suburban Bancshares stockholders will exchange their Suburban Bancshares common stock certificates for Columbia Bancorp common stock certificates after we complete the merger. Instructions for exchanging Suburban Bancshares common stock certificates will be sent to you promptly after the merger is completed.

Q: Who should I call if I have questions?

A: Columbia Bancorp stockholders should call John A. Scaldara, Jr., at (410)
   465-4800 with any questions about the merger and the related transactions.

   Suburban Bancshares stockholders should call Stephen A. Horvath at (301) 474-6694.

Q: What vote is required to approve the merger?

A: In order to complete the merger, holders of two-thirds of the outstanding shares of Columbia Bancorp common stock and holders of a majority of the outstanding shares of Suburban Bancshares common stock must approve the merger.

Q: May dissenting stockholders seek appraisal rights in the merger?

A. Columbia Bancorp stockholders do not have appraisal rights under Maryland law in the merger. Suburban Bancshares stockholders do have appraisal rights under Delaware law in the merger. To perfect their appraisal rights, Suburban Bancshares stockholders must strictly comply with the procedures in Section 262. Failure to strictly comply with these procedures will result in the loss of appraisal rights. We have attached a copy of Section 262 of the Delaware General Corporation Law as Appendix H. See "Appraisal Rights" on page 49.

Q: When do you expect to complete the merger?

A. We are working toward completing the merger as quickly as possible. We must first obtain the approval of Suburban Bancshares common stockholders at the Suburban Bancshares special meeting, the approval of Columbia Bancorp common stockholders at the Columbia Bancorp special meeting and approvals from state and federal bank regulators. We will file applications with the Federal Deposit Insurance Corporation ("FDIC"), the Federal Reserve Board and the Maryland Commissioner of Financial Regulation. The stockholder meetings are scheduled for February 23, 2000. We hope to complete the merger shortly after that date.

Q: Will I receive dividends on my Columbia Bancorp shares before the merger?

A. The merger agreements permits Columbia Bancorp to pay, prior to the closing, regular quarterly cash dividends to its stockholders.

Q: Where can I find more information about the companies?

A. Both companies file reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 80.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully the entire proxy statement and the other documents attached to this proxy statement. The amended merger agreement is attached as Appendix A to this proxy statement. For more information about the two companies, see "Where You Can Find More Information" (page 80). For your reference, we have included page references to direct you to more complete descriptions of the topics presented in this summary.

The Companies

Columbia Bancorp
10480 Little Patuxent Parkway
Columbia, Maryland 21044
(410) 465-4800

  Columbia Bancorp is a registered bank holding company organized in 1987 as a Maryland corporation that began its operations in 1988. Columbia Bancorp's principal subsidiary is Columbia Bank, a commercial bank headquartered in Columbia, Maryland. On September 30, 1999, Columbia Bancorp had total consolidated assets of $460.1 million, total consolidated deposits of $354.0 million, stockholders' equity of $39.9 million and net income of $3.9 million for the first nine months of 1999. Columbia Bancorp offers a broad range of bank and bank-related services through Columbia Bank, which constitutes approximately 100% of the consolidated assets of Columbia Bancorp.

  Columbia Bank is a commercial bank organized under the laws of the State of Maryland. Columbia Bank has banking branches in Howard and Baltimore Counties and Baltimore City.

  As of December 31, 1999, there were 4,508,625 shares of Columbia Bancorp common stock issued and outstanding. Columbia Bancorp common stock is quoted on the Nasdaq National Market under the symbol "CBMD." For additional information about Columbia Bancorp, its business, financial condition, and operations see page 30.

Suburban Bancshares, Inc.
7505 Greenway Center Drive
P.O. Box 298
Greenbelt, Maryland 20768
(301) 474-6694

  Suburban Bancshares is a registered bank holding company organized in 1985 as a Delaware corporation. Suburban Bancshares' sole subsidiary is Suburban Bank, a commercial bank headquartered in Greenbelt, Maryland. As of and for the nine months ended September 30, 1999, Suburban Bancshares had total consolidated assets of $222.8 million, total deposits of $187.7 million, stockholders' equity of $20.4 million, and net income of $710,000. Suburban Bancshares offers a broad range of bank and bank-related services through Suburban Bank.

  Suburban Bank is a commercial bank organized under the laws of the State of Maryland. Suburban Bank has branches in Montgomery and Prince George's Counties.

  As of December 31, 1999, there were 11,301,218 shares of Suburban Bancshares common stock issued and outstanding. Suburban Bancshares common stock is quoted on the Nasdaq SmallCap Market under the symbol "SBNK." For additional information about Suburban Bancshares, its business, financial condition, and operations see page 31.

The Merger

The amended merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement as it is the legal document that governs the merger between Columbia Bancorp and Suburban Bancshares.

  Upon completion of the merger, Suburban Bancshares will merge into Columbia Bancorp, and Suburban Bancshares will cease to exist as a separate company. As part of the merger, Columbia Bancorp and Suburban Bancshares will cause Suburban Bank to merge into Columbia Bank pursuant to a plan of bank merger. We expect to complete the bank merger concurrently with the completion of the merger.

Shares of Suburban Bancshares Common Stock Will Be Exchanged for Shares of Columbia Bancorp Common Stock (page 43)

  If the merger is completed, you will receive the number of shares of Columbia Bancorp common stock for each share of Suburban Bancshares common stock you own, plus cash instead of any fractional share, based on a conversion ratio. Each share of Suburban Bancshares common stock will be exchanged for between
0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. On January 4, 2000, the closing price of Columbia Bancorp common stock was $10.75, making the value of 11,301,218 shares of Suburban Bancshares common stock equal to $2.51 per share on that date based on a conversion ratio of 0.2338. Because the market price of Columbia Bancorp common stock fluctuates, you will not know when you vote what the shares issued in the merger will be worth.

Meetings to be Held February 23, 2000; Record Dates (page 25)

  The Columbia Bancorp meeting will be held at 10:00 a.m. on February 23, 2000 at the Turf Valley Resort & Conference Center in Ellicott City, Maryland. At the Columbia Bancorp meeting, Columbia Bancorp stockholders will be asked to consider and vote on a proposal to approve the merger by approving and adopting the merger agreement. If you held shares of Columbia Bancorp common stock at the close of business on January 4, 2000, you are entitled to vote on the merger, and any other matters considered at the Columbia Bancorp meeting or any adjournment or postponement of the meeting.

  The Suburban Bancshares meeting will be held at 10:00 a.m. on February 23, 2000 at the Marriott Hotel, 6400 Ivy Lane, Greenbelt, Maryland. At the Suburban Bancshares meeting, Suburban Bancshares stockholders will be asked to consider approving the merger by approving and adopting the merger agreement. If you held shares of Suburban Bancshares common stock at the close of business on January 4, 2000, you are entitled to vote on the merger and any other matters considered at the Suburban Bancshares meeting or any adjournment or postponement of the meeting.

Required Vote (page 26)

  Two-thirds of the outstanding shares of Columbia Bancorp common stock entitled to be voted at the Columbia Bancorp meeting must vote in favor of the proposal to approve the merger by approving and adopting the merger agreement in order for the merger to be approved. Each share is entitled to one vote on each matter to be voted on at the Columbia Bancorp meeting. All directors and executive officers of Columbia Bancorp have executed a support agreement to vote all of the shares of Columbia Bancorp common stock which they beneficially own in favor of the merger. As of September 30, 1999, directors and executive officers of Columbia Bancorp and their affiliates beneficially owned 979,698 shares of Columbia Bancorp common stock, which represented 21.7% of the 4,506,035 Columbia Bancorp common stock outstanding on that date.

  A majority of the outstanding shares of Suburban Bancshares common stock entitled to be voted at the Suburban Bancshares meeting must vote in favor of the proposal to approve the merger by approving and adopting the merger agreement in order for the merger to be approved. Each share is entitled to one vote on each matter to be voted on at the Suburban Bancshares meeting. All directors and executive officers of Suburban Bancshares have executed a support agreement to vote all of the shares of Suburban Bancshares common stock which they beneficially own in favor of the merger. As of September 30, 1999, directors and executive officers of Suburban Bancshares and their affiliates beneficially owned 2,263,091 shares of Suburban Bancshares common stock, which represented 20.0% of the outstanding Suburban Bancshares common stock outstanding at that date.

Columbia Bancorp and Suburban Bancshares Boards Recommend Stockholder Approval (page 34 and page 38)

  The Columbia Bancorp board of directors is of the opinion that the merger is advisable and in the best interests of Columbia Bancorp and the Columbia Bancorp stockholders. The members of the Columbia Bancorp board of directors unanimously approved the merger agreement and the merger and recommend that Columbia Bancorp stockholders vote FOR the proposal to approve the merger agreement and the merger.

  The Suburban Bancshares board of directors has determined that the merger is advisable and in the best interests of Suburban Bancshares and its stockholders. The members of the Suburban Bancshares board of directors unanimously approved the merger agreement and the merger and recommend that Suburban Bancshares stockholders vote FOR approval of the merger agreement and the merger.

Consideration to be Paid by Columbia Bancorp Fair to Stockholders, According to Financial Advisors (page 35 and page 39)

  In deciding to approve the merger, the Columbia Bancorp board of directors received and considered the opinion dated September 24, 1999 of Austin Financial Services, Inc., its financial advisor, as to the fairness to the Columbia Bancorp stockholders of the share conversion ratio from a financial point of view as of that date. The opinion of Austin Financial does not constitute a recommendation as to how any Columbia Bancorp stockholder should vote with respect to the proposal to approve the merger. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Austin Financial in providing its opinion. A copy of Austin Financial's opinion is attached to the proxy statement/prospectus as Appendix F. Austin Financial will receive total fees of approximately $17,500 for its services as financial advisor to Columbia Bancorp in connection with the merger.

  In deciding to approve the merger, the Suburban Bancshares board of directors received and considered the opinion dated September 28, 1999 of Danielson Associates, Inc., its financial advisor, as to the fairness to the Suburban Bancshares stockholders of the share conversion ratio from a financial point of view as of that date. The opinion of Danielson Associates does not constitute a recommendation as to how any Suburban Bancshares stockholder should vote with respect to the proposal to approve the merger. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Danielson Associates in providing its opinion. A copy of Danielson Associates' opinion is attached to the proxy statement/prospectus as Appendix G. Danielson Associates will receive total fees of approximately $169,500 for its services as financial advisor to Suburban Bancshares in connection with the merger.

Benefits to Certain Suburban Bancshares Officers and Directors in the Merger (page 42)

  Suburban Bancshares' directors and certain officers have interests in the merger that are different from your and their interests as stockholders.

  These interests include, among other things:

  .  Columbia Bancorp will enter into an employment agreement with Mr.
     Horvath;

  . five directors of Suburban Bancshares will be appointed to the Columbia Bancorp board of directors;

  . Columbia Bancorp will enter into a services agreement with Mr. Kelly which is similar to his current services agreement with Suburban Bancshares and provides for Mr. Kelly to serve as the Chairman of the Board of the Columbia Bancorp board of directors and to receive a payment of additional compensation of $200,000 upon the earlier of five years from the date of his services agreement or upon a change in control.

Conditions to the Merger (page 55)

  The merger will not be completed unless we satisfy several conditions, including:

  . approval of the merger by Columbia Bancorp stockholders and Suburban Bancshares stockholders;

  . the absence of legal restraints that prevent the completion of the merger;

  . receipt of a legal opinion from Columbia Bancorp's legal counsel that the merger will be tax-free, except for any cash received in lieu of fractional shares or by dissenters;

  .  the continuing accuracy of our representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC; and

  .  the receipt of certain bank regulatory approvals.

  In addition, the merger will not be completed unless Columbia Bancorp receives a letter from KPMG LLP that the merger will qualify for pooling-of-interests accounting treatment.

  We may not waive any conditions that are required by law to complete the merger, including the requirements for stockholder approval, the requirements for regulatory approval and that the registration statement be effective on the closing date of the merger. Unless prohibited by law, either Columbia Bancorp or Suburban Bancshares could waive a condition that has not been satisfied and complete the merger. Neither Columbia Bancorp nor Suburban Bancshares intends to waive any material condition to the merger.

Termination and Amendment of the Merger Agreement (page 56 and page 57)

  We can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also terminate the merger agreement if, among other reasons:

  . any government or court issues an order or takes another action enjoining or prohibiting the merger;

  .  any required approval, consent or waiver is denied;

  . the other party materially breaches any of its representations, warranties or agreements under the merger agreement or the merger, and such breach is not cured within 60 days or cannot be cured by June 30, 2000;

  . if any government's or court's approval, consent or waiver is conditioned on a requirement that would have a material adverse effect on Columbia Bancorp or Suburban Bancshares or would materially adversely affect the benefits of the merger; or

  .  either company fails to obtain stockholder approval.

  At any time prior to the completion of the merger, we may amend the merger agreement in any way. On November 24, 1999, we amended the merger agreement to provide for the effects of dissenting stockholders. Once the merger agreement is approved by stockholders of either company, any amendment must be approved by Columbia Bancorp stockholders if this approval is required under Maryland law and by Suburban Bancshares stockholders if this approval is required under Delaware law.

Regulatory Approvals We Must Obtain for the Merger (see page 47)

  We cannot complete the merger unless it is approved by the FDIC. We will file applications with the FDIC seeking its approval. In addition, the merger is subject to the approval of or notice to certain other federal and state and other regulatory authorities. We will also make the necessary filings with these other regulatory authorities.

  Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain that we will obtain them, or when we will obtain them.

Columbia Bancorp Will Be Required to Issue 497,140 Shares of Columbia Bancorp Common Stock to Suburban Bancshares Under Certain Circumstances if the Merger Is Not Completed (see page 59)

  In connection with the merger agreement, Columbia Bancorp granted Suburban Bancshares an option to purchase 497,140 shares of Columbia Bancorp common stock. Under this option, Suburban Bancshares may purchase up to the equivalent of 9.9% of the outstanding shares of Columbia Bancorp common stock, assuming the option is exercised, at a price per share of $13.063.

  Suburban Bancshares cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Columbia Bancorp and certain related events (other than the merger we are proposing in this proxy statement/prospectus). We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow Suburban Bancshares to exercise this option.

  Columbia Bancorp agreed to grant this option to Suburban Bancshares in order to induce Suburban Bancshares to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire Columbia Bancorp until the merger is completed.

  This option agreement is attached to this proxy statement/prospectus as Appendix D.

Suburban Bancshares Will Be Required to Issue 2,807,668 Shares of Suburban Bancshares Common Stock to Columbia Bancorp Under Certain Circumstances if the Merger Is Not Completed (see page 59)

  In connection with the merger agreement, Suburban Bancshares granted Columbia Bancorp an option to purchase 2,807,668 shares of Suburban Bancshares common stock. Under this option, Columbia Bancorp may purchase up to the equivalent of 19.9% of the outstanding shares of Suburban Bancshares common stock, assuming the option is exercised, at a price per share of $2.313.

  Columbia Bancorp cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Suburban Bancshares and certain related events (other than the merger we are proposing in this proxy statement/prospectus). We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow Columbia Bancorp to exercise this option.

Suburban Bancshares agreed to grant this option to Columbia Bancorp in order to induce Columbia Bancorp to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire Suburban Bancshares.

  This option agreement is attached to this proxy statement/prospectus as Appendix E.

Columbia Bancorp to Use Pooling-of-Interests Accounting Treatment (page 45)

  We expect the merger to qualify as a pooling-of-interests, which means that both companies will be treated as if they had always been combined for accounting and financial reporting purposes. Generally, pooling-of-interests accounting treatment enhances future earnings by avoiding the creation of goodwill relating to the merger. Therefore, Columbia Bancorp should be able to avoid charges against future earnings resulting from the amortization of goodwill which would have been created if this accounting treatment were not used. We have conditioned the merger upon the receipt of a letter from KPMG LLP, the independent public accountants of Columbia Bancorp, stating their opinion that the merger will qualify for pooling-of-interests accounting treatment. Columbia Bancorp has the right to terminate the merger agreement and be released from all obligations if, immediately prior to the effective date, the number of Suburban Bancshares stockholders who have demanded appraisal rights and not withdrawn those demands jeopardizes the qualification of the merger for pooling-of-interests accounting treatment and KPMG LLP fails or refuses to deliver a letter to Columbia Bancorp to that effect.

Dissenters' Rights of Appraisal (page 49)

  If the merger is completed, Suburban Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights under Delaware law. Columbia Bancorp has the right to terminate the merger agreement and be released from all obligations if, immediately prior to the effective date, the number of Suburban Bancshares stockholders who have demanded appraisal rights and not withdrawn those demands jeopardizes the qualification of the merger for pooling-of-interests accounting treatment and KPMG LLP fails or refuses to deliver a letter to Columbia Bancorp to that effect. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix H.

  Columbia Bancorp stockholders do not have appraisal rights in connection with the merger.

Listing of Columbia Bancorp Common Shares (page 48)

  Columbia Bancorp common stock is traded on The Nasdaq National Market under the symbol "CBMD." Columbia Bancorp will list the additional shares of common stock to be issued in the merger on The Nasdaq National Market.

No Federal Income Tax on Shares Received in the Merger (page 45)

  As a condition to the merger, we will receive an opinion of Columbia Bancorp's tax counsel concluding, among other things, that no gain or loss generally will be recognized by a Suburban Bancshares stockholder for federal income tax purposes on the exchange of shares of Suburban Bancshares common stock for shares of Columbia Bancorp common stock, except in connection with any cash received in lieu of fractional shares or by dissenting stockholders.

  Tax matters are very complicated and the tax consequences of the merger to you will depend on your personal circumstances. We urge you to consult your own tax advisors to understand fully the tax consequences to you.

A Warning About Forward-Looking Statements (page 19)

  We make statements in this proxy statement/prospectus and in the documents delivered and incorporated by reference that are forward-looking. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue," or similar expressions. Forward-looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections. We caution you not to place undue reliance on forward-looking statements. Such forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement/prospectus.

Share Information and Market Prices

  Columbia Bancorp common stock is traded on The Nasdaq National Market under the symbol "CBMD." Suburban Bancshares common stock is traded on The Nasdaq SmallCap Market under the symbol "SBNK". The following table shows, for the periods indicated, the last sale prices per share of Columbia Bancorp and Suburban Bancshares common stock, and the equivalent merger consideration per share of Suburban Bancshares common stock on September 28, 1999, the last trading day before we announced merger, and on January 4, 2000, the latest practicable date before we mailed this proxy statement/prospectus.

                                                                  Value of
                                                                   Merger
                                                                Consideration
                                     Columbia     Suburban      Per Share of
                                     Bancorp     Bancshares  Suburban Bancshares
                                   Common Stock Common Stock    Common Stock
                                   ------------ ------------ -------------------
      September 28, 1999..........    $12.81       $2.19            $3.00(1)
      January 4, 2000.............    $10.75       $2.25            $2.51(2)

--------
(1) If the average market value of the Columbia Bancorp common stock was $12.81, the conversion ratio would be 0.2338.

(2) If the average market value of the Columbia Bancorp common stock was $10.75, the conversion ratio would be 0.2338.

  The market prices of both Columbia Bancorp and Suburban Bancshares common stock will fluctuate prior to the merger. You should obtain current market quotations for Columbia Bancorp common stock and Suburban Bancshares common stock. Following the merger, shares of Columbia Bancorp common stock will continue to be traded on The Nasdaq National Market.

  As of January 4, 2000, there were approximately 1,900 beneficial owners of shares of Columbia Bancorp common stock, including 306 holders of record. As of January 4, 2000, there were approximately 2,400 beneficial owners of Suburban Bancshares common stock, including 876 holders of record.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

Columbia Bancorp

  Columbia Bancorp's selected historical data is based on its Annual Report on Form 10-K for the year ended December 31, 1998, its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and other financial information incorporated by reference in and delivered with this proxy statement/prospectus. You should read this financial information in conjunction with the information in those Columbia Bancorp reports and other information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 80.

                        COLUMBIA BANCORP AND SUBSIDIARY

                     CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                              As of or for
                                                                             the Nine Months
                           As of or for the Year Ended December 31,        Ended September 30,
                         ------------------------------------------------  --------------------
                           1994      1995      1996      1997      1998      1998       1999
                         --------  --------  --------  --------  --------  ---------  ---------
                                  (dollars in thousands, except per share data)
Consolidated Income
 Statement:
 Interest income........ $ 17,031  $ 22,210  $ 25,822  $ 30,194  $ 32,928  $  24,708  $  25,195
 Interest expense.......    5,705     7,892     8,769    11,473    13,018      9,706      9,492
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income....   11,326    14,318    17,053    18,721    19,910     15,002     15,703
 Provision for credit
  losses................      242       559       621       663       659        517        290
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income
  after provision for
  credit losses.........   11,084    13,759    16,432    18,058    19,251     14,485     15,413
 Noninterest income.....    1,504     1,300     1,788     2,182     3,424      2,421      2,569
 Noninterest expense....    8,649     9,472    12,081    13,722    15,384     11,455     12,073
                         --------  --------  --------  --------  --------  ---------  ---------
 Income before income
  taxes.................    3,939     5,587     6,139     6,518     7,291      5,451      5,909
 Income taxes...........    1,523     2,158     2,387     2,350     2,545      1,910      2,042
                         --------  --------  --------  --------  --------  ---------  ---------
 Net income............. $  2,416  $  3,429  $  3,752  $  4,168  $  4,746  $   3,541  $   3,867
                         ========  ========  ========  ========  ========  =========  =========
Consolidated Balance
 Sheet (at period-end):
 Assets:
 Cash and cash
  equivalents........... $ 13,527  $ 28,092  $ 21,231  $ 15,511  $ 32,529  $  39,068  $  24,380
 Securities, including
  those available-for-
  sale..................   38,279    35,341    44,149    66,645    84,016     76,721    109,719
 Loans originated for
  sale..................      460     1,045     1,551     6,557    17,387     11,732      2,994
 Loans, net of unearned
  income................  162,253   190,691   237,875   265,194   274,413    268,215    305,339
 Allowance for credit
  losses................   (2,578)   (2,929)   (3,293)   (3,632)   (3,965)    (3,907)    (4,227)
 Other assets...........   12,267    10,785    15,721    23,176    22,955     23,260     21,882
                         --------  --------  --------  --------  --------  ---------  ---------
   Total assets......... $224,208  $263,025  $317,234  $373,451  $427,335  $ 415,089  $ 460,087
                         ========  ========  ========  ========  ========  =========  =========
 Liabilities and Equity:
 Deposits............... $189,463  $218,162  $254,640  $313,357  $339,336  $ 330,672  $ 354,024
 Short-term
  borrowings............   16,896    15,299    30,127    23,725    27,012     29,088     43,660
 Long-term borrowings...      --        --        --        --     20,000     15,000     20,000
 Other liabilities......      976     1,500     1,492     1,984     2,633      2,579      2,492
 Stockholders' equity...   16,873    28,064    30,975    34,385    38,354     37,750     39,911
                         --------  --------  --------  --------  --------  ---------  ---------
   Total liabilities and
    equity.............. $224,208  $263,025  $317,234  $373,451  $427,335  $ 415,089  $ 460,087
                         ========  ========  ========  ========  ========  =========  =========
Per Share Data (a):
 Number of shares of
  common stock
  outstanding (in
  thousands)............    2,080     4,292     4,296     4,400     4,562      4,572      4,506
 Net income:
 Basic.................. $   0.90  $   1.03  $   0.87  $   0.96  $   1.05  $    0.78  $    0.86
 Diluted................     0.79      0.90      0.83      0.91      1.03       0.77       0.84
 Cash dividends
  declared:
 Common.................     0.07      0.13      0.21      0.25      0.29       0.21       0.24
 Preferred..............     1.20      1.30       --        --        --         --         --
 Tangible book value....     5.81      6.46      7.15      7.77      8.39       8.23       8.85
Performance and Capital
 Ratios:
 Return on average
  assets................     1.13%     1.42%     1.34%     1.21%     1.18%      1.20%      1.17%
 Return on average
  stockholders' equity..    15.01     15.60     12.71     12.78     12.94      13.09      13.24
 Net interest margin
  (b)...................     5.90      6.46      6.60      5.99      5.40       5.55       5.15
 Average stockholders'
  equity to average
  total assets..........     7.53      9.07     10.53      9.44      9.09       9.14       8.82
 Period-end capital to
  period-end risk-
  weighted assets:
 Tier 1.................     9.28     12.97     11.91     11.31     11.49      11.82      11.29
 Total..................    10.56     14.12     13.16     12.51     12.68      13.05      12.49
 Period-end tier 1
  leverage ratio........     7.39     10.67     10.11      9.25      9.00       9.54       8.77
 Cash dividends declared
  to net income.........    28.38     25.66     24.05     26.05     27.88      27.03      28.01
Asset Quality Ratios:
 Allowance for credit
  losses, at period-end,
  to:
 Total loans, net of
  unearned income.......     1.59%     1.54%     1.38%     1.37%     1.45%      1.46%      1.38%
 Nonperforming and
  past-due loans........   222.62    245.72     84.23    548.35    129.66     461.82   1,304.63
 Annualized net charge-
  offs to average total
  loans, net of unearned
  income................     0.02      0.12      0.12      0.13      0.12       0.12       0.01
 Nonperforming and past-
  due loans to total
  loans, net of unearned
  income................     0.71      0.63      1.64      0.25      1.11       0.32       0.11
 Nonperforming assets
  and past-due loans to
  total assets, at
  period-end............     1.29      0.49      1.37      1.41      1.66       1.20       0.74

-------
(a) Per common share data for 1997, 1996, 1995 and 1994 have been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid in June 1998.
(b) Net interest margin is the ratio of net interest income, determined on a taxable equivalent basis for items exempt from federal tax, to average earning assets.

Suburban Bancshares

  Suburban Bancshares' selected historical data is based on its Annual Report on Form 10-K for the year ended December 31, 1998, its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and other financial information incorporated by reference in and delivered with this proxy statement/prospectus. You should read this financial information in conjunction with the information in those Suburban Bancshares reports and other information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 80.

                    SUBURBAN BANCSHARES, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                              As of or for
                                                                             the Nine Months
                           As of or for the Year Ended December 31,        Ended September 30,
                         ------------------------------------------------  -------------------
                           1994      1995      1996      1997      1998      1998       1999
                         --------  --------  --------  --------  --------  ---------  ---------
                                  (dollars in thousands, except per share data)
Consolidated Income
 Statement:
 Interest income........ $  7,156  $  8,358  $  9,176  $ 11,363  $ 14,246  $  10,391  $  10,810
 Interest expense.......    2,377     3,119     3,362     4,570     6,337      4,599      4,839
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income....    4,779     5,239     5,814     6,793     7,909      5,792      5,971
 Provision (recovery)
  for credit losses.....       39      (260)     (227)      254       415        315        369
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income
  after provision for
  credit losses.........    4,740     5,499     6,041     6,539     7,494      5,477      5,602
 Noninterest income.....      787     1,599       517       774     1,088        722        795
 Noninterest expense....    5,308     5,551     5,614     5,511     6,359      4,652      5,330
                         --------  --------  --------  --------  --------  ---------  ---------
 Income before income
  taxes.................      219     1,547       944     1,802     2,223      1,547      1,067
 Income tax expense
  (benefit).............      --          6    (4,058)      671       797        554        357
                         --------  --------  --------  --------  --------  ---------  ---------
 Net income............. $    219  $  1,541  $  5,002  $  1,131  $  1,426  $     993  $     710
                         ========  ========  ========  ========  ========  =========  =========
Consolidated Balance
 Sheet (at period-end):
 Assets:
 Cash and cash
  equivalents........... $ 20,810  $ 28,641  $ 20,063  $ 26,328  $ 55,373  $  66,054  $  33,033
 Securities, including
  those available-for-
  sale..................   24,073    18,067    21,290    30,360    45,843     34,699     46,444
 Loans originated for
  sale..................    2,044     3,292     5,933       --      1,814        774        259
 Loans, net of unearned
  income................   64,525    63,022    73,448   113,543   129,885    122,778    136,776
 Allowance for credit
  losses................   (2,750)   (1,467)   (1,508)   (1,473)   (1,524)    (1,452)    (1,646)
 Other assets...........    5,527     3,876     6,859     6,908     7,175      6,957      7,936
                         --------  --------  --------  --------  --------  ---------  ---------
   Total assets......... $114,229  $115,431  $126,085  $175,666  $238,566  $ 229,810  $ 222,802
                         ========  ========  ========  ========  ========  =========  =========
Liabilities and Equity:
 Deposits............... $104,402  $101,889  $107,573  $152,802  $207,380  $ 196,132  $ 187,692
 Short-term
  borrowings............      691       --        --      3,049     9,523     11,627     12,952
 Long-term borrowings...      --        --        --        --        --         --         --
 Other liabilities......      549       446       681       633       951      1,637      1,729
 Stockholders' equity...    8,587    13,096    17,831    19,182    20,712     20,414     20,429
                         --------  --------  --------  --------  --------  ---------  ---------
   Total liabilities and
    equity.............. $114,229  $115,431  $126,085  $175,666  $238,566  $ 229,810  $ 222,802
                         ========  ========  ========  ========  ========  =========  =========
Per Share Data:
 Number of shares of
  common stock
  outstanding
  (in thousands)........    9,054    10,951    10,951    10,951    10,951     10,951     11,301
 Net income:
 Basic.................. $   0.02  $   0.17  $   0.46  $   0.10  $   0.13  $    0.09  $    0.06
 Diluted................     0.02      0.15      0.44      0.10      0.13       0.09       0.06
 Cash dividends
  declared:
 Common.................      --        --        --        --        --         --         --
 Preferred..............      --        --        --        --        --         --         --
 Tangible book value....     0.95      1.20      1.63      1.75      1.89       1.86       1.81
Performance and Capital
 Ratios:
 Return on average
  assets................     0.21%     1.49%     4.42%     0.76%     0.72%      0.70%      0.44%
 Return on average
  stockholders' equity..     2.51     15.29     36.35      6.14      7.14       6.73       4.60
 Net interest margin
  (a)...................     5.05      5.50      5.57      5.02      4.33       4.42       4.02
 Average stockholders'
  equity to average
  total assets..........     8.31      9.75     12.15     12.42     10.06      10.35       9.63
 Period-end capital to
  period-end risk-
  weighted assets:
 Tier 1.................    12.56     16.17     19.19     17.49     15.47      16.06      15.78
 Total..................    13.85     17.43     20.45     18.74     16.65      17.27      17.01
 Period-end tier 1
  leverage ratio........     8.29     12.21     12.75     10.82      9.13       9.52       9.73
 Cash dividends declared
  to net income.........      --        --        --        --        --         --         --
Asset Quality Ratios:
 Allowance for credit
  losses, at period-end,
  to:
 Total loans, net of
  unearned income.......     4.26%     2.33%     2.05%     1.30%     1.17%      1.18%      1.20%
 Nonperforming and
  past-due loans........    73.92     92.15    187.10     76.60    113.82     101.61     105.51
 Annualized net charge-
  offs to average total
  loans, net of unearned
  income................    (0.37)     1.58     (0.36)     0.31      0.30       0.38       0.25
 Nonperforming and past-
  due loans to total
  loans, net of unearned
  income................     5.77      2.53      1.10      1.69      1.03       1.16       1.14
 Nonperforming assets
  and past-due loans to
  total assets, at
  period-end............     5.90      2.38      0.81      1.29      0.79       0.80       0.91

-------
(a) Net interest margin is the ratio of net interest income, determined on a taxable equivalent basis for items exempt from federal tax, to average earning assets.

Unaudited Pro Forma Condensed Combined Selected Financial Data

  We have included this unaudited pro forma condensed combined summary information only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined company would have been if the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. This unaudited pro forma condensed combined summary financial information reflects treatment of the merger as a pooling of interests and does not reflect any adjustments to conform accounting practices or any cost savings or other synergies which may result from the merger or any future merger-related expenses. The unaudited pro forma balance sheet data gives effect to the merger as if it had occurred on the date of each balance sheet presented. The unaudited pro forma results of operations data gives the effect to the merger as if it occurred at the beginning of each period presented.

                PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                              As of or for
                                                                             the Nine Months
                           As of or for the Year Ended December 31,        Ended September 30,
                         ------------------------------------------------  --------------------
                           1994      1995      1996      1997      1998      1998       1999
                         --------  --------  --------  --------  --------  ---------  ---------
                                  (dollars in thousands, except per share data)
Consolidated Income
 Statement (a):
 Interest income........ $ 24,187  $ 30,568  $ 34,998  $ 41,557  $ 47,174  $  35,099  $  36,005
 Interest expense.......    8,082    11,011    12,131    16,043    19,355     14,305     14,331
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income....   16,105    19,557    22,867    25,514    27,819     20,794     21,674
 Provision for credit
  losses................      281       299       394       917     1,074        832        659
                         --------  --------  --------  --------  --------  ---------  ---------
 Net interest income
  after provision for
  credit losses.........   15,824    19,258    22,473    24,597    26,745     19,962     21,015
 Noninterest income.....    2,291     2,899     2,305     2,956     4,512      3,143      3,364
 Noninterest expense....   13,957    15,023    17,695    19,233    21,743     16,107     17,403
                         --------  --------  --------  --------  --------  ---------  ---------
 Income before income
  taxes.................    4,158     7,134     7,083     8,320     9,514      6,998      6,976
 Income tax expense
  (benefit).............    1,523     2,164    (1,671)    3,021     3,342      2,464      2,399
                         --------  --------  --------  --------  --------  ---------  ---------
 Net income............. $  2,635  $  4,970  $  8,754  $  5,299  $  6,172  $   4,534  $   4,577
                         ========  ========  ========  ========  ========  =========  =========
Consolidated Balance
 Sheet (at period-end):
 Assets:
 Cash and cash
  equivalents........... $ 34,337  $ 56,733  $ 41,294  $ 41,839  $ 87,902  $ 105,122  $  57,413
 Securities, including
  those available-for-
  sale..................   62,352    53,408    65,439    97,005   129,859    111,420    156,163
 Loans originated for
  sale..................    2,504     4,337     7,484     6,557    19,201     12,506      3,253
 Loans, net of unearned
  income................  226,778   253,713   311,323   378,737   404,298    390,993    442,115
 Allowance for credit
  losses................   (5,328)   (4,396)   (4,801)   (5,105)   (5,489)    (5,359)    (5,873)
 Other assets...........   17,794    14,661    22,580    30,084    30,130     30,217     29,818
                         --------  --------  --------  --------  --------  ---------  ---------
   Total assets......... $338,437  $378,456  $443,319  $549,117  $665,901  $ 644,899  $ 682,889
                         ========  ========  ========  ========  ========  =========  =========
Liabilities and Equity:
 Deposits............... $293,865  $320,051  $362,213  $466,159  $546,716  $ 526,804  $ 541,716
 Short-term
  borrowings............   17,587    15,299    30,127    26,774    36,535     40,715     56,612
 Long-term borrowings...      --        --        --        --     20,000     15,000     20,000
 Other liabilities......    1,525     1,946     2,173     2,617     3,584      4,216      4,221
 Stockholders' equity...   25,460    41,160    48,806    53,567    59,066     58,164     60,340
                         --------  --------  --------  --------  --------  ---------  ---------
   Total liabilities and
    equity.............. $338,437  $378,456  $443,319  $549,117  $665,901  $ 644,899  $ 682,889
                         ========  ========  ========  ========  ========  =========  =========
Per Share Data (b):
 Number of shares of
  common stock
  outstanding (in
  thousands) Conversion
  factor--.2338.........    4,197     6,852     6,856     6,961     7,122      7,133      7,148
 Conversion factor--
  .2196.................    4,069     6,696     6,701     6,805     6,967      6,977      6,988
 Net income (c):
 Basic
  Conversion factor--
   .2338................ $   0.57  $   0.94  $   1.28  $   0.77  $   0.87  $    0.64  $    0.64
  Conversion factor--
   .2196................     0.59      0.96      1.31      0.79      0.89       0.66       0.65
 Diluted
  Conversion factor--
   .2338................     0.47      0.80      1.22      0.73      0.85       0.62       0.63
  Conversion factor--
   .2196................     0.48      0.82      1.25      0.75      0.87       0.64       0.65
 Cash dividends declared
  (d):
 Common
  Conversion factor--
   .2338................     0.04      0.06      0.13      0.16      0.19       0.13       0.15
  Conversion factor--
   .2196................     0.04      0.06      0.13      0.16      0.19       0.14       0.15
 Preferred..............     1.20      1.30       --        --        --         --         --
 Tangible book value
  (e):
  Conversion factor--
   .2338................     6.07      6.01      7.12      7.70      8.29       8.15       8.44
  Conversion factor--
   .2196................     6.26      6.15      7.28      7.87      8.48       8.34       8.64
Performance and Capital
 Ratios:
 Return on average
  assets................     0.83%     1.44%     2.22%     1.07%     1.03%      1.03%      0.93%
 Return on average
  stockholders' equity..    10.61     15.51     20.23     10.38     10.90      10.84      10.25
 Net interest margin
  (f)...................     5.62      6.17      6.31      5.65      5.04       5.18       4.78
 Average stockholders'
  equity to average
  total assets..........     7.79      9.28     10.99     10.33      9.41       9.54       9.08
 Period-end capital to
  period-end risk-
  weighted assets:
 Tier 1.................    10.22%    13.85%    13.66%    12.86%    12.61%     12.98%     12.53%
 Total..................    11.51     15.02     14.91     14.07     13.79      14.21      13.73
 Period-end tier 1
  leverage ratio........     7.69     11.11     10.87      9.73      9.04       9.53       9.08
 Cash dividends declared
  to net income.........     5.58      8.57     10.32     20.49     21.44      21.11      23.66

--------

(a) This unaudited pro-forma condensed consolidated income statement data does not consider charges or credits which will result directly from the transaction and which will be included in the income of the combined entity within the 12 months succeeding the transaction. It is anticipated that, as a result of the merger, the combined entity will incur approximately $2.5 million in merger related expenses for items such as legal, investment advisory, accounting, penalties associated with contract terminations and severance pay. These charges will be offset by approximately $850,000 for the related tax effect at Columbia Bancorp's effective tax rate of 34%.

(b) Per common share data for 1997, 1996, 1995 and 1994 have been adjusted to reflect the two-for-one stock split-up in the form of a 100% stock dividend paid by Columbia Bancorp in June 1998.

(c) Pro-forma earnings per common share, basic and diluted, represents historical net income divided by the number of shares of Columbia Bancorp common stock which will be issued and outstanding following completion of the Merger based on the appropriate conversion factor and including the effects of dilutive securities in the case of diluted pro-forma income per common share.

(d) Pro-forma cash dividends per share is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban Bancshares during the periods presented) by the sum of
    (1) the total number of shares of Columbia Bancorp common stock outstanding at such date and (2) the total number of shares of Suburban Bancshares common stock outstanding at such date multiplied by the appropriate conversion factor.

(e) Pro-forma tangible book value per share is calculated by dividing total pro-forma combined stockholders' equity as of the applicable date by the sum of (1) the total number of shares of Columbia Bancorp common stock outstanding at such date and (2) the total number of shares of Suburban Bancshares common stock outstanding at such date multiplied by the appropriate conversion factor.

(f) Net interest margin is the ratio of net interest income, determined on a taxable equivalent basis for items exempt from federal tax, to average earning assets.

Comparative Per Share Data
  The following table sets forth certain historical and unaudited pro forma per share data of Columbia Bancorp and Suburban Bancshares as well as equivalent per share data with respect to one share of Suburban Bancshares common stock on a pro forma basis for the merger. You should read the data presented below in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and historical financial statements, and related notes, of Columbia Bancorp and Suburban Bancshares which are incorporated by reference in this document or included elsewhere in this document. See "Where You Can Find More Information."

                                                   As of or for    As of or for
                                                     the Year        the Nine
                                                       Ended       Months Ended
                                                   December 31,    September 30,
                                                 ----------------- -------------
                                                 1996  1997  1998   1998   1999
                                                 ----- ----- ----- ------ ------
Columbia Bancorp
 Basic earnings per share:
 Historical.............................         $0.87 $0.96 $1.05 $ 0.78 $ 0.86
 Pro-forma combined (a)
  Conversion factor.....................  0.2338  1.28  0.77  0.87   0.64   0.64
  Conversion factor.....................  0.2196  1.31  0.79  0.89   0.66   0.65
 Diluted earnings per share:
 Historical.............................          0.83  0.91  1.03   0.77   0.84
 Pro-forma combined (a)
  Conversion factor.....................  0.2338  1.22  0.73  0.85   0.62   0.63
  Conversion factor.....................  0.2196  1.25  0.75  0.87   0.64   0.65
 Cash dividends declared per share:
 Historical.............................          0.21  0.25  0.29   0.21   0.24
 Pro-forma combined (b)
  Conversion factor.....................  0.2338  0.13  0.16  0.19   0.13   0.15
  Conversion factor.....................  0.2196  0.13  0.16  0.19   0.14   0.15
 Tangible book value per share:
 Historical.............................          7.15  7.77  8.39   8.23   8.85
 Pro-forma combined (c)
  Conversion factor.....................  0.2338  7.12  7.70  8.29   8.15   8.44
  Conversion factor.....................  0.2196  7.28  7.87  8.48   8.34   8.64
Suburban Bancshares
 Basic earnings per share:
 Historical.............................         $0.46 $0.10 $0.13 $ 0.09 $ 0.06
 Pro-forma equivalent (a)
  Conversion factor.....................  0.2338  0.30  0.18  0.20   0.15   0.15
  Conversion factor.....................  0.2196  0.29  0.17  0.20   0.14   0.14
 Diluted earnings per share:
 Historical.............................          0.44  0.10  0.13   0.09   0.06
 Pro-forma equivalent (a)
  Conversion factor.....................  0.2338  0.29  0.17  0.20   0.15   0.15
  Conversion factor.....................  0.2196  0.27  0.16  0.19   0.14   0.14
 Cash dividends declared per share:
 Historical.............................           --    --    --     --     --
 Pro-forma equivalent (b)
  Conversion factor.....................  0.2338  0.03  0.04  0.04   0.03   0.04
  Conversion factor.....................  0.2196  0.03  0.04  0.04   0.03   0.03
 Tangible book value per share:
 Historical.............................          1.63  1.75  1.89   1.86   1.81
 Pro-forma equivalent (c)
  Conversion factor.....................  0.2338  1.66  1.80  1.94   1.91   1.97
  Conversion factor.....................  0.2196  1.60  1.73  1.86   1.83   1.90

--------
(a) Columbia Bancorp pro-forma earnings per common share, basic and diluted, represents historical net income for Columbia Bancorp and Suburban combined on the assumption that Columbia Bancorp and Suburban had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of Columbia Bancorp common stock which will be issued and outstanding following completion of the Merger based on the appropriate conversion factor and including the effects of dilutive securities in the case of diluted pro-forma income per common share. Suburban equivalent pro-forma earnings per common share, basic and diluted, represents Columbia Bancorp pro-forma earnings per common share multiplied by the appropriate conversion factor.

(b) Pro-forma cash dividends per share of Columbia Bancorp common stock is calculated by dividing the historical amount of dividends declared by Columbia Bancorp (no dividends were declared by Suburban during the periods presented) by the sum of (1) the total number of shares of Columbia Bancorp common stock outstanding at such date and (2) the total number of shares of Suburban common stock outstanding at such date multiplied by the appropriate conversion factor. Pro-forma equivalent dividends per share of Suburban common stock represents the pro-forma dividend declared per share of Columbia Bancorp common stock multiplied by the appropriate conversion factor.

(c) Pro-forma tangible book value per share of Columbia Bancorp common stock is calculated by dividing total pro forma combined stockholders' equity as of the applicable date by the sum of (1) the total number of shares of Columbia Bancorp common stock outstanding at such date and (2) the total number of shares of Suburban common stock outstanding at such date multiplied by the appropriate conversion factor. Equivalent pro-forma book value per share of Suburban common stock represents the pro-forma book value per share of Columbia Bancorp common stock multiplied by the appropriate conversion factor.

                           FORWARD-LOOKING STATEMENTS
  This proxy statement/prospectus contains and incorporates by reference statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, among other things, to information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flows, future economic performance, operating income improvements, cost savings and management's plans, goals and objectives for future operations. These forward-looking statements generally may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "believe," "estimate," "continue," the negatives of those terms or similar expressions. You should understand that forward-looking statements are estimates reflecting the judgment of management of Columbia Bancorp and Suburban Bancshares, not guarantees of future performance. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to:

  . combining the businesses of Columbia Bancorp and Suburban Bancshares may cost more than we expect;

  . integrating the businesses of Columbia Bancorp and Suburban Bancshares and retaining key personnel may be more difficult than we expect;

  . our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

  . expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

  . growth in business and/or customers after the merger may be different than we expect;

  . there may be increases in competitive pressure among financial institutions;

  .  changes in the interest rate environment may reduce interest margins;

  . general economic conditions, either nationally or in the region in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate;

  .  legislation or regulatory changes may adversely affect our business;

  . technological changes, including "Year 2000" data system compliance issues, may be more difficult or expensive than anticipated; or

  . other risks and uncertainties described in "Risk Factors" or in the other SEC filings of Columbia Bancorp and Suburban Bancshares.
  Should one or more of these risks or uncertainties affect the business of Columbia Bancorp and Suburban Bancshares or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

                                  RISK FACTORS

  In addition to the other information provided or incorporated by reference in this proxy statement/prospectus, you should consider the following factors carefully in evaluating whether to vote in favor of the merger. You should also refer to "Forward-Looking Statements" on page 19.

Risks Related to the Merger
  Columbia Bancorp may not successfully integrate and manage the operations of Suburban Bancshares which could adversely effect future earnings. Columbia Bancorp has agreed to acquire Suburban Bancshares and its wholly-owned subsidiary Suburban Bank. Suburban Bancshares has an operating history, but not under Columbia Bancorp's management. Columbia Bank, the surviving banking entity, will hold substantially all of the assets and conduct substantially all of the business of Columbia Bancorp. If Columbia Bancorp cannot manage the combined bank successfully, it will reduce the operating results of Columbia Bancorp. The risks of this acquisition include the following:

  .  management will have to divert time to integrate the businesses;

  . Suburban Bancshares may have unexpected problems or risks in operations, personnel, technology or credit;

  .  Columbia Bancorp may lose the customers and employees of Suburban
     Bancshares;

  .  new management may not work smoothly with employees and customers;

  . the assimilation of new operations, sites and personnel could divert resources from regular banking operations; and

  . Columbia Bancorp may have trouble instituting and maintaining uniform standards, controls, procedures and policies.

  Columbia Bancorp may not realize anticipated operating efficiencies, which could hurt Columbia Bancorp's profitability. Columbia Bancorp's business plan calls for Columbia Bancorp to increase profits by reducing costs, expanding services and integrating administrative functions. Columbia Bancorp may not realize these operating efficiencies, or may not realize them as soon as anticipated. If Columbia Bancorp does not realize operating efficiencies as anticipated, it could hurt profitability.

  Unanticipated costs relating to the merger could reduce Columbia Bancorp's future earnings per share. We believe that we have reasonably estimated the likely costs of integrating the operations of Columbia Bancorp and Suburban Bancshares, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on our results of operations and financial condition. If unexpected costs are incurred, the merger could adversely affect Columbia Bancorp's earnings per share. In other words, if the merger is completed, it is possible that the earnings per share of Columbia Bancorp common stock could be less than they would have been if the merger had not been completed.

  You may incur federal income tax on shares received in the merger if the merger does not qualify as a tax-free reorganization. We have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. Although the Internal Revenue Service has not provided a ruling on the matter, we will obtain a legal opinion that the merger qualifies as tax-free. This opinion neither binds the IRS nor prevents the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, as a Suburban Bancshares stockholder, you would recognize gain or loss on each share of Suburban Bancshares common stock surrendered in the amount of the difference between your basis in such share and the fair market value of the shares of Columbia Bancorp and cash for any fractional shares you receive in exchange for it at the time of the merger.

Risks Related to the Combined Companies

  Failure to address year 2000 problems could impair operations and following the merger could subject Columbia Bancorp to liability from its customers and others. Columbia Bancorp and Suburban Bancshares, like all financial institutions, face challenges posed by the century date change. Each institution has taken the steps to make its own information and environmental systems Year 2000 compliant, in accordance with regulatory requirements. Preparations have included development of contingency plans to reduce the impact of any failures which may occur. For more information on the specific steps that we are taking, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations of Suburban Bancshares--Year 2000 Compliance" which is incorporated herein by reference to Suburban Bancshares' Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 which is delivered with this proxy statement/prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Columbia Bancorp--Year 2000 Readiness Disclosure" which is incorporated herein by reference to Columbia Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 which is delivered with this proxy statement/prospectus and "Management's' Discussion and Analysis of Financial Condition and Results of Operations of Columbia Bancorp--Year 2000 Readiness Disclosure" which is incorporated herein by reference to Columbia Bancorp's quarterly report on Form 10-Q for the quarter ended September 30, 1999 and delivered with this proxy statement/prospectus.

  If Columbia Bancorp loses key employees subsequent to the merger Columbia Bancorp's business may suffer. Following the merger, if Columbia Bancorp lost key employees temporarily or permanently, it could hurt Columbia Bancorp's business. Columbia Bancorp could be particularly hurt if Columbia Bancorp's key employees went to work for competitors. Columbia Bancorp's future success depends on the continued contributions of its existing senior management personnel, some of whom have agreements with Columbia Bancorp which include provisions that limit their ability to compete against Columbia Bancorp at another company. Columbia Bancorp does not maintain key-person life insurance on any of its personnel. However, in order to partially offset the costs associated with its deferred compensation plan, Columbia Bank has purchased life insurance contracts on the lives of the senior executive officers who participate in the plan, with Columbia Bank as the beneficiary.

  Following the merger, deterioration of economic conditions in the Baltimore/Washington metropolitan area could adversely affect Columbia Bancorp's loan portfolio and reduce the demand for our services. Both Columbia Bancorp and Suburban Bancshares focus their business in the Baltimore/Washington metropolitan area. An economic slow-down in the Baltimore/Washington metropolitan area could have the following consequences, any of which could reduce Columbia Bancorp's net income subsequent to the merger:

  .  loan delinquencies may increase;

  .  problem assets and foreclosures may increase;

  .  claims and lawsuits may increase;

  .  demand for the banks' products and services may decline; and

  . collateral for loans made by the banks, especially real estate, may decline in value, in turn reducing customers' borrowing power, reducing the value of assets associated with problem loans and reducing collateral coverage of the banks' existing loans.

  Changes in interest rates could reduce Columbia Bancorp's income and cash flows subsequent to the merger. Columbia Bancorp's and Suburban Bancshares' income and cash flows depend to a great extent on "interest rate differentials" and the resulting net interest margins, i.e., the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Columbia Bancorp subsequent to the merger.

  A downturn in the real estate market could seriously impair Columbia Bancorp's loan portfolio subsequent to the merger. As of September 30, 1999, approximately 81% of Columbia Bank's loan portfolio and 51% of Suburban Bank's loan portfolio (approximately 72% on a pro forma basis) consisted of loans secured by various types of real estate primarily located in the Baltimore/Washington metropolitan area. A more specific breakdown as of September 30, 1999 is as follows:

                                                        Columbia Suburban  Pro
                                                          Bank     Bank   Forma
                                                        -------- -------- -----
   Construction and development:
     Residential......................................    28.2%     2.4%  20.2%
     Commercial.......................................     2.7      2.2    2.6
   Consumer loans secured by residential real estate..    37.9      8.2   28.7
   Commercial properties..............................    12.9     37.9   20.7
   Other..............................................     0.1      --     --
                                                          ----     ----   ----
     Total real estate secured loans to total loans...    81.1%    50.7%  72.2%
                                                          ====     ====   ====

  If real estate values decline significantly, especially in the Baltimore/Washington metropolitan area, the collateral for these loans will provide less security and Columbia Bancorp may suffer losses on defaulted loans.

  Environmental laws could force Columbia Bancorp to pay for environmental problems subsequent to the merger. The cost of cleaning up or paying damages and penalties associated with environmental problems could increase Columbia Bancorp's operating expenses subsequent to the merger. If a borrower defaults on a loan secured by real property, a bank may purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties whose owners have defaulted on loans. We also own and lease premises where our branches and other facilities are located. While Columbia Bancorp and Suburban Bancshares each have lending, foreclosure and facilities guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we own, manage or occupy. We face the risk that environmental laws could force us to clean the properties at our expense.

  Columbia Bancorp's credit loss reserves may not cover actual loan losses subsequent to the merger. If the actual credit losses exceed the amount reserved, it will hurt Columbia Bancorp's business subsequent to the merger. Columbia Bancorp and Suburban Bancshares attempt to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans. Losses nevertheless occur. Columbia Bancorp and Suburban Bancshares creates reserves for estimated credit losses in their accounting records. We base these allowances on estimates of the following:

  .  industry standards;

  .  historical experience with our loans;

  .  evaluation of current economic conditions;

  . regular reviews of the quality mix and size of the overall loan portfolio;

  .  regular reviews of delinquencies; and

  .  the quality of the collateral underlying the loans.

  An increase in non-performing assets would reduce Columbia Bancorp's income and increase expenses subsequent to the merger. If the level of non-performing assets rises in the future, it could adversely affect Columbia Bancorp's operating results subsequent to the merger. Non-performing assets include real estate that has been acquired through foreclosure of unpaid loans, loans on which the borrowers are not making their required payments and loans that have been restructured to permit the borrower to have smaller payments. To the extent that assets are non-performing, the bank will have less cash available for lending and other activities.

  Governmental regulation may impair our operations or restrict our growth. If Columbia Bancorp or Suburban Bancshares fails to comply with the federal and state bank regulations, subsequent to the merger the regulators may limit the activities or growth, fine Columbia Bancorp or ultimately put Columbia Bancorp out of business. Banking laws and regulations change from time to time. Bank regulation can hinder Columbia Bancorp's ability to compete with financial services companies that are not regulated or are less regulated. In addition, bank regulators impose material compliance costs on us.

  Federal and state bank regulatory agencies regulate many aspects of Columbia Bancorp's and Suburban Bancshares' operations. These areas include:

  .  the capital we must maintain;

  .  the kinds of activities we can do;

  .  the kinds and amounts of investments we can make;

  .  the locations of our offices;

  . insurance of our deposits and the premiums we must pay for this insurance; and

  .  how much cash we must set aside as reserves for deposits.

  Provisions in Columbia Bancorp's charter documents and agreements will delay or prevent changes in control of our corporation or our management. These provisions make it more difficult for another company to acquire Columbia Bancorp, which could reduce the market price of Columbia Bancorp's common stock and the price that you will receive if you sell your shares of Columbia Bancorp common stock in the future. These provisions include the following:

  . a provision requiring that 80% of the stockholders approve a vote when stockholders approve certain amendments to the charter and bylaws;

  . a requirement that stockholders give advance notice of matters to be raised at a meeting of stockholders; and

  .  staggered terms of office for members of the board of directors.

  Columbia Bancorp also has contractual arrangements that impede changes in control, including severance agreements for our senior officers and commitments to issue options.

  Columbia Bancorp's acquisition strategy could be dilutive to its stockholders or adversely affect its profitability. Columbia Bancorp has grown through acquisitions in past years and anticipates that it will make additional acquisitions in the future. Columbia Bancorp evaluates strategic opportunities not only in the banking industry but also in related financial service industries. One or more future acquisitions could be material to Columbia Bancorp. Columbia Bancorp may need to issue more common stock to pay for those acquisitions, which would further dilute the percentage ownership interest of all its stockholders at the time of the acquisition and could dilute earnings or book value per share. Acquisitions also could require Columbia Bancorp to use substantial cash or other liquid assets or to incur debt. In those events, Columbia Bancorp could become more susceptible to economic downturns and competitive pressures.

  The banking industry is highly competitive and Columbia Bancorp cannot assure you that it will be able to compete effectively subsequent to the merger. Columbia Bancorp and Suburban Bancshares operate in a competitive environment and compete for deposits and loans with commercial banks, thrift institutions and other financial institutions that may have greater financial resources than those available to Columbia Bancorp subsequent to the merger. These institutions may have substantially higher lending limits than Columbia Bancorp and Suburban Bancshares and may provide certain additional services for their customers, such as trust and investment services, which Columbia Bancorp and Suburban Bancshares do not currently offer directly to their customers. Columbia Bancorp and Suburban Bancshares also compete for deposits with money market mutual funds.

                     GENERAL INFORMATION ABOUT THE MEETINGS

Date, Time and Place of the Meetings

  The meeting of the Columbia Bancorp stockholders will be held at 10:00 a.m., local time, on February 23, 2000, at the Turf Valley Resort & Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland.

  The meeting of the Suburban Bancshares stockholders will be held on February 23, 2000 at 10:00 a.m., local time, at the Marriott Hotel, 6400 Ivy Lane, Greenbelt, Maryland.

Record Date and Outstanding Shares

  The Columbia Bancorp board of directors has fixed the close of business on January 4, 2000 as the record date for the determination of the holders of Columbia Bancorp common stock entitled to receive notice of and to vote at the Columbia Bancorp meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the Columbia Bancorp meeting or any adjournments or postponement of the meetings. As of the Columbia Bancorp record date, there were 4,508,669 shares of Columbia Bancorp common stock issued and outstanding and held by approximately 1,900 holders of record. Each holder of shares of Columbia Bancorp common stock is entitled to one vote per share held of record on the record date.

  The Suburban Bancshares board of directors has fixed the close of business on January 4, 2000, as the record date for the determination of the holders of Suburban Bancshares common stock entitled to receive notice of and to vote at the Suburban Bancshares meeting or any adjournments or postponement of the meeting. Only stockholders of record on the record date will be entitled to receive notice of and to vote at the Suburban Bancshares meeting. As of the Suburban Bancshares record date, there were 11,301,218 shares of Suburban Bancshares common stock issued and outstanding and held by approximately 2,400 holders of record. Each holder of shares of Suburban Bancshares common stock is entitled to one vote per share held of record on the record date.

Purpose of the Meetings

  Columbia Bancorp. Columbia Bancorp is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Columbia Bancorp's board of directors for use at the Columbia Bancorp meeting. The purpose of the meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Pursuant to the merger agreement, at the effective time, the former stockholders of Suburban Bancshares will receive shares of Columbia Bancorp common stock in exchange for their shares of Suburban Bancshares common stock. Each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. The average market value of Columbia Bancorp common stock will fluctuate prior to the merger, and the conversion ratio may fluctuate within the range of 0.2338 and 0.2196 prior to the merger.

  No fractional shares will be issued. Instead, stockholders will be paid in cash the amount equal to the fractional share multiplied by the closing price of one share of Columbia Bancorp common stock on the date the merger is completed.

  In unanimously approving the merger agreement and the transactions contemplated in connection with the merger, the members of the Columbia Bancorp board of directors have determined that the merger is advisable and in the best interests of the Columbia Bancorp stockholders and recommend that the Columbia Bancorp stockholders vote in favor of the approval and adoption of the merger agreement and the merger.

  Suburban Bancshares. Suburban Bancshares is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Suburban Bancshares' board of directors for use at the Suburban Bancshares meeting. The purpose of the meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Pursuant to the merger agreement, at the effective time, the former stockholders of Suburban Bancshares will receive shares of Colombia Bancorp common stock in exchange for their shares of Suburban Bancshares common stock. Each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. The average market value of Columbia Bancorp common stock will fluctuate prior to the merger, and the conversion ratio may fluctuate within the range of 0.2338 and 0.2196 prior to the merger.

  No fractional shares will be issued. Instead, stockholders will be paid in cash the amount equal to the fractional share multiplied by the average daily high and low trade prices per share of Columbia Bancorp common stock for the 10 trading days ending three trading days before the effective date.

  In unanimously approving the merger agreement and the transactions contemplated in connection with the merger, the members of the Suburban Bancshares board of directors have determined that the merger is advisable and in the best interests of the Suburban Bancshares stockholders and recommended that the Suburban Bancshares stockholders vote in favor of the approval and adoption of the merger agreement and the merger.

Vote Required

  Columbia Bancorp. Each share of Columbia Bancorp common stock is entitled to one vote per share with respect to the merger agreement and other matters properly submitted at the Columbia Bancorp meeting. Assuming that a quorum is present at the Columbia Bancorp meeting, (1) approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Columbia Bancorp common stock and (2) approval and adoption of other matters that come before the meeting generally requires the affirmative vote, in person or by proxy, of a majority of the votes cast on the matter at the Columbia Bancorp meeting. Stockholder approval of the merger agreement is required under Maryland law, and such approval is a condition to the merger.

  Columbia Bancorp stockholders do not have dissenters' rights of appraisal with respect to the issuance of shares of Columbia Bancorp common stock in the merger.

  The presence at the Columbia Bancorp meeting, either in person or by proxy, of the holders of a majority of the votes entitled to vote at the meeting constitutes a quorum for the transaction of business. For purposes of determining whether there is a quorum at the Columbia Bancorp meeting, abstentions and broker non-votes will be treated as shares that are present.

  Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. Accordingly, the failure to provide brokers with specific instructions to vote for the merger will have the same effect as a vote against the merger. As required by Maryland law, abstentions and broker non-votes will not be counted in determining whether Columbia Bancorp stockholders have approved the other proposals.

  All directors and executive officers of Columbia Bancorp have executed a support agreement to vote all of the shares of Columbia Bancorp common stock which they beneficially own in favor of the merger. As of September 30, 1999, directors and executive officers of Columbia Bancorp and their affiliates beneficially owned and were entitled to vote 979,698 shares of Columbia Bancorp common stock, which represented 21.7% of the 4,506,035 shares of the Columbia Bancorp common stock outstanding.

  Suburban Bancshares. Each share of Suburban Bancshares common stock is entitled to one vote per share with respect to the merger agreement and other matters properly submitted at the Suburban Bancshares meeting. Assuming that a quorum is present at the Suburban Bancshares meeting, (1) approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of Suburban Bancshares common stock entitled to vote at the Suburban Bancshares meeting and (2) approval and adoption of other matters that come before the meeting requires the affirmative vote, in person or by proxy, of a majority of the votes cast on the matter. Stockholder approval of the merger agreement is required under Delaware law, and such approval is a condition to the merger.

  If the merger is completed, Suburban Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights under Delaware law. We have attached a copy of Section 262 as Appendix H.

  The presence at the Suburban Bancshares meeting, in person or by properly executed proxy, of the holders of a majority of the shares of Suburban Bancshares common stock outstanding and entitled to vote at the Suburban Bancshares meeting is necessary to constitute a quorum for the transaction of business. For purposes of determining whether there is a quorum at the Suburban Bancshares meeting, abstentions and broker non-votes will be treated as shares that are present.

  Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. Accordingly, the failure to provide brokers with specific instructions to vote for the merger will have the same effect as votes against the merger. As required under Delaware law, abstentions and broker non-votes will not be counted in determining whether Suburban Bancshares stockholders have approved the other proposals.

  All directors and executive officers of Suburban Bancshares have executed a support agreement to vote all of the shares of Suburban Bancshares common stock which they beneficially own in favor of the merger. As of September 30, 1999, directors and executive officers of Suburban Bancshares and their affiliates beneficially owned and were entitled to vote 2,263,091 shares of Suburban Bancshares common stock, which represented 20.0% of the 11,301,218 shares of the Suburban Bancshares common stock outstanding.

Voting of Proxies

  Columbia Bancorp. If the accompanying proxy card is properly signed and returned to Columbia Bancorp and not revoked before a vote is taken at the Columbia Bancorp meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting directions, the proxy will be voted FOR approval and adoption. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

  Columbia Bancorp is not aware of any business to be acted on at the Columbia Bancorp meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented to the Columbia Bancorp meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

  Suburban Bancshares. If the accompanying proxy card is properly signed and returned to Suburban Bancshares and not revoked before a vote is taken at the Suburban Bancshares meeting, it will be voted in accordance with instructions indicated on the proxy card. If a proxy card is signed and returned without indicating any voting instructions, shares of Suburban Bancshares common stock, represented by the proxy will be voted FOR approval and adoption of the merger agreement and the merger. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

  Suburban Bancshares is not aware of any business to be acted upon at the Suburban Bancshares meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented to the Suburban Bancshares meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Authorization to Vote on Adjournment and Other Matters

  Columbia Bancorp. By signing the proxy, a Columbia Bancorp stockholder authorizes the proxy holder to vote in his discretion regarding any procedural motions which may come before the Columbia Bancorp meeting. For example, this authority could be used to adjourn the meeting if Columbia Bancorp believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a stockholder vote in order to solicit additional proxies or to provide additional information to Columbia Bancorp stockholders. To the extent a Columbia Bancorp stockholder intends to vote against the merger agreement, such stockholder would have no incentive to vote in favor of discretionary adjournment by the Columbia Bancorp board of directors, which would allow Columbia Bancorp to adjourn the meeting in order to solicit additional votes in favor of the merger agreement. Columbia Bancorp has no plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes that doing so would promote stockholder interests.

  The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Maryland law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by Columbia Bancorp stockholders present or represented at the meeting. Therefore, broker non-votes and abstentions will have no effect.

  Suburban Bancshares. By signing the proxy, a Suburban Bancshares stockholder authorizes the proxy holder to vote in his discretion regarding any procedural motions which may come before the Suburban Bancshares meeting. For example, this authority could be used to adjourn the meeting if Suburban Bancshares believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a stockholder vote in order to solicit additional proxies or to provide additional information to Suburban Bancshares stockholders. To the extent a Suburban Bancshares stockholder intends to vote against the merger agreement, such stockholder would have no incentive to vote in favor of discretionary adjournment by the Suburban Bancshares board of directors, which would allow Suburban Bancshares to adjourn the meeting in order to solicit additional votes in favor of the merger agreement. Suburban Bancshares has no plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes that doing so would promote stockholder interests.

  The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Delaware law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by Suburban Bancshares stockholders present or represented at the meeting. Therefore, broker non-votes and abstentions will have no effect.

Revocation of Proxies

  A stockholder of Columbia Bancorp or of Suburban Bancshares may revoke a proxy at any time before it is voted by:

  . filing written notice of revocation with the Secretary of Columbia Bancorp or Suburban Bancshares (as applicable) which is actually received prior to the vote of stockholders;

  . following the instructions received from their broker for any shares held by the broker in street name;

  .  filing a duly executed proxy bearing a later date; or

  . attending the Columbia Bancorp or Suburban Bancshares meeting (as applicable) and voting in person. Attendance at the meeting will not by itself revoke the proxy.

  A Columbia Bancorp stockholder should send any such filing to the Secretary of Columbia Bancorp at Columbia Bancorp, 9171 Baltimore National Pike, Ellicott City, Maryland 21042, Attn.: John A. Scaldara, Jr. A Suburban Bancshares stockholder should send any such filing to the Secretary of Suburban Bancshares at Suburban Bancshares, Inc., 7505 Greenway Center Drive, P. O. Box 298, Greenbelt, Maryland 20768-0298, Attn.: Stephen A. Horvath.

  If you hold your shares in street name, please see the instructions provided by your broker regarding revocation of your proxy. If you vote your shares through your broker, you may not change or revoke your vote by contacting Columbia Bancorp or Suburban Bancshares directly. You will need additional documentation from your broker to vote your shares in person at the meeting if they are held in street name.

Solicitation of Proxies

  We will each bear our own cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

  We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Columbia Bancorp and Suburban Bancshares stock held of record by such persons, and we will each reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

  We may engage one or more proxy solicitation firms to assist in obtaining proxies from our stockholders on a timely basis. As of the date of this proxy statement/prospectus, neither of us has engaged a proxy solicitation firm or has committed itself to pay any fees related to this service.

                             PARTIES TO THE MERGER

Columbia Bancorp

  Columbia Bancorp, a bank holding company, was incorporated in November 1987 under the laws of Maryland and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Columbia Bank was organized by Columbia Bancorp as a Maryland commercial bank and began operations in May 1988. Columbia Bank currently accounts for substantially all of Columbia Bancorp's assets. The deposits of Columbia Bank are insured by the FDIC. Columbia Bank is headquartered in Columbia, Maryland and has nine branch locations in Howard County, Maryland; three branch locations in Baltimore County, Maryland; and two branch locations in Baltimore City, Maryland. An additional branch location is scheduled to open before December 31, 1999 in Baltimore County, Maryland. Columbia Bank also has three mortgage origination offices in Howard, Montgomery and Baltimore Counties, Maryland. At September 30, 1999, Columbia Bancorp had total assets of $460.1 million, total loans, net of unearned income, of $305.3 million, total deposits of $354.0 million and stockholders' equity of $39.9 million.

  Columbia Bank is an independent, community bank which seeks to provide personal attention and professional financial services to its customers while offering virtually all of the banking services of larger competitors. These customers are primarily individuals and small- and medium-sized businesses. Columbia Bank's business philosophy includes offering informed and courteous service, local and timely decision-making, flexible and reasonable operating procedures and consistently-applied credit policies. Columbia Bank does not currently exercise general trust powers.

  Columbia Bank offers the following types of services:

Commercial Services:

  . loans, including working capital loans and lines of credit, a wide range of demand, term, and time loans, loans for real estate acquisition, development and construction and equipment, inventory and accounts receivable financing

  .  lease financing

  .  cash management, including automatic overnight investment of funds

  .  certificates of deposit and other interest-bearing accounts

  .  direct deposit of payroll

  .  letters of credit

Retail Services:

  .  transaction accounts, including checking and NOW accounts

  .  savings accounts

  .  certificates of deposit

  .  individual retirement accounts

  .  24-hour automated teller machines with access to major network systems

  .  24-hour telephone banking

  .  PC--Banking

  .  installment and home equity loans and lines of credit

  .  residential construction and first mortgage loans

  .  VISA(R) credit and debit cards

  .  travelers checks, money orders and safe deposit boxes

  . internet banking (expected to be available prior to the end of the first quarter of 2000)

  At September 30, 1999, Columbia Bancorp's loan portfolio, net of unearned income, totaled $305.3 million, representing approximately 66.4% of its total assets of $460.1 million. The categories of loans in Columbia Bancorp's portfolio are commercial, real estate development and construction, residential real estate mortgage, commercial real estate mortgage and consumer.

  The executive offices of Columbia Bancorp and the principal office of Columbia Bank are located at 10480 Little Patuxent Parkway, Columbia, Maryland 21044, telephone number (410) 465-4800.

Suburban Bancshares

  Suburban Bancshares, a bank holding company, was incorporated in 1985 under the laws of the State of Delaware and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Suburban Bank was organized by Suburban Bancshares as a Maryland commercial bank and began operations in 1980.

  Suburban Bank currently accounts for substantially all of Suburban Bancshares's assets. The deposits of Suburban Bank are insured by the FDIC. Suburban Bank, headquartered in Greenbelt, Maryland, has a total of eight branch locations and a mortgage lending office located in the Maryland suburbs of Washington, D.C., in the communities of Greenbelt, Capitol Heights, Clinton, Oxon Hill, Rockville, Bethesda, White Flint and Beltsville. Suburban Bancshares' primary markets are the counties of Prince George's and Montgomery. Suburban Bancshares also serves the surrounding counties in Maryland and the District of Columbia. As of September 30, 1999, Suburban Bancshares had total assets of $222.8 million, total deposits of $187.7 million, total loans, net of unearned income of $136.8 million and total stockholders' equity of $20.4 million.

                                   THE MERGER

Background of the Merger

  Management of each company has, over time, regularly considered the possibility of acquisitions and strategic combinations with a variety of financial institutions, and the potential strategic fit with institutions based on their lines of business, their management and employee cultures and their geographic locations. As part of our operations, Columbia Bancorp and Suburban Bancshares also regularly scrutinize the financial services industry environment, including the recent wave of consolidation in the industry, and from time to time have informal discussions with the management of various financial institutions.

  In December 1998, Suburban Bancshares' board of directors appointed a committee to evaluate any offers to merge with or acquire Suburban Bancshares and to identify and analyze possible merger and acquisition opportunities for Suburban Bancshares. Danielson Associates, Inc. was asked to review ways for Suburban Bancshares to maximize stockholder value, which included the possibility of a sale of Suburban Bancshares.

  At a January 19, 1999 meeting of the committee, Danielson Associates presented its analysis, which indicated that Suburban Bancshares could increase stockholder value substantially faster through a sale and that the number of potential acquirers that would be both compatible and pay a fair price was rapidly diminishing as a result of consolidations in the banking industry. As a result of that meeting, the committee decided to determine the interest of several potential acquirers. In February 1999, Suburban Bancshares retained Danielson Associates to assist it in exploring its merger opportunities.

  In consultation with Danielson Associates, the committee determined that there were three banks that might be interested in Suburban Bancshares and had the ability to pay a fair price that would be attractive to stockholders. They were all Maryland banks and included a bank with assets of over $5 billion, another in the $1 to $2 billion asset range, and Columbia Bancorp, which was considerably smaller than the other two. Other banks were considered, but the committee did not feel that any of these were likely to make a competitive offer.

  On March 1, 1999, the committee met to consider responses from Columbia Bancorp and one of the other potential acquirers. The third bank chose not to submit a bid. At that time, the committee determined that the offers from the two banks did not provide a sufficient premium over the prevailing market price for Suburban Bancshares common stock.

  In August 1999, the committee decided that in light of recent developments in the banking industry and the downward pressure on the market price of bank stocks, including Suburban Bancshares', the sale possibilities for Suburban Bancshares merited reconsideration by the committee. In particular, there was concern about increasing competition for loan and deposit customers and the resulting pressures on margins and the growing cost of technology. In addition, the likely elimination of pooling of interest accounting, which could have a negative effect on the sale value of Suburban Bancshares, had become a greater certainty. The committee then asked Danielson Associates to contact both of the previous bidders to determine their present interest.

  Both parties had a continued interest and on September 9, 1999, the committee met to review updated offers. Danielson Associates presented its independent analysis of the two offers. After a thorough review and discussion, the committee determined that the Columbia Bancorp offer was more favorable and voted unanimously to recommend to the Suburban Bancshares' board of directors that they accept the Columbia Bancorp offer.

  On September 11, 1999, the Suburban Bancshares board of directors met to consider the two offers. Danielson Associates explained their analysis of both offers and why the banks that were approached were considered to be the most likely to meet the best interests of the Suburban Bancshares stockholders. After due deliberation, the Suburban Bancshares board of directors voted unanimously to accept the Columbia Bancorp offer. As a result, Suburban Bancshares and Columbia Bancorp executed a confidentiality agreement regarding the sharing of confidential information and began the due diligence process.

  In September 1999, senior executives of Columbia Bancorp arranged to receive proposals from several investment banks to serve as financial advisor to Columbia Bancorp in connection with a possible transaction with Suburban Bancshares. On September 19, 1999, Columbia Bancorp and Austin Financial executed an engagement letter for Austin Financial to conduct due diligence in connection with the possible transaction and render a fairness opinion to the Columbia Bancorp board of directors.

  The two companies and their respective legal and financial advisors began conducting mutual due diligence. Messrs. Bond and Kelly met to discuss the results of the due diligence and each indicated his interest in continuing to pursue a business combination between their companies. Over the next several days, senior management of the two companies and their respective legal counsel negotiated the terms of the proposed agreements.

  On September 27, 1999, Columbia Bancorp's board of directors held a special meeting to consider the proposed merger with Suburban Bancshares. At this meeting, senior management of Columbia Bancorp, together with accounting and legal advisors, reviewed the strategic investigation and due diligence Columbia Bancorp had conducted, the discussions and contacts with Suburban Bancshares to date, the historical performance and strategies of Suburban Bancshares and Columbia Bancorp, the financial and other terms of the proposed transaction, including the potential pro forma impact of the merger (taking into account possible expense savings and operating efficiencies that might be generated by the transaction) and the proposed numerical composition of the new Columbia Bancorp board of directors, and the other terms of the proposed merger agreement, the stock option agreement and other agreements.

  Austin Financial, based on the financial analysis described under "Opinion of Columbia Bancorp's Financial Advisor", gave its opinion to Columbia Bancorp's board of directors that, as of the date of the meeting, the proposed conversion ratio in the merger was fair, from a financial point of view, to Columbia Bancorp and its stockholders. Columbia Bancorp's board of directors also reviewed the proposed employment arrangements with members of Suburban Bancshares' senior management in connection with the proposed merger. Twelve of the 15 members of Columbia Bancorp's board of directors who were in attendance voted to approve the proposed merger agreement and related transactions. Three members of the Columbia Bancorp board of directors voted against the proposed merger and related transactions; however, each of these directors has signed a support agreement whereby they agreed to vote their shares of Columbia Bancorp common stock in favor of the merger agreement and related transactions. Subsequently, the three members of the Columbia Bancorp board of directors who voted against the merger and related transactions as well as the director who was absent from the board of directors' meeting indicated in writing that they desired their vote to be recorded as in favor of the merger agreement and related transactions, thus causing the vote to be unanimous.

  On September 27, 1999, the Suburban Bancshares board of directors held a special meeting at which senior management of Suburban Bancshares reviewed its discussions and negotiations with Columbia Bancorp regarding a business combination, as well as the results of its due diligence investigation of Columbia Bancorp. Mr. Kelly reviewed Suburban Bancshares' board of directors' prior discussions of possible strategic directions for Suburban Bancshares, reviewed the course of discussions with Columbia Bancorp and outlined the strategic rationale for the proposed merger. Danielson summarized certain financial information with respect to Columbia Bancorp and the potential transaction to the Suburban Bancshares board of directors, and Danielson rendered an opinion that, as of September 27, 1999, the conversion ratio set forth in the merger agreement was fair to Suburban Bancshares' stockholders from a financial point of view. Also at this meeting the Suburban Bancshares board of directors discussed with representatives of McNamee, Hosea, Jernigan & Kim, P.A., Suburban Bancshares legal counsel, the terms of the merger and the definitive agreements documenting the transaction, and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the Suburban Bancshares board of directors, and after consideration of the factors described under "--Suburban Bancshares Reasons for the Merger" the Suburban Bancshares board of directors voted unanimously to approve the merger agreement and the transactions contemplated by that agreement.

  On September 28, 1999, representatives of Columbia Bancorp and Suburban Bancshares executed and delivered the merger agreement and stock option agreements. On September 28, 1999, Columbia Bancorp and Suburban Bancshares issued a joint press release announcing the transaction.

  As provided for in the merger agreement, representatives of the two companies continued due diligence review of the loan portfolios of each company. Each company was given full access to loan files and records of the other company. Following completion of this due diligence, each company notified the other that the due diligence requirements of Section 13(h) of the merger agreement had been satisfied.

Suburban Bancshares Reasons for the Merger

  The members of the board of directors of Suburban Bancshares have unanimously approved the merger agreement and the merger and have determined that the merger is advisable and fair to, and in the best interests of, Suburban Bancshares and its stockholders. The Suburban Bancshares board of directors, therefore, recommends that the holders of Suburban Bancshares common stock, vote FOR the merger, the merger agreement and the transactions contemplated by the merger agreement.

  The Suburban Bancshares board of directors believes that the consummation of the merger presents a unique opportunity to combine two of the Baltimore/Washington metropolitan area's leading community banks to create a premier community banking and financial services company that can offer a full range of financial products and services in the Baltimore/Washington metropolitan area's most attractive markets.

  In reaching its decision to approve the merger agreement and the option agreements, Suburban Bancshares' board of directors consulted with Suburban Bancshares management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

  . its knowledge of Suburban Bancshares' business, operations, financial condition, earnings and earnings potential, including future dividend payments and estimated stock value;

  . the business, operations, financial condition and earnings of Columbia Bancorp. In making its determination, the board of directors took into account the results of Suburban Bancshares' due diligence review of Columbia Bancorp;

  . the consistency of the merger with Suburban Bancshares' long-term goals of achieving superior financial performance and stockholder returns;

  . its expectation that the combined company would benefit from significantly greater economies of scale than either Suburban Bancshares or Columbia Bancorp separately in its consumer banking, commercial banking and other businesses;

  . its view that the combination of Suburban Bancshares and Columbia Bancorp presents manageable execution risk in view of the similar markets and customer demographics served by Suburban Bancshares and Columbia Bancorp, the complementary and contiguous geographic areas served by our companies and assumptions regarding synergies;

  . its belief, and that of Suburban Bancshares' senior management, that Suburban Bancshares and Columbia Bancorp share a common vision about the importance of delivering financial performance and stockholder value and that management and employees of Suburban Bancshares and Columbia Bancorp possess complementary skills and expertise;

  . the structure of the merger and the terms of the merger agreement and the stock option agreements, and the fact that the merger is intended to qualify as a "reorganization" for federal income tax purposes and as a "pooling-of-interests" for accounting and financial reporting purposes;

  . the proposed arrangements with members of management of Columbia Bancorp and Suburban Bancshares, including the fact that Mr. Bond would continue as Columbia Bancorp's president and chief executive officer, that Mr. Kelly would enter into a services agreement with Columbia Bancorp and would become chairman of the board of directors of Columbia Bancorp; and that the board of directors of the combined company would be comprised of 16 directors designated by Columbia Bancorp and 5 directors designated by Suburban Bancshares, including Mr. Kelly;

  . the fact that directors and executive officers of Suburban Bancshares could be expected to receive benefits in the merger beyond their interests as stockholders of Suburban Bancshares, both under existing arrangements with our company and, in the case of Mr. Kelly and one other executive officer of Suburban Bancshares, as a result of new employment agreements with Columbia Bancorp. See "--Interests of Persons in the Merger Other Than as Stockholders";

  . the opinion of Danielson Associates that, as of September 27, 1999, the conversion ratio was fair from a financial point of view to Suburban Bancshares stockholders. See "--Opinion of Suburban Bancshares' Financial Advisor"; and

  . the likelihood that the merger will be approved by the appropriate regulatory authorities. See "The Merger Agreement--Regulatory Approvals Required for the Merger."

  The foregoing discussion of the information and factors considered by the Suburban Bancshares board is not intended to be exhaustive but is believed to include all material factors considered by the Suburban Bancshares board. In view of the variety of factors considered in connection with its evaluation of the merger, the Suburban Bancshares board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Suburban Bancshares board may have given different weights to different factors. However, after taking into account all of the factors set forth above, the Suburban Bancshares board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Suburban Bancshares and its stockholders and that Suburban Bancshares should proceed with the merger agreement and the merger.

  The members of Suburban Bancshares' board of directors unanimously recommend that Suburban Bancshares stockholders vote FOR approval and adoption of the merger agreement and the merger.

Opinion of Suburban Bancshares' Financial Advisor

  Suburban Bancshares retained Danielson Associates, Inc. to advise the Suburban Bancshares board of directors as to its "fair" sale value and the fairness to its stockholders of the financial terms of the offer to be acquired by Columbia Bancorp. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, Maryland banking markets and banking organizations operating in those markets. Danielson Associates was selected by Suburban Bancshares because of its knowledge of, expertise with, and reputation in the financial services industry.

  In this capacity, Danielson Associates reviewed the merger agreement with respect to the pricing and other terms and conditions of the merger, but the negotiation of the merger agreement and the decision as to accepting the offer was ultimately made by the board of directors of Suburban Bancshares. Danielson Associates rendered its oral opinion to the Suburban Bancshares board of directors, which it subsequently confirmed in writing, that as of the date of the opinion, the financial terms of the Columbia Bancorp offer were "fair" to Suburban Bancshares and its stockholders. No limitations were imposed by the Suburban Bancshares board of directors upon Danielson Associates with respect to the investigation made or procedures followed by Danielson Associates in arriving at its opinion.

  In arriving at its opinion, Danielson Associates:

  . reviewed certain business and financial information relating to Suburban Bancshares and Columbia Bancorp, including annual reports for the fiscal year ended December 31, 1998, call report data from 1990 to 1999, and the Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for 1998 and 1999;

  . discussed the past and current operations, financial condition and prospects of Columbia Bancorp with its senior executives;

  . analyzed the pro forma impact of the merger on Columbia Bancorp's earnings per share, capitalization, and financial ratios;

  . reviewed the reported prices and trading activity for the Columbia Bancorp common stock and compared them to those of similar bank holding companies;

  . reviewed and compared the financial terms, to the extent publicly available, with comparable transactions;

  .  reviewed the merger agreement and certain related documents; and

  . considered such other factors as Danielson Associates deemed appropriate.

  Danielson Associates did not obtain any independent appraisal of assets or liabilities of Suburban Bancshares or Columbia Bancorp or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by Suburban Bancshares or Columbia Bancorp and assumed the accuracy and completeness of all such information.

  In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description.

  In its analyses, Danielson Associates made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Suburban Bancshares' or Columbia Bancorp's control. Any estimates contained in Danielson Associates analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

  Pro Forma Merger Analyses. Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of approximately $34 million for all of the outstanding shares of Suburban Bancshares common stock and options to purchase shares of Suburban Bancshares common stock, which will be paid in shares of Columbia Bancorp common stock or options to purchase shares of Columbia Bancorp common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Columbia Bancorp common stock.

  Comparable Companies. Danielson Associates compared Columbia Bancorp to 12 publicly-traded bank holding companies. These comparable bank holding companies had assets in the $300 million to $2 billion range, no extraordinary characteristics and were located in urbanized portions of Maryland and eastern Pennsylvania.

          SUMMARY AND DESCRIPTION OF COMPARABLE BANK HOLDING COMPANIES

Comparable Bank Holding Companies                  Assets(1)   Headquarters
---------------------------------                ------------- ------------
                                                 (In millions)
Bryn Mawr Bank Corp.............................     $ 393     Bryn Mawr, Pa.
Carrollton Bancorp..............................       346     Baltimore, Md.
Community Banks, Inc............................       917     Millersburg, Pa.
Drovers Bancshares Corp.........................       643     York, Pa.
F&M Bank Corp...................................     1,462     Frederick, Md.
FCNB Corp.......................................     1,328     Frederick, Md.
First Colonial Group, Inc.......................       384     Nazareth, Pa.
Harleysville Savings Bank.......................     1,509     Harleysville, Pa.
Pennsylvania Commerce Bancorp...................       350     Camp Hill, Pa.
Sandy Springs Bancorp, Inc......................     1,335     Olney, Md.
Sterling Bancorp................................     1,031     Lancaster, Pa.
Union National Bancorp..........................       300     Westminster, Md.

--------
(1) June 30, 1999.
Source: SNL Securities LC, Charlottesville, Virginia.

  Danielson Associates compared the medians of the following ratios between comparable bank holding companies and Columbia Bancorp, and also compared other income, expense and balance sheet information of these companies with similar information about Columbia Bancorp.

         COLUMBIA BANCORP -- COMPARABLE BANK HOLDING COMPANIES SUMMARY

                                                Columbia Comparable Bank Holding
                                                Bancorp     Companies Median
Income Statement                                -------- -----------------------
  Net income/Avg. Assets.......................   1.17%             .99%
  Net operating income(1)/Avg. Assets..........   1.97             1.54
  Return on average equity.....................  13.14            13.03
Balance Sheet
  Equity/Assets................................   8.53%            8.07%
  NPAs(2)/Assets...............................    .84              .37
Stock Price
  Price/Earnings...............................   11.9X            14.2X
  Price/Book...................................    149%             201%
  Dividend yield...............................   2.48%            2.91%
  Payout ratio.................................     28%              40%
  Shares traded(3).............................  6,870            2,204

--------
(1) Net interest income plus noninterest income less operating expense.
(2) Nonperforming assets including loans 90 days past due and still accruing.
(3) Average daily volume in 1999 through September 27, 1999.
Source: SNL Securities LC, Charlottesville, Virginia.

  Comparable Transaction Analysis. Danielson Associates compared the consideration to be paid in the merger to the latest 12 months' earnings and equity capital of Suburban Bancshares with earnings and capital multiples paid in acquisitions of banks through September 27, 1999 in Delaware, Washington D.C., Maryland and Virginia. Of these, the most applicable recent transactions (because of the similar size of the acquired bank) included BB&T Corporation's purchase of Mason-Dixon Bancshares, Inc., F&M Bancorp's acquisition of Monocacy Bancshares, Inc. and FCNB Corp.'s purchase of Capital Bank NA. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 166% of Suburban Bancshares' June 30, 1999 book value, 23.8 times Suburban Bancshares' "normalized" earnings for the 12 months ending June 30, 1999, and 27.2 times reported earnings for the trailing four quarters as of June 30, 1999. This compares to the median multiples of 265% of book value and
22.5 times earnings for the three most applicable recent transactions.

  Discounted Future Earnings and Discounted Dividends Analysis. Danielson Associates applied present value calculations to Suburban Bancshares' estimated future earnings and dividend stream under several specific growth and earnings scenarios. This analysis considered, among other things, scenarios for Suburban Bancshares as an independent institution and as part of another banking organization. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of shares or Suburban Bancshares common stock.

  Other Analysis. In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of Suburban Bancshares and Columbia Bancorp, the market positions of both companies and the general economic conditions and prospects of those companies.

  No company or transaction used in this composite analysis is identical to Suburban Bancshares or Columbia Bancorp. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

  The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to Suburban Bancshares, Danielson Associates is to be paid an estimated fee of approximately $169,500.

  The full text of the opinion of Danielson Associates dated as of September 28, 1999, which sets forth assumptions made and matters considered, is attached hereto as Appendix G of this proxy statement/prospectus. Suburban Bancshares stockholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by Suburban Bancshares stockholders in the merger and does not constitute a recommendation to any Suburban Bancshares stockholder as to how such stockholder should vote at the Suburban Bancshares stockholder meeting.

Columbia Bancorp Reasons for the Merger

  The Columbia Bancorp board of directors believes that the merger is advisable and in the best interests of Columbia Bancorp and its stockholders and unanimously approved the merger agreement and the merger. Columbia Bancorp's board of directors believes that the opportunities created by the merger to increase the value of the Columbia Bancorp common stock more than offset any risks inherent in the merger. In reaching this decision, Columbia Bancorp's board of directors evaluated the information at its disposal, consulted with Columbia Bancorp's management and outside advisors, and considered certain factors, including the following:

  . the complementary and compatible nature of Columbia Bancorp's and Suburban Bancshares' businesses in contiguous markets. The board of directors of Columbia Bancorp specifically considered the current businesses, operations, financial condition and earnings of Suburban Bancshares, as well as the future prospects of Suburban Bancshares. In making its determination, Columbia Bancorp's board of directors took into account the results of its due diligence investigation of Suburban Bancshares;

  . an increase in the total assets of Columbia Bancorp of 48.4% to $682.9 million, reflecting 41,000 households and businesses served;

  . expansion geographically of Columbia Bancorp's branch network to include Prince George's County and Montgomery County, Maryland, representing markets with strong business and retail demographics and markets with which Columbia Bancorp is familiar as a result of existing lending activities. Columbia Bancorp will operate 23 banking offices, inclusive of its branch facility in Baltimore County, Maryland scheduled to open in January 2000;

  . the opportunity to provide customers and prospects of Columbia Bancorp and Suburban Bancshares a broader array of financial services. In particular, Columbia Bancorp's consumer banking capabilities will greatly enhance the current consumer banking capabilities of Suburban Bancshares. In addition, Suburban Bancshares is a Preferred Lender of the Small Business Administration. Columbia Bancorp currently does not have that status;

  . diversification of Columbia Bancorp's revenue and earnings mix. In particular, the merger will increase Columbia Bancorp's commercial loan portfolio and decrease the relative level of concentration in real estate development and construction loans. Commercial loans will increase from 24.6% of total loans (Columbia Bancorp as of September 30, 1999) to 30.7% (pro forma as of September 30, 1999) and real estate development and construction loans will decrease from 32.2% of total loans to 23.7%;

  . the expectation that the combined company could realize significant operating synergies, estimated at $1.1 million (pre-tax) annually by the end of the fiscal year 2000; and

  . the opinion of its financial advisor, Austin Financial, which indicated that the conversion ratio, as of September 24, 1999, was fair from a financial point of view to Columbia Bancorp's stockholders.

  The foregoing discussion of the information and factors considered and given weight by Columbia Bancorp's board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the board of directors of Columbia Bancorp did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arm's-length negotiations between representatives of Suburban Bancshares and representatives of Columbia Bancorp. Based upon the consideration of the foregoing factors, the Columbia Bancorp board of directors approved the merger agreement and the transactions contemplated thereby as being advisable and in the best interests of Columbia Bancorp and its stockholders.

  The members of Columbia Bancorp's board of directors have unanimously declared the merger advisable and recommend that Columbia Bancorp stockholders vote in favor of the merger agreement and the merger.

Opinion of Columbia Bancorp's Financial Advisor

  At the request of the Columbia Bancorp board, Austin Financial delivered a written opinion to the board of directors on September 24, 1999, that the merger consideration was fair to Columbia Bancorp's stockholders from a financial point of view. The terms of the merger were the result of arm's-length negotiations between representatives of Suburban Bancshares and representatives of Columbia Bancorp.

  The full text of the Austin Financial opinion is attached to this proxy statement/prospectus as Appendix F. The full text of the Austin Financial opinion includes the assumptions made by Austin Financial in arriving at its opinion as well as certain qualifications to the opinion of Austin Financial. Furthermore, the full text of the

  Austin Financial opinion describes the information reviewed by Austin Financial and briefly describes the qualifications of Austin Financial to render an opinion as to the fairness, from a financial point of view, of the merger to Columbia Bancorp's stockholders. This summary of the Austin Financial opinion is qualified in its entirety by reference to the full text of the Austin Financial opinion.

  Austin Financial believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. The following is a summary of the written report prepared by Austin Financial for Columbia Bancorp's board of directors:

  In connection with its opinion, Austin Financial, among other things:

  .  reviewed the Annual Report of Suburban Bancshares for the year ending
     1998;

  . reviewed the Consolidated Reports of Condition and Income of Suburban Bancshares for the years ending 1994-1998 and for June 30, 1999;

  . reviewed the Quarterly report on Form 10-Q of Suburban Bancshares for June 30, 1999;

  .  reviewed the Uniform Bank Performance Report of Suburban for June 30,
     1999;

  . reviewed the investment security portfolio of Suburban Bancshares as of August 31, 1999;

  . reviewed the statement of financial condition of Suburban Bancshares as of August 31, 1999;

  . reviewed the rate sensitivity analysis data of Suburban Bancshares' loan portfolio as of August 31, 1999;

  . reviewed the interest rate schedule for Suburban Bancshares as of September 14, 1999;

  . reviewed Suburban Bancshares' stock price history from July 1, 1999 to September 16, 1999;

  .  reviewed the trial balance of Suburban Bancshares as of August 31, 1999;

  . reviewed the classified assets and loan watch list of Suburban as of August 31, 1999;

  . reviewed the nonaccrual loan list of Suburban Bancshares as of August 31, 1999;

  . reviewed the depreciation projections for Suburban Bancshares for the years 2000-2004;

  . reviewed other internal financial and operating information which was provided by Suburban Bancshares;

  . reviewed publicly available information concerning certain other banks and thrifts and bank and thrift holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry;

  . reviewed the reported price and trading activity for Columbia Bancorp's common stock;

  . reviewed certain financial and stock market information for Columbia Bancorp and Suburban Bancshares with similar information of certain other financial institutions whose securities are publicly traded;

  . held discussions regarding the foregoing, as well as other matters relevant to Austin Financial's inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Suburban Bancshares with certain officers and representatives of Suburban Bancshares;

  .  reviewed the merger agreement; and

  . performed such other studies and analyses as Austin Financial considered appropriate.

  Discounted Cash Flow Analysis. Austin Financial performed a discounted cash flow analysis for the Suburban Bancshares common stock on a stand-alone basis from August 31, 2000 through August 31, 2004, assuming a minimum equity capital to asset ratio of 6%. Austin Financial estimated the residual value of Suburban Bancshares' common equity as of August 31, 2004. The present value per share currently outstanding of Suburban Bancshares' common stock resulting from this analysis was $3.21 (assuming 11,301,218 shares outstanding).

  Adjusted Book Value Analysis. Austin Financial determined the adjusted book value of Suburban Bancshares as an alternative valuation method. This analysis determined that the fair market value per share currently outstanding of Suburban Bancshares common stock was $2.71.

  Selected Merger and Acquisition Transactions. Austin Financial analyzed certain other mergers and acquisitions that have been completed over the past eight months in Maryland as well as other nearby states (including the states of Delaware, West Virginia, New Jersey, Pennsylvania and Virginia) involving target financial institutions with assets under $700 million. Austin Financial compared the multiple produced by this reorganization to the mean multiples for the transactions analyzed. The mean transaction multiples are in the table below:

                                                 Selected Bank/Thrift  Suburban
                                                     Acquisitions     Bancshares
                                                 -------------------- ----------
   Price/Earnings Multiple......................         27.73           28.61
   Price/Book Value Multiple....................        197.42          161.11

  In reaching its opinion as to the fairness, Austin Financial applied a 75% weighting to the discounted cash flow value and a 25% weighting to the adjusted book value analyses. The weightings were based on Austin Financial's review of the financial position, history and recent performance of Suburban Bancshares. The sum of the weighted values or $3.08 per share equates to the fair market value of Suburban Bancshares. Based on the terms of the merger agreement, a closing price per share of $13.0625 for Columbia Bancorp's common stock on September 23, 1999, would result in a $3.00 per share value for Suburban Bancshares' stockholders. As a result of its consideration of the aggregate of all factors present and analyses performed, Austin Financial reached the conclusion, and opined, that the conversion ratio pursuant to the merger agreement was fair to the stockholders of Columbia Bancorp from a financial point of view.

  Austin Financial's September 24, 1999 opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed and could be evaluated as of the date its opinion was delivered; events occurring after the date of its September 24, 1999 opinion could materially affect the assumptions used in preparing its opinion. Austin Financial has not undertaken to reaffirm and revise its September 24, 1999 opinion or otherwise comment upon any events occurring after that date.

  Columbia Bancorp retained Austin Financial based upon its banking experience and expertise. Austin Financial is a nationally recognized investment banking firm specializing in the banking and financial services industry. Austin Financial is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

  Columbia Bancorp's board of directors engaged Austin Financial to render an opinion in connection with the board's discharge of its fiduciary obligations. The terms of the merger were the result of arm's-length negotiations between representatives of Suburban Bancshares and representatives of Columbia Bancorp. Austin Financial has advised the board of directors that it does not believe that any person, including a stockholder of Columbia Bancorp, other than the board of directors has the legal right to rely upon the opinion for any claim arising under state law and that, should any claim be brought against it, it will raise this assertion as a defense. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of Columbia Bancorp.

  Pursuant to the terms of an engagement letter dated September 19, 1999, Columbia Bancorp agreed to pay Austin Financial for acting as financial advisor to the board of directors in connection with the merger a fee of $17,500, plus expenses, payable in cash upon delivery of the opinion.

  In addition, Columbia Bancorp has agreed to indemnify Austin Financial and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

Interests of Persons in the Merger Other Than as Stockholders

  Some officers and directors of Suburban Bancshares have interests in the merger in addition to their interests as stockholders. The board of directors of each of the companies was aware of these interests and took these interests into account in approving the merger agreement and the transactions contemplated thereby. These interests include, among other things:


  . the appointment of Winfield Kelly, Albert Turner, Lawrence Schulman, Vincent Palumbo and Kenneth Michael, who are currently serving as directors of Suburban Bancshares, to the Columbia Bancorp board of directors after the merger;

  . execution of certain employment and services agreement with certain members of Suburban Bancshares' management team, including without limitation, Messrs. Kelly and Horvath;

  . the continuation of the indemnification rights and liability insurance of directors and officers of Suburban Bancshares.

  Composition of Columbia Bancorp's Board Following the Merger. In connection with the merger and the transactions contemplated thereby, Columbia Bancorp agreed to cause its board of directors, consistent with their fiduciary duties and in accordance with Maryland law, to appoint Messrs. Kelly, Turner, Schulman, Palumbo and Michael, currently members of Suburban Bancshares' board of directors, to become members of Columbia Bancorp's and Columbia Bank's board of directors promptly after the effective time of the merger (as defined below in "--Effective Time of the Merger"). Mr. Kelly will serve as Chairman of the Board of Directors and as Chairman of the Board of Directors of Columbia Bank. There are no agreements or understandings regarding the re-nomination or re-election of any of the Suburban Bancshares' directors or directors of Columbia Bancorp after the expiration of their initial terms. Messrs. Kelly and Turner will be appointed to the class of directors of Columbia Bancorp serving until 2002, Messrs. Schulman and Palumbo to the class of directors of Columbia Bancorp serving until 2001 and Mr. Michael to the class of directors of Columbia Bancorp serving until 2000.

  Employment and Services Agreements. Pursuant to a services agreement between Columbia Bancorp and Winfield M. Kelly, Jr., Mr. Kelly will serve as the Chairman of the board of directors of the Columbia Bancorp and as Chairman of the board of directors of Columbia Bank. Under the services agreement Mr. Kelly will receive (i) annual director's fees of $60,000, and (ii) certain employee benefits. The term of the amended agreement will expire upon the expiration of Mr. Kelly's initial term as a director of Columbia Bancorp and is subject to automatic renewal upon his re-election as Chairman of the Board by the board of directors. If the agreement is terminated by Columbia Bancorp without cause or if Mr. Kelly terminates the agreement for "cause", Columbia Bancorp must pay Mr. Kelly the sum of $120,000 as severance compensation. If Mr. Kelly's agreement is terminated by Columbia Bancorp for "cause", he will be entitled only to compensation earned prior to such termination. Upon the earlier of (i) five years from the effective date of the merger or (ii) in the event the agreement is terminated or not renewed as a result of any sale or exchange of stock resulting in a change in a controlling interest of Columbia Bancorp or Columbia Bank, Columbia Bancorp will pay Mr. Kelly $200,000 as additional compensation.

  Under the terms of his employment agreement, Stephen A. Horvath will serve as the Executive Vice President--Washington Region of Columbia Bank with a minimum annual base compensation of $150,000, which is subject to normal periodic review, at least annually, for increases based on the salary policies of Columbia Bank and Mr. Horvath's contribution to Columbia Bank. The terms of Mr. Horvath's employment agreement continue until the earlier of (i) the close of business on the date which is two years after the date on which either party provides written notice of termination, other than for "cause", as defined in the employment agreement, but no later than the close of business on the sixty-fifth birthday of Mr. Horvath, or (ii) the date on which Mr. Horvath's employment is otherwise terminated pursuant to the terms of the employment agreement. Mr. Horvath is also entitled to participate in all incentive and benefit programs offered by Columbia Bank. If Mr. Horvath's employment is terminated, other than for "cause", Columbia Bank is required to continue to provide benefits to him and pay his salary for two years. The employment agreement also contains a non-competition provision which prohibits Mr. Horvath during his employment with Columbia Bank or for a period of two years following voluntary resignation or termination for "cause", from directly or indirectly engaging in activities competitive with the business of Columbia Bank.

  The Agreement also provides that in the event of (i) termination, other than for "cause", (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any "change in control" (as defined in the employment agreement) of Columbia Bank, Mr. Horvath, within 15 days of termination, will be paid a lump sum payment equal to two times the sum of his annual base compensation and the average of the bonuses paid to him over the past two years. In the event of voluntary resignation 90 days prior to, or within one year after, any "change in control" of Columbia Bank, Mr. Horvath, within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Any payments made in connection with a "change in control" of Columbia Bank after Mr. Horvath reaches 63 years of age will be pro-rated to age 65. In addition, if within one year of Mr. Horvath's employment he resigns for any reason, Columbia Bank will pay him a lump sum of $150,000.

Form of the Merger

  If (i) a majority of the holders of Suburban Bancshares common stock approve the merger agreement, (ii) two-thirds of the Columbia Bancorp stockholders approve the merger agreement, and (iii) all other conditions to the merger are satisfied or waived, where permissible, Suburban Bancshares will be merged with and into Columbia Bancorp, with Columbia Bancorp being the surviving corporation after the merger. In the merger, each share of Suburban Bancshares common stock will be exchanged for shares of Columbia Bancorp common stock. Columbia Bancorp's current bylaws and charter will become those of the surviving corporation. Columbia Bancorp and Suburban Bancshares anticipate that the closing date will occur as promptly as practicable after the meetings. As part of the merger, Columbia Bank and Suburban Bank entered into a bank plan of merger. The bank plan of merger provides that Suburban Bank will merge into Columbia Bank. We expect to complete the bank merger concurrently with the completion of the merger.

Consideration for the Merger

  The merger agreement provides that, at the effective time of the merger, each share of Suburban Bancshares common stock will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. Former Suburban Bancshares stockholders will hold between 35.5% and 36.9% of the outstanding shares of Columbia Bancorp common stock after the merger, depending on the final conversion ratio.

  In lieu of fractional shares of Columbia Bancorp common stock, Columbia Bancorp will pay an amount in cash (rounded to the nearest cent) equal to the product of (i) the fractional share interest to which a Suburban Bancshares stockholder (after taking into account all shares of Suburban Bancshares common stock held immediately prior to the effective time of the merger by such stockholder) would otherwise be entitled and (ii) the average daily high and low trade prices per share of Columbia Bancorp common stock for the 10 trading days ending three trading days before the effective date.

  At the effective time, each Suburban Bancshares stock option, whether vested or unvested, is to be converted into an option to purchase shares of Columbia Bancorp common stock, with the number of shares and options prices adjusted to give effect to the conversion rate, and will no longer represent a right to acquire shares of Suburban Bancshares common stock.

Effective Time of the Merger

  The "effective date of the merger" will be upon the filing of articles of merger with the Maryland Department of Assessments and Taxation and a certificate of merger with the Secretary of State of the State of Delaware or at such other time as specified in these filings. These filings will be made at the same time as the closing of the merger.

Procedures for Exchange of Suburban Bancshares Stock Certificates

  Promptly after the effective date, Columbia Bancorp will send transmittal materials to each Suburban Bancshares stockholder for use in exchanging his or her certificates representing shares of Suburban Bancshares common stock for shares of Columbia Bancorp common stock. Suburban Bancshares stockholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. The transfer agent will deliver certificates for Columbia Bancorp common stock and/or a check for any fractional share interests or dividends or distributions once it receives the certificates representing a holder's shares of Suburban Bancshares common stock. No party will be liable to any stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  If a Suburban Bancshares stockholder requests that any cash or certificates representing shares of Columbia Bancorp common stock be paid to or issued in a different name, then the certificate surrendered must be properly endorsed and the Suburban Bancshares stockholder must show that any transfer taxes have been paid or pay the amount of such taxes to the transfer agent. Columbia Bancorp and the transfer agent may withhold funds from consideration to be paid to any certificate holder as required by any tax law; however, the holder will be deemed to have received the full consideration for purposes of the merger agreement.

  If you participate in Suburban Bancshares' Stock Purchase Plan, the Suburban Bancshares shares held in your account under the plan will be converted to shares of Columbia Bancorp common stock based on the conversion ratio. These Columbia Bancorp shares will then be distributed to you after the effective date of the merger. Columbia Bancorp does not maintain a stock purchase plan and will terminate Suburban Bancshares' plan upon the effective date.

  After the effective date, there will be no transfers of shares of Suburban Bancshares common stock on Suburban Bancshares' stock transfer books. If certificates representing shares of Suburban Bancshares common stock are presented for transfer after the effective date, the transfer agent will cancel and exchange them for certificates representing shares of Columbia Bancorp common stock and a check for the amount to be paid for fractional shares of Columbia Bancorp common stock, if any, and new certificates bearing the name of the holder will be issues representing shares of Columbia Bancorp common stock.

You should not forward Suburban Bancshares common stock certificates to the transfer agent until you receive a letter of transmittal.

  Fractional Shares. Columbia Bancorp will not issue any fractional shares of Columbia Bancorp common stock. Instead, a Suburban Bancshares stockholder who would otherwise have received a fraction of a share of

Columbia Bancorp common stock will receive cash, without interest. The amount of cash received will be determined by multiplying the fraction of Columbia Bancorp common stock the stockholder would have been entitled to receive by the average daily high and low trade prices per share of Columbia Bancorp common stock for the 10 trading days ending three trading days before the effective date. Holders will not be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional shares.

Exchange of Suburban Bancshares Stock Options

  At the effective date, each Suburban Bancshares stock option, whether vested or unvested, is to be converted into an option to purchase shares of Columbia Bancorp common stock and will no longer represent a right to acquire shares of Suburban Bancshares common stock. These options will be adjusted so that (1) the number of shares of Columbia Bancorp common stock purchasable upon exercise of the Suburban Bancshares stock option will be equal to the number of shares of Suburban Bancshares common stock that were purchasable under the Suburban Bancshares stock option immediately prior to the effective time multiplied by the conversion ratio, and rounded down to the nearest whole share, and (2) the per share exercise price under each Suburban Bancshares stock option will be adjusted by dividing the per share exercise price of the Suburban Bancshares stock option by the conversion ratio, and rounding down to the nearest cent. However, each Suburban Bancshares stock option which is intended to be an "incentive stock option" will be adjusted in accordance with the requirements of the Internal Revenue Code. Accordingly, with respect to any incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded up to the nearest cent. At or prior to the effective time, Columbia Bancorp must take all corporate action necessary to reserve for issuance a sufficient number of shares of Columbia Bancorp common stock for delivery upon exercise of the Suburban Bancshares stock options assumed by it in accordance with the merger agreement. As soon as practicable after the effective time, Columbia Bancorp must file a registration statement in appropriate form covering the issuance of Columbia Bancorp common stock subject to the Suburban Bancshares stock options that are converted pursuant to the terms of the merger.

Anticipated Accounting Treatment

  We intend for the merger to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Columbia Bancorp will restate, retroactively at the effective time of the merger, its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Suburban Bancshares, subject to any adjustments required to conform with the accounting policies and financial statement classifications of the two companies, as if the companies had been combined at the first date covered by the combined financial statements. In future financial statements, the results of operations of the combined entity will include the results of both Columbia Bancorp and Suburban Bancshares for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein.

  The unaudited pro forma combined condensed financial data contained in this proxy statement/prospectus with respect to Columbia Bancorp and Suburban Bancshares has been prepared using the pooling-of-interests accounting method to account for the merger.

Material Federal Income Tax Considerations

  The following is a summary of the material U.S. federal income tax consequences to holders of Suburban Bancshares common stock who hold the stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold Suburban Bancshares common stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and stockholders who acquired their shares of Suburban

Bancshares common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. All stockholders should consult with their own tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in those tax laws.

  Tax Consequences of the Merger Generally. Neither Columbia Bancorp nor Suburban Bancshares will be obligated to complete the merger unless they receive an opinion of Columbia Bancorp's counsel, Piper Marbury Rudnick & Wolfe LLP, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in that opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Columbia Bancorp and Suburban Bancshares will each be a party to the reorganization under 368(b) of the Code. This tax opinion will not be binding on the Internal Revenue Service and neither Columbia Bancorp nor Suburban Bancshares intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

  The above opinion of counsel, which will be delivered on the effective date, is filed as an exhibit to the registration statement. Piper Marbury Rudnick & Wolfe LLP will deliver their opinion on the basis of facts, representations and assumptions set forth in their opinion that are consistent with the state of facts expected to exist at the effective time of the merger. In rendering its opinion, Piper Marbury Rudnick & Wolfe LLP has required and relied upon certain representations contained in certificates of officers of Columbia Bancorp and Suburban Bancshares. Based on this opinion, for U.S. federal income tax purposes (1) no gain or loss will be recognized by Columbia Bancorp or Suburban Bancshares pursuant to the merger and (2) a stockholder of Suburban Bancshares who receives solely Columbia Bancorp common stock in exchange for its shares of Suburban Bancshares common stock in the merger will not recognize any gain or loss (except, as discussed below, with respect to cash received instead of fractional shares or dissenters shares of Columbia Bancorp common stock).

  Exchange of Suburban Bancshares Common Stock Solely for Columbia Bancorp Common Stock. A stockholder of Suburban Bancshares who receives solely Columbia Bancorp common stock in exchange for its shares of Suburban Bancshares common stock in the merger generally will not recognize any gain or loss upon the exchange. The stockholder may recognize gain or loss, however, with respect to cash received instead of a fractional share of Suburban Bancshares common stock, as discussed below. The aggregate adjusted tax basis of the shares of Columbia Bancorp common stock received in the exchange (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares surrendered, and the holding period of the Columbia Bancorp common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Suburban Bancshares common stock surrendered.

  Cash Received Instead of a Fractional Interest of Columbia Bancorp Common Stock. A stockholder of Suburban Bancshares who receives cash instead of a fractional share of Columbia Bancorp common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Columbia Bancorp subject to Section 302 of the Code. This deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Suburban Bancshares stockholder. If the deemed redemption is treated as a sale of a fractional share, a Suburban Bancshares stockholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Columbia Bancorp common stock allocable to the fractional interest. This capital gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for the shares is greater than one year.

  Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Suburban Bancshares common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  Tax Consequences to Dissenting Stockholders. If a Suburban Bancshares stockholder dissents to the merger and receives solely cash in exchange for its shares of Suburban Bancshares common stock, the cash received will be treated as having been received by them as a distribution in redemption of its shares of Suburban Bancshares common stock, subject to the provisions and limitations of Section 302 of the Code. See "--Appraisal Rights." Unless the redemption is treated as a dividend under Section 302(d) of the Code, a stockholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of Suburban Bancshares common stock redeemed. This gain or loss will be capital gain or loss if the shares of Suburban Bancshares common stock was held by the stockholder as a capital asset at the time of the merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by the stockholder will be treated as ordinary income to the extent of Suburban Bancshares's current or accumulated earnings and profits.

  Under the tests of Section 302 of the Code, the redemption of a dissenting Suburban Bancshares stockholder's Suburban Bancshares common stock generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of the stockholder's direct or indirect stock interest in Columbia Bancorp under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

  In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Suburban Bancshares stockholder, it is necessary to consider the common stock owned by persons from whom ownership is attributed to such stockholder under the rules of Section 318 of the Code. Under Section 318 of the Code, a stockholder is considered to own shares that are directly or indirectly owned by certain members of their family or by certain trusts, partnerships or corporations in which they have an ownership or beneficial interest. A stockholder is also considered to own any shares underlying exercisable options he holds. In some cases, a dissenting Suburban Bancshares stockholder may be deemed to own constructively common stock held by persons who do not exercise appraisal rights.

Regulatory Approvals Required

  We have agreed to use each of our reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FDIC, the Board of Governors of the Federal Reserve System and state and other regulatory authorities, and will file all appropriate applications and notifications. The merger and the bank merger cannot proceed in the absence of these regulatory approvals. We cannot assure you that we will obtain these regulatory approvals, and, if we are able to obtain them, we cannot assure you when we will receive these approvals or that there will not be litigation challenging these approvals. Likewise we cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger or bank merger on antitrust grounds, or, if such a challenge is made, we cannot assure you as to its result.

  We are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, we will seek such approvals or actions. We cannot assure you, however, that we will be able to obtain any of these additional approvals or actions.

  Federal Deposit Insurance Corporation. The acquisition of Suburban Bancshares as contemplated in this proxy statement/prospectus is subject to approval of the FDIC pursuant to the Bank Merger Act (12 U.S.C. Sec. 1828 et seq.) ("BMA"). The BMA requires that the FDIC consider, among other factors, the financial and managerial resources and future prospects of the existing and proposed organizations and the convenience and needs of the communities to be served. In considering financial and managerial factors, the FDIC will evaluate, among other things, the adequacy of the capital of the parties to the transaction. In addition, the FDIC will assess the degree to which the parties are taking appropriate steps to assure that their electronic data processing systems and those of their vendors are Year 2000 compliant and their plans for ensuring Year 2000 readiness of the resulting organization.

  The FDIC is prohibited from approving any transaction if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or if its effect in any section of the United States would be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the acquisition and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the BMA provides that no bank merger may be completed until the 15th day after approval, during which time the United States Department of Justice may challenge the Reorganization Agreement on antitrust grounds. Columbia Bancorp will submit an application to the FDIC for approval to complete the merger.

  Federal Reserve Board. In view of the FDIC's consideration under the BMA of the bank merger, the Federal Reserve Board permits an abbreviated application for prior approval of the merger under the Bank Holding Company Act and the Federal Reserve Board's Regulation Y. Columbia Bancorp will file the abbreviated application with the Federal Reserve Board.

  Suburban Bancshares' and Columbia Bancorp's rights to exercise their respective options under the option agreements also require the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under the option agreements would cause Suburban Bancshares or Columbia Bancorp to own more than 5% of the outstanding shares of the other. Each of Columbia Bancorp and Suburban Bancshares intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant Option Agreement prior to any exercise of any option under the relevant Option Agreement. In considering whether to approve Suburban Bancshares' or Columbia Bancorp's right to exercise its respective option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

  State Regulatory Authorities. The merger and the bank merger are also subject to the approval the Maryland Commissioner of Financial Regulation.

Nasdaq Stock Market Listing

  It is a condition to the merger that any shares of Columbia Bancorp common stock issuable in the merger be authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Appraisal Rights

  Columbia Bancorp stockholders do not have dissenters' appraisal rights in connection with the merger.

  If the merger is completed, Suburban Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law summarized below will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of their shares of Suburban Bancshares common stock. Columbia Bancorp has the right to terminate the merger agreement and be released from all obligations if, immediately prior to the effective date, the number of Suburban Bancshares stockholders who have demanded appraisal rights and not withdrawn those demands jeopardizes the qualification of the merger for pooling-of-interests accounting treatment and KPMG LLP fails or refuses to deliver a letter to Columbia Bancorp to that effect.

  To perfect their appraisal rights, Suburban Bancshares stockholders must strictly comply with the procedures in Section 262. Failure to strictly comply with these procedures will result in the loss of appraisal rights. Holders of options to acquire shares of Suburban Bancshares common stock will not be entitled to appraisal rights with respect their options.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL ASPECTS OF SECTION 262. THE FULL TEXT OF SECTION 262 IS REPRINTED AS APPENDIX H TO THIS JOINT/PROXY STATEMENT PROSPECTUS. YOU SHOULD READ APPENDIX H IN ITS ENTIRETY.

  To perfect appraisal rights under Section 262 with respect to his or her shares of Suburban Bancshares common stock, a Suburban Bancshares stockholder:

  .  must not vote for the adoption of the merger agreement; and

  . must deliver to Suburban Bancshares a written demand for appraisal of his shares of Suburban Bancshares common stock before the vote on the proposal to adopt the merger agreement.

  In order not to vote in favor of the adoption of the merger agreement, a Suburban Bancshares stockholder must either:

  . not return a proxy card and not vote in person in favor of the adoption of the merger agreement;

  .  return a proxy card with the "Against" or "Abstain" box checked;

  .  vote in person against the adoption of the merger agreement; or

  . register in person an abstention from the proposal to adopt the merger agreement.

  A written demand for appraisal must reasonably inform Suburban Bancshares of the identity of the Suburban Bancshares stockholder and his or her intent to demand appraisal of his or her shares of Suburban Bancshares common stock. This written demand for appraisal must be separate from any proxy or vote in person against or abstaining from the adoption of the merger agreement. A proxy or vote in person against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

  A Suburban Bancshares stockholder wishing to assert appraisal rights must be the record holder of his or her shares of Suburban Bancshares common stock on the date the written demand for appraisal is made. Only a holder of record of shares of Suburban Bancshares common stock is entitled to assert appraisal rights for the shares of Suburban Bancshares common stock registered in that holder's name. Moreover, to preserve his or her appraisal rights, a Suburban Bancshares stockholder must continue to hold his or her shares through the effective time. Accordingly, a Suburban Bancshares stockholder who is the record holder of shares of Suburban Bancshares common stock on the date the written demand for appraisal is made, but who subsequently transfers shares prior to the effective time, will lose any right to appraisal in respect of those shares.

       ALL WRITTEN DEMANDS FOR APPRAISAL MUST BE MAILED OR DELIVERED TO:
                           SUBURBAN BANCSHARES, INC.
                           7505 GREENWAY CENTER DRIVE
                           GREENBELT, MARYLAND 20768
                         ATTENTION: CORPORATE SECRETARY

   OR SHOULD BE DELIVERED TO THE SECRETARY AT THE SUBURBAN BANCSHARES SPECIAL
               MEETING PRIOR TO THE VOTE ON THE MERGER AGREEMENT.

  Within ten days after the effective date, Columbia Bancorp, as successor to Suburban Bancshares, will notify each Suburban Bancshares stockholder who properly delivered to Suburban Bancshares a written demand for appraisal and has not voted for the adoption of the merger agreement, of the effective time.

  Within 120 days after the effective date, any Suburban Bancshares stockholder who has complied with the provisions will be entitled, within ten days after written request, to receive from Columbia Bancorp, as successor to Suburban Bancshares, a statement of the aggregate number of shares of Suburban Bancshares common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received, and the number of holders of those shares.

  Within 120 days after the effective date, Columbia Bancorp, as successor to Suburban Bancshares, or any Suburban Bancshares stockholder who has complied with the above requirements may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Suburban Bancshares common stock. If no such petition is filed, appraisal rights will be lost for all Suburban Bancshares stockholders who had previously demanded appraisal of their shares. Suburban Bancshares is not under any obligation, and has no present intention, to file a petition with respect to appraisal of the value of the shares of Suburban Bancshares common stock.

  Any Suburban Bancshares stockholder who properly demands appraisal of his or her shares of Suburban Bancshares common stock but fails to perfect, or effectively withdraws or loses, his or her right to appraisal, will then have only the right to receive shares of Columbia Bancorp common stock for his or her shares in accordance with the terms of the merger.

  If a petition for an appraisal is timely filed and a copy served upon Columbia Bancorp, as successor to Suburban Bancshares, Columbia Bancorp will then be obligated within 20 days to file with the Delaware Register in Chancery a list containing the names and addresses of the Suburban Bancshares stockholders who have demanded appraisal of their shares of Suburban Bancshares common stock and with whom agreements as to the value of their shares have not been reached. After notice to the Suburban Bancshares stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those Suburban Bancshares stockholders entitled to appraisal rights. The Delaware Court of Chancery may require the Suburban Bancshares stockholders who demanded appraisal rights of their shares of Suburban Bancshares common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any Suburban Bancshares stockholder fails to comply, the Delaware Court of Chancery may dismiss the proceedings as to that Suburban Bancshares stockholder.

  After determining which Suburban Bancshares stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Suburban Bancshares common stock, excluding any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Suburban Bancshares stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive under the terms of the merger if they did not seek appraisal of their shares of Suburban Bancshares common stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

  The costs of an appraisal action may be determined by the Delaware Court of Chancery and charged to the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any Suburban Bancshares stockholder in connection with an appraisal be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

  At any time within 60 days after the effective time, any Suburban Bancshares stockholder will have the right to withdraw his or her demand for appraisal and to accept shares of Columbia Bancorp common stock for shares of Suburban Bancshares common stock in accordance with the terms of the merger. After this period, a Suburban Bancshares stockholder may withdraw his or her demand for appraisal only with the written consent of Suburban Bancshares. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any Suburban Bancshares stockholder without the approval of the Delaware Court of Chancery, which may be conditioned on terms the Delaware Court of Chancery deems just.

  Any Suburban Bancshares stockholder who has demanded and perfected an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends, except dividends payable to Suburban Bancshares stockholders prior to the effective time.

Resale of Columbia Bancorp Common Shares After the Merger

  Columbia Bancorp common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Suburban Bancshares stockholder who may be deemed to be an "affiliate" of Suburban Bancshares for purposes of Rule 145 under the Securities Act.

This proxy statement/prospectus does not cover resales of shares of Columbia Bancorp common stock received by any person who may be deemed to be such an affiliate.

  Persons who may be deemed to be affiliates of Suburban Bancshares generally include individuals or entities that control, are controlled by, or are under common control with Suburban Bancshares, and generally include the executive officers and directors of Suburban Bancshares and entities controlled by directors of Suburban Bancshares. Affiliates may not sell their shares of Columbia Bancorp common stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Columbia Bancorp) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the effective time of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Columbia Bancorp common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Columbia Bancorp common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale (excluding such persons trading). Rule 145 under the Securities Act will remain available to affiliates if Columbia Bancorp timely files reports under the Exchange Act with the SEC. One year after the effective time of the merger, an affiliate will be able to sell such shares of Columbia Bancorp common stock without being subject to such manner of sale or volume limitations, provided that Columbia Bancorp is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Columbia Bancorp. Two years after the effective time of the merger, an affiliate will be able to sell such shares of Columbia Bancorp common stock without any restrictions so long as such affiliate had not been an affiliate of Columbia Bancorp for at least three months prior to the date of such sale.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Appendix A. Columbia Bancorp and Suburban Bancshares stockholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

General

  Pursuant to the merger agreement, as amended, Suburban Bancshares will merge with and into Columbia Bancorp, with Columbia Bancorp surviving the merger. The stockholders of Suburban Bancshares will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the merger agreement. Columbia Bancorp and Suburban Bancshares may also mutually agree on a different date. We expect that the effective date of the merger will occur on March 1, 2000.

  As part of the merger, Columbia Bancorp and Suburban Bancshares will cause Columbia Bank and Suburban Bank to enter into a bank plan of merger. The bank plan of merger provides that Suburban Bank will merge with and into Columbia Bank, with Columbia Bank surviving. We expect to complete the bank merger concurrently with completion of the merger.

  On or prior to the effective date of the merger, we will file articles of merger with the Maryland State Department of Assessments and Taxation and a certificate of merger with the Delaware Secretary of State, and each such document will set forth the effective date of the merger. Either Columbia Bancorp or Suburban Bancshares can terminate the merger agreement if, among other reasons, the merger does not occur on or before June 30, 2000 and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See "--Termination" on page 56.

Conversion Ratios; Fractional Shares

  At the time the merger becomes effective, each share of issued and outstanding Suburban Bancshares common stock, except for shares of dissenting stockholders, will be canceled and cease to be outstanding and will be exchanged for between 0.2338 and 0.2196 shares of Columbia Bancorp common stock. The conversion ratio is based upon a formula which causes the average market value of shares of Columbia Bancorp common stock exchanged for each share of Suburban Bancshares common stock to be $3.00 per share when the average market value of Columbia Bancorp common stock is between $12.81 and $13.68 per share. The conversion ratio is fixed at 0.2196 if the average market value is above $13.68 per share and at 0.2338 if it is below $12.81 per share. No fractional shares will be issued. Instead, stockholders will be paid in cash the amount equal to the fractional share multiplied by the average daily high and low trade prices per share of Columbia Bancorp common stock for the 10 trading days ending three trading days before the effective date.

Certain Representations and Warranties

  The merger agreement contains various representations and warranties made by Columbia Bancorp and Suburban Bancshares, some of which are qualified as to materiality, regarding the following matters, among others:

  . corporate existence, organization, standing, authority and capitalization;

  . ownership of the shares of capital stock of its subsidiaries, and the corporate existence, organization, standing and authority of its subsidiaries;

  . that the merger agreement and the related transactions will not result in a violation of Columbia Bancorp's or Suburban Bancshares' organizational documents or contracts to which Columbia Bancorp or Suburban Bancshares, or any of their subsidiaries, is a party, or violate any law, rule or regulation;

  . consistency of financial statements with generally accepted accounting principles;

  .  the filing of tax returns and payment of taxes;

  .  absences of undisclosed liabilities;

  .  absence of certain material adverse events, changes or effects;

  . accuracy of information supplied by Columbia Bancorp and Suburban Bancshares in connection with the merger agreement and related documents;

  .  quality of title to properties and assets;

  .  material contracts;

  .  absence of pending or threatened suits, actions or other proceedings;

  .  absence of material environmental violations, actions or liabilities;

  .  labor matters;

  . retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

  .  transactions with affiliates;

  .  consents and regulatory approvals necessary to complete the merger;

  .  compliance with laws and required licenses and permits;

  . corporate power and authority to execute, deliver and perform its obligations under the merger agreement, and to consummate the merger, subject only to stockholder approval;

  .  maintenance of adequate insurance and financial institutions bonds;

  . no claims for brokerage commissions or advisory fees, except to the financial advisors of Columbia Bancorp and Suburban Bancshares in connection with the merger; and

  .  year 2000 compliance.

  The representations and warranties of Suburban Bancshares and Columbia Bancorp will not be deemed waived or otherwise affected by any investigation made by any party and do not survive beyond the effective time of the merger.

Certain Covenants and Agreements

  Conduct of Business Pending Merger. Pursuant to the merger agreement, Suburban Bancshares and Columbia Bancorp have each agreed (except as permitted by the other party or as otherwise expressly contemplated by the merger agreement) to conduct their respective businesses in the ordinary course consistent with past practice and that, pending the merger, they will not, nor will they permit any of their subsidiaries to:

  . amend their respective charters or bylaws or comparable documents of any subsidiary;

  . change their authorized, issued or outstanding capital stock, except for outstanding stock options which are currently exercisable;

  . declare any cash dividend on its capital stock, except that Columbia Bancorp may declare a dividend that does not exceed $0.10 per share;

  . increase the compensation or benefits of any employees, outside the ordinary course of its business and consistent with past practices or enter into or modify any employment contract with any of its officers or employees;

  . make any change in any of their accounting policies or practices or take any action that would prevent Columbia Bancorp from accounting for the merger as a pooling-of-interests;

  . incur any liability for borrowed money except extensions of credit other than in the ordinary course of business, provided the extensions of credit are at a variable rate with maturities of one year or less;

  . enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice; or

  . enter into any contract with respect to the foregoing or authorize any of, or commit or agree to take any of, the foregoing actions.

  Pending the Effective Date, Columbia Bancorp and Suburban Bancshares have agreed to:

  . use commercially reasonable efforts to preserve their business organizations and assets and to keep available the services of their full-time officers and employees;

  .  continue in effect the present method of conducting their businesses;
     and

  . consult with the other party as to making decisions or actions in matters other than those in the ordinary course of business, or involving any capital expenditures in excess of $25,000.

  Columbia Bancorp and Suburban Bancshares have jointly agreed:

  . to submit the merger agreement and related transactions to their stockholders for approval;

  . to use their best efforts to obtain all required regulatory approvals and required third party consents;

  .  to deliver to the other copies of all securities documents when filed;

  . to use their best efforts to prevent their agents and representatives from engaging in any merger, acquisition or similar transaction;

  . to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Columbia Bancorp and Suburban Bancshares;

  . to take all actions necessary to complete the transactions contemplated by the merger agreement;

  . to use their best efforts not to permit any of their officers, directors, employees or other representatives to take any action that would prevent Columbia Bancorp from treating the merger as a pooling-of-interests for financial reporting purposes;

  .  to file all tax returns and pay all taxes when due; and

  . to agree upon the form and substance of any press release or public disclosure related to the merger.

  No Solicitation. The merger agreement provides that, except to the extent legally required by the fiduciary obligations of their boards of directors prior to the effective time of the merger, neither Suburban Bancshares nor Columbia Bancorp, nor any of their respective subsidiaries will, or will permit any of their agents or representatives to directly or indirectly, solicit or initiate any inquiries or the making of any offer or proposal with respect to:

  . any merger, consolidation, or other business combination involving Suburban Bancshares, Columbia Bancorp or any of their respective subsidiaries; or

  . the acquisition of all or any significant part of the assets or capital stock of Suburban Bancshares, Columbia Bancorp or any of their respective subsidiaries.

  Those Columbia Bancorp and Suburban Bancshares stockholders who are party to the support agreements have also agreed that, in their capacity as stockholders, they will not directly or indirectly solicit, initiate or encourage any inquiries or proposals or participate in any discussions or negotiations with anyone concerning any merger, acquisition or similar transaction.

  Composition of the Board of Directors of Columbia Bancorp and Columbia Bank Following the Merger. In connection with the merger, Columbia Bancorp has agreed to increase its board of directors by five members at the effective date and to cause its board of directors, consistent with their fiduciary duties and in accordance with Maryland law, to appoint Winfield M. Kelly, Jr., Albert W. Turner, Lawrence A. Schulman, Vincent D. Palumbo, and Kenneth H. Michael, each of whom are currently members of Suburban Bancshares' board of directors, to become members of Columbia Bancorp's board of directors promptly after the effective time of the merger. The other 16 directors will be those persons serving as directors of Columbia Bancorp at the time of the effective date and will continue to serve in their respective classes. Also at the effective date, the board of directors of Columbia Bank will be increased by five members. All of the directors of Columbia Bank immediately prior to the effective date will continue as directors, and the five directors from Suburban Bancshares mentioned above will also become directors of Columbia Bank.

Conditions to the Merger

  Our obligation to effect the merger is subject to the satisfaction or waiver (if permitted by law), at or prior to the merger, of the following conditions, among others:

  Representations, Warranties and Covenants. Each of the representations and warranties of the other party contained in the merger agreement must be true and correct, as of the date of the merger agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the effective time of the merger as though they were made at the effective time of the merger. Columbia Bancorp must receive an officers' certificate to that effect. Suburban Bancshares will receive a similar certificate signed on Columbia Bancorp's behalf. The other party must have performed in all material respects all of its obligations required to be performed under the merger agreement prior to the effective time of the merger. Columbia Bancorp will receive an officers' certificate to that effect. Suburban Bancshares will receive a similar certificate signed on Columbia Bancorp's behalf.

  Material Adverse Change. Any materially adverse change in the condition, results of operations, assets liabilities or business of the other party and its subsidiaries cannot have occurred since December 31, 1998. A material adverse change will include, without limitation, (i) a reduction of stockholders' equity to less than $19,366,000 in the case of Suburban Bancshares and $38,000,000 in the case of Columbia Bancorp, (ii) a decrease in the net income for calendar year 1999 and through the effective date to less than $625,000 in the case of Suburban Bancshares and $3,400,000 in the case of Columbia Bancorp, or (iii) an increase in the ratio of non-performing assets to total assets to above 1.5%.

  Regulatory Approvals. We must obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties that are necessary in connection with the merger as contemplated by the merger agreement. These conditions may be waived, except where failure to obtain them would result in a materially adverse effect on Columbia Bancorp or Suburban Bancshares, or would so materially and adversely affect the economic or business benefits of the merger that Columbia Bancorp would not have entered into the proposed merger.

  Stockholder Approval. Stockholders holding a majority of the issued and outstanding voting stock of Suburban Bancshares and stockholders holding at least two-thirds of the issued and outstanding voting stock of Columbia Bancorp must approve and adopt the merger agreement and approve the merger. Also, the sole stockholder of each of Suburban Bank and Columbia Bank must approve the merger of those two banks as contemplated by the merger agreement.

  Effectiveness of Registration Statement. The Registration Statement on Form S-4 (of which this proxy statement/prospectus is a part) must become effective in accordance with the provisions of the Securities Act. The SEC must not have issued any stop order suspending the effectiveness of the Registration Statement, and the SEC must not have initiated proceedings for that purpose.

  Nasdaq Listing. The shares of Columbia Bancorp common stock issued in connection with the merger must be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

  No Injunctions. No action or proceeding challenging the merger in connection with the mergers can be threatened or pending. No order issued by any governmental entity having jurisdiction over Columbia Bancorp, Suburban Bancshares, or any of their subsidiaries that materially restricts, prevents or prohibits the consummation of the merger can be in effect or pending.

  Consents. Suburban Bancshares and Columbia Bancorp must have obtained the consent, approval or waiver of each entity whose consent or approval is required in connection with the transactions contemplated by the merger agreement under any contract, except where the failure to obtain this consent would not reasonably be expected, to have a material adverse effect on Suburban Bancshares, Columbia Bancorp or the combined company.

  Tax Opinion. Columbia Bancorp and Suburban Bancshares must have received an opinion from Columbia Bancorp's tax counsel that, among other things, the merger will qualify for United States federal income tax purposes as a tax-free reorganization.

  Fairness Opinion. Each of Columbia Bancorp and Suburban Bancshares have received an opinion from its financial advisor that the issuance of shares of Columbia Bancorp common stock in the merger will be fair from a financial point of view to the Columbia Bancorp stockholders or the Suburban Bancshares stockholders, as the case may be.

  Legal Opinions. Counsel for Columbia Bancorp and Suburban Bancshares must have delivered certain legal opinions regarding each of their authorizations to execute the merger agreement and other documents.

  Pooling Letter. Columbia Bancorp must have received a letter from KPMG LLP stating that the mergers will qualify for pooling-of-interests accounting specified in Accounting Principles Board Opinion No. 16 if the mergers are completed according to the merger agreement. In rendering this letter, KPMG LLP requires delivery of and will rely upon certain representation letters delivered by Columbia Bancorp and Suburban Bancshares and a pooling letter delivered by Stegman & Company.

  At any time prior to the effective time of the merger, each of Columbia Bancorp and Suburban Bancshares may waive the compliance with any conditions that may legally be waived. However, we may not waive conditions that are required by law to complete the merger, including (i) the requirement for stockholder approval, (ii) the requirement for regulatory approvals, and (iii) the requirement that the registration statement be effective on the closing date. Furthermore, after approval of the merger agreement by the stockholders of Suburban Bancshares and Columbia Bancorp, we cannot waive any conditions that under applicable law would require further approval of our stockholders without obtaining stockholder approval. See "--Amendment; Waiver."

Termination

  We may terminate the merger agreement at any time prior to the completion of the merger, by mutual written consent.

  Either Columbia Bancorp or Suburban Bancshares may terminate the merger agreement at any time prior to the completion of the merger:

  . if the merger has not been completed by June 30, 2000, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement, or

  . if prior to June 30, 2000 any court has entered an order which prohibits completion of the mergers and the transactions contemplated by the merger agreement.

  Columbia Bancorp may terminate the merger agreement at any time prior to the completion of the merger:

  . if there has been a material breach of any of the representations or warranties, covenants or agreements of Suburban Bancshares in the merger agreement, which is not curable within 60 days after Columbia Bancorp gives written notice of the breach to Suburban Bancshares;

  . if Columbia Bancorp does not obtain stockholder approval, unless the failure to obtain stockholder approval is due to the failure of Columbia Bancorp to perform or observe the agreements set forth in the merger agreement;

  . if any permanent injunction, order, decree or ruling by any governmental entity preventing the completion of the merger has become final and non-appealable;

  . if prior to June 30, 2000 any action or proceeding against Columbia Bancorp or against Suburban Bancshares or any of their respective subsidiaries is pending which seeks to prevent completion of the transactions contemplated by the merger agreement; or

  . if prior to June 30, 2000, any approval, consent, or waiver of any governmental entity have been denied which are required to permit the completion of the transactions contemplated by the merger agreement;

  . if prior to June 30, 2000 any approval, consent, or waiver of any governmental entity required to permit completion of the transactions contemplated by the merger agreement include any condition or requirement that would (i) have a material adverse effect on Columbia Bancorp or Suburban Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the mergers that Columbia Bancorp would not have entered into the merger agreement if it had known of these conditions or requirements;

  . if, immediately prior to the effective date, the number of Suburban Bancshares stockholders who have demanded appraisal rights and not withdrawn those demands jeopardizes the qualification of the merger for pooling-of-interests accounting treatment and KPMG LLP fails or refuses to deliver a letter to Columbia Bancorp to that effect; or

  . if Columbia Bancorp's board of directors vote to negotiate the sale of Columbia Bancorp to another party.

  Suburban Bancshares may terminate the merger agreement at any time prior to the completion of the merger:

  . if there has been a breach of any of the representations or warranties, covenants or agreements of Columbia Bancorp in the merger agreement, which is not curable within 60 days after written notice of this breach is given by Suburban Bancshares to Columbia Bancorp:

  . if Suburban Bancshares' board of directors votes to negotiate the sale of Suburban Bancshares to another party; or

  . if Suburban Bancshares does not obtain stockholder approval, unless the failure to obtain stockholder approval is due to the failure of Suburban Bancshares to perform or observe the agreements set forth in the merger agreement.

Amendment; Waiver

  Subject to applicable legal restrictions, at any time prior to the completion of the merger, the parties may:

  .  amend the merger agreement;

  . extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement;

  . waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

  . waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approval and the absence of any order, decree or injunction preventing the merger.

  We amended the merger agreement on November 24, 1999 to provide for the effects of dissenting stockholders. After you have approved the merger agreement, however, we cannot modify either the amount or the form of consideration you will receive upon the completion of the merger or otherwise materially adversely affect you without stockholder approval.

Expenses

  We will each pay all of our respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that:

  . we will equally share the cost of filing fees in respect of bank regulatory approvals required in order to complete the mergers;

  .  Columbia Bancorp will pay the registration fee of the SEC;

  . Columbia Bancorp will pay the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on The Nasdaq Stock Market of the shares of Columbia Bancorp common stock to be issued in the merger; and

  . Columbia Bancorp will pay the costs of printing and mailing the proxy statement/prospectus.

                            STOCK OPTION AGREEMENTS

  The following description sets forth the material provisions of each of the Columbia Bancorp stock option agreement and the Suburban Bancshares stock option agreement, but is not complete and is subject to the full texts of, and qualified in its entirety by reference to, these agreements, which are attached as Appendices D and E, respectively, to this proxy statement/prospectus and are incorporated herein by reference. All Columbia Bancorp stockholders and Suburban Bancshares stockholders are urged to read each of the Columbia Bancorp stock option agreement and the Suburban Bancshares stock option agreement carefully and in its entirety.

General

  As an inducement for Columbia Bancorp to enter into the merger agreement, we entered into the Suburban Bancshares stock option agreement pursuant to which Suburban Bancshares granted Columbia Bancorp an option to purchase shares of Suburban Bancshares common stock. As an inducement for Suburban Bancshares to enter into the merger agreement, we also entered into the Columbia Bancorp stock option agreement pursuant to which Columbia Bancorp granted Suburban Bancshares an option to purchase shares of Columbia Bancorp common stock. Except as otherwise noted below, the terms and conditions of the Columbia Bancorp stock option agreement and the Suburban Bancshares stock option agreement are identical in all material respects.

Exercise; Expiration

  Columbia Bancorp granted Suburban Bancshares an option to purchase up to 497,140 shares of Columbia Bancorp common stock, and Suburban Bancshares granted Columbia Bancorp an option to purchase up to 2,807,668 shares of Suburban Bancshares common stock. Although these numbers are subject to adjustment in certain cases, as described below, they will never exceed 19.9% of the number of shares of Suburban Bancshares common stock or 9.9% of Columbia Bancorp common stock, as the case may be, outstanding immediately before exercise of the option. The exercise price of the Columbia Bancorp option is $13.063 per share of Columbia Bancorp common stock and the exercise price of the Suburban Bancshares option is $2.313 per share of Suburban Bancshares common stock, but each per share option price is subject to adjustment in certain cases (this exercise price, as adjusted, is referred to below as the "option price").

  Each of Columbia Bancorp and Suburban Bancshares can exercise its option if a "purchase event" occurs prior to completion of the merger or the termination of the merger agreement according to its terms. The purchase of any shares of Columbia Bancorp and Suburban Bancshares common stock pursuant to the options is subject to compliance with applicable law.

  The option agreements generally define the term "purchase event" to mean any of the following events or transactions:

  . the issuer of the option or one of its significant subsidiaries, without the prior written consent of the grantee of the option, enters into an agreement to engage in a merger, sale or similar transaction with a third party;

  . a third party acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of the issuer of the option's common stock;

  . a third party has made a bona fide proposal to the issuer of the option or its stockholders to engage in merger, sale or similar transaction and this proposal has been publicly announced and after the announcement the stockholders fail to vote to approve the merger; or

  . the issuer of the option willingly breaches any covenant or obligation contained in the merger agreement after a third party has proposed a merger, sale or similar transaction, and following the breach the grantee of the option is entitled to terminate the merger agreement.

  The stock option agreements terminate upon any of the following: (i) completion of the merger; (ii) termination of the merger agreement in accordance with its terms provided that this would not include a termination of the merger agreement by the grantee of the option based on a willful breach of a representation, warranty, covenant or other agreement contained in the merger agreement; or (iii) the passage of 12 months, subject to extension in order to obtain required regulatory approvals, after termination of the merger agreement by the grantee of the option based on a willful breach by the issuer of the option of a representation warranty, covenant or other agreement contained in the merger agreement.

  If the option becomes exercisable, it may be exercised in whole or in part within sixty days following the notice of exercise. The times during which the grantee has the right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of the issuer of the option.

Registration Rights

  In connection with the stock option agreements, the issuer of the option agreed to file one registration statement for the shares received upon exercise of the option in order to permit the sale of these shares. The issuer of the option must use its best efforts to cause the registration statement to become effective and remain effective for at least 270 days.

Purpose of the Agreements

  Arrangements such as the stock option agreements are customarily entered into in connection with announced mergers involving publicly traded companies to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by the person if the transaction is not completed. The stock option agreements may have the effect of discouraging offers by third parties to acquire the issuer of the option, even if those persons were prepared to offer to pay consideration to the issuer of the option's stockholders that has a higher current market price than the shares of the grantee of the option common stock to be received by the holders pursuant to the merger agreement. Also, following consultation with our respective independent accountants, we believe that the exercise of either of the stock options is likely to prohibit another acquiror from accounting for any acquisition of the issuer of the stock option using the "pooling of interests" accounting method for a period of two years.

  To our best knowledge no event giving rise to the right to exercise either option has occurred as of the date of this proxy statement/prospectus.

                               SUPPORT AGREEMENTS

  Concurrently with the execution of the merger agreement, our directors, executive officers and affiliates entered into support agreements with Columbia Bancorp and Suburban Bancshares. The following description of the support agreement is qualified in its entirety by reference to the support agreement, copies of which are attached to this proxy statement/prospectus as Appendices B and C and which are incorporated by reference into this proxy statement/prospectus.

  Each of the directors, executive officers and affiliates of Columbia Bancorp and Suburban Bancshares executed the support agreements as a condition to the completion of the merger. Under the support agreements, the parties agreed to vote an aggregate of 21.7% of the outstanding shares of Columbia Bancorp common stock and an aggregate of 20.0% of the outstanding shares of Suburban Bancshares common stock in favor of the merger. The parties also agreed to vote any additional shares of common stock of Columbia Bancorp or

  Suburban Bancshares acquired by the stockholder after the date of the support agreement. The support agreements also restrict the power of the stockholders to transfer their shares of Columbia Bancorp common stock or Suburban Bancshares common stock, as the case may be, until the completion of the merger or termination of the merger agreement. Those Columbia Bancorp and Suburban Bancshares stockholders who are party to the support agreements have also agreed that, in their capacity as stockholders, they will not directly or indirectly solicit, initiate or encourage any inquiries or proposals or participate in any discussions or negotiations with anyone concerning any merger, acquisition or similar transaction.

                 CERTAIN INFORMATION INCORPORATED BY REFERENCE

  Information relating to principal stockholders and security ownership of management, executive compensation, various benefit plans (including share option plans), certain relationships and related transactions and other related matters as to Columbia Bancorp is set forth in Columbia Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, incorporated herein by reference. Stockholders of Columbia Bancorp and Suburban Bancshares desiring a copy of Columbia Bancorp's 1998 Annual Report may contact Columbia Bancorp by mail at 9171 Baltimore National Pike, Ellicott City, Maryland 21042, Attention: John A. Scaldara, Jr. or by telephone at (410) 465-4800 as indicated under "Where You Can Find More Information" on page 80."

  Information relating to principal stockholders and security ownership of management, executive compensation, various benefit plans (including share option plans), certain relationships and related transactions and other related matters as to Suburban Bancshares is set forth in Suburban Bancshares' Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, incorporated herein by reference. Stockholders of Suburban Bancshares and Columbia Bancorp desiring a copy of Suburban Bancshares' 1998 Annual Report may contact Suburban Bancshares by mail at 7505 Greenway Center Drive, P. O. Box 298, Greenbelt, Maryland 20768-0298, Attention: Stephen A. Horvath or by telephone at (301) 474-6694 as indicated under "Where You Can Find More Information" on page 80."

   COMPARISON OF THE RIGHTS OF HOLDERS OF COLUMBIA BANCORP CAPITAL STOCK AND
                       SUBURBAN BANCSHARES CAPITAL STOCK

  Columbia Bancorp and Suburban Bancshares are incorporated in Maryland and Delaware, respectively. Upon consummation of the merger, stockholders of Suburban Bancshares, whose rights as stockholders are currently governed by Delaware General Corporation Law, the Suburban Bancshares charter, and the Suburban Bancshares bylaws, will automatically become stockholders of Columbia Bancorp. As stockholders of Columbia Bancorp, their rights will be governed by the Maryland General Corporation Law and by the Columbia Bancorp charter and the Columbia Bancorp bylaws. The following is a summary of the material differences between the rights of holders of Suburban Bancshares capital stock and the rights of holders of Columbia Bancorp capital stock. The following does not purport to be a complete description of the differences between the rights of Columbia Bancorp and Suburban Bancshares stockholders. Such differences may be determined in full by reference to the Maryland General Corporation Law, the Delaware General Corporation Law, the Columbia Bancorp charter, the Suburban Bancshares charter and the Columbia Bancorp bylaws and Suburban Bancshares bylaws.

  The Maryland General Corporation Law, the Columbia Bancorp charter and Columbia Bancorp bylaws contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a change in control of Columbia Bancorp or other transaction that a Columbia Bancorp stockholder might consider in its best interest, including a transaction that might result in a premium over the market price for the shares held by Columbia Bancorp stockholders. These provisions are expected to discourage various types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Columbia Bancorp to negotiate first with the Columbia Bancorp board. Columbia Bancorp's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. Although similar provisions exist under Delaware law and have been applicable to Suburban Bancshares, the Suburban Bancshares charter and Suburban Bancshares bylaws do not contain some of the anti-takeover provisions contained in the Columbia Bancorp charter.

                            AUTHORIZED CAPITAL STOCK

Columbia Bancorp                                                     Suburban Bancshares

  10,000,000 shares of common stock, par value $0.01 per share.        20,000,000 shares of common stock, par value $0.01 per share

  Subject to applicable Nasdaq rules and regulations,                  1,000,000 shares of preferred stock, par value $0.01 per
the Columbia Bancorp board may issue, in its discretion,               share.
additional shares of Columbia Bancorp common stock or
Columbia Bancorp preferred stock; provided, that the total             The Suburban Bancshares board may increase or decrease
number of shares issued does not exceed the authorized               the number of shares of common stock or preferred stock,
number of shares of capital stock.                                   but not below the number of shares of such class or
                                                                     series then outstanding, subject to the rights of the
                                                                     holders of any class or series of preferred stock and to
                                                                     applicable Nasdaq rules and regulations.

                                 VOTING RIGHTS

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law provides that, unless otherwise provided in             Delaware law provides that, unless otherwise provided in
a corporation's charter:                                             a corporation's charter:

 .  each share of its capital stock is entitled to one vote;          .  each share of its capital stock is entitled to one vote;

 .  the presence in person or by proxy of stockholders                .  a stockholder with voting rights may authorize another
   entitled to cast a majority of all the votes entitled                person to act for such stockholder be revocable or
   to be cast at a meeting constitutes a quorum; and                    irrevocable proxy.

 .  in matters other than the election of directors or the              Delaware law provides that a corporation may designate
   approval of extraordinary transactions, a majority of             the voting rights of each class of stock and must specify
   all the votes cast at a meeting at which a quorum is              the voting rights of such class of stock in the certificate
   present is sufficient to approve a matter which properly          of incorporation or the board resolutions providing for the
   comes before a stockholder meeting.                               issuance of stock.

  Maryland law limits the voting rights of "control shares"            Each holder of Suburban Bancshares common stock is
held by persons who, directly or indirectly, have the                entitled to one vote per share. Suburban Bancshares'
power to exercise:                                                   certificate of incorporation permits the Suburban
                                                                     Bancshares board to issue Suburban Bancshares preferred
 .  one-fifth or more, but less than one-third;                       stock in one or more series that may have voting power that differs from that of the Suburban Bancshares common stock.
 .  one-third or more, but less than a majority; or

 . a majority or more of all voting power in the election of directors. See "State Law Takeover Legislation."

  Subject to Maryland law, each holder of Columbia Bancorp common stock is entitled to one vote per share. Columbia
Bancorp's charter permits the Columbia Bancorp board to classify and issue Columbia Bancorp preferred stock in one or more series that may have voting power that differs from that of the Columbia Bancorp common stock. See "Description of Columbia Bancorp Capital Stock."

            ADVANCE NOTICE PROVISION/SPECIAL MEETING OF STOCKHOLDERS

Columbia Bancorp                                                        Suburban Bancshares

  Maryland law provides that special meetings of the                      Delaware law provides that special meetings of the
stockholders of a corporation may be called by the                      stockholders of a corporation may be called by the
corporation's board of directors or by such other persons               corporation's board of directors or by such other persons
as may be authorized in the corporation's charter or                    as may be authorized in the corporation's certificate of
bylaws.                                                                 incorporation or bylaws.

  The Columbia Bancorp bylaws provide that with respect to                At special meetings of stockholders, only the business
an annual meeting of stockholders, nominations of persons               specified in Suburban Bancshares' notice of meeting may be
for election of the Columbia Bancorp board and the proposal             brought before the meeting of stockholders.
of business to be considered by stockholders may be made
only:                                                                     Under the Suburban Bancshares bylaws, in order for a
                                                                        stockholder to nominate a candidate for the election as a
 .  pursuant to Columbia Bancorp's notice of the meeting,                director or propose business for consideration at an
                                                                        annual meeting, the stockholder must generally give notice
 .  by the Columbia Bancorp board, or                                    to the Suburban Bancshares Secretary not less than 90 days from the first anniversary of the last annual meeting.
 .  by a stockholder who is entitled to vote at the meeting
   and has complied with the procedures set forth in the
   Columbia Bancorp bylaws.

  With respect to special meetings of stockholders, only the business specified in Columbia Bancorp's notice of meeting may be brought before the meeting of stockholders.
Nominations of persons for election to the Columbia Bancorp board may be made at a special meeting of stockholders:

 .  pursuant to Columbia Bancorp's notice of the meeting,

 .  by the Columbia Bancorp board, or

 . provided that the Columbia Bancorp board has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Columbia Bancorp bylaws.

  Under the Columbia Bancorp bylaws, in order for a stockholder to nominate a candidate for the election as a director or propose business for consideration at an annual meeting, the stockholder must generally give notice to the Columbia Bancorp Secretary not more then 90 days or less than 60 days from the first anniversary of the last annual meeting.

                         SIZE OF THE BOARD OF DIRECTORS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, a corporation must generally have at             Delaware law provides that the certificate of
least three directors at all times. Subject to this                  incorporation or the bylaws of a corporation may allow the
provision, a corporation's bylaws may alter the number of            stockholders or the board of directors to fix or change the
directors and authorize a majority of the entire board of            number of directors, but a corporation must have at least
directors to alter within specified limits the number of             one director. The Suburban Bancshares board is currently
directors set by the corporation's charter or its bylaws.            comprised of 10 members. The Suburban Bancshares bylaws
The number of persons currently constituting the Columbia            provide that the number of members of the board of
Bancorp board is seventeen. The Columbia Bancorp charter             directors shall be not less than seven nor more than 20
provides that the number of persons constituting the                 directors.
Columbia Bancorp board shall be 25 unless changed by an
amendment to the Columbia Bancorp bylaws but may never be
less than allowed by law. The Columbia Bancorp bylaws
provide that the number of directors shall be no more than
30 and generally, no less than three.

                    CLASSIFICATION OF THE BOARD OF DIRECTORS

Columbia Bancorp                                                     Suburban Bancshares

  The directors of Columbia Bancorp are divided into three             Under Delaware law, directors, unless their terms are
classes, with approximately one-third of the directors               staggered, are elected at each annual stockholders meeting.
elected by the stockholders annually. Consequently, members          The certificate of incorporation may authorize the
of the Columbia Bancorp board serve staggered three-year             election of directors by one or more classes or series of
terms. Classification of the Columbia Bancorp board is               shares, and the certificate of incorporation, an initial
intended to assure the continuity and stability of Columbia          bylaw or a bylaw adopted by a vote of the stockholders may
Bancorp's business strategies and policies as determined by          provide for staggered terms for the directors.
the Columbia Bancorp board. The classified board provision
of the Columbia Bancorp bylaws could also have the effect              The directors of Suburban Bancshares are divided into
of making the replacement of incumbent directors more time           three classes, with approximately one-third of the
consuming and difficult, which could delay, defer or                 directors elected by the stockholders annually.
prevent an attempt by a third party to obtain control of             Consequently, members of the Suburban Bancshares board
Columbia Bancorp or cause such transaction to benefit                serve staggered three-year terms.
Columbia Bancorp or its stockholders. At least two annual
meetings of stockholders, instead of one, will generally
be required to effect a change in a majority of the
Columbia Bancorp board. Thus, the classified board
provision could increase the likelihood that incumbent
directors will retain their positions.

                       ELECTION OF THE BOARD OF DIRECTORS

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law provides that a corporation's directors                 Elections for the Suburban Bancshares board are decided
shall be elected by a plurality of the votes cast at a               by a plurality of the votes cast.
meeting at which a quorum is present.
                                                                       Under Delaware law, stockholders do not have cumulative
  Under Maryland law, a corporation's charter may                    voting rights unless the certificate of incorporation so
provide that stockholders of a corporation can elect                 provides. The Suburban Bancshares certificate of
directors by cumulative voting. Neither the Columbia                 incorporation does not grant cumulative voting rights to
Bancorp charter nor the Columbia Bancorp bylaws grant                holders of Suburban Bancshares common stock.
cumulative voting rights with respect to the election of
directors to holders of Columbia Bancorp common stock.

  Maryland law permits the bylaws of the corporation to provide for the term of office a director may serve, except that (1) the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings and (2) the term of office of at least one class shall expire each year. The Columbia Bancorp charter provides for a classified board.

                              REMOVAL OF DIRECTORS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, unless the corporation's charter                 Under Delaware law, in the case of a corporation whose
provides otherwise, the stockholders of a corporation with           board of directors is classified, except as otherwise
a classified board of directors may remove any director,             provided in a corporation's certificate of incorporation,
only for cause, by the affirmative vote of a majority of             the stockholders may remove any director only for cause by
all the votes entitled to be cast for the election of                the vote of a majority of all the votes entitled to be cast
directors. The Columbia Bancorp charter provides that                in the election of the directors. The Suburban Bancshares'
directors may be removed only by the affirmative vote of             certificate of incorporation provides for the removal of
the holders of 80% of the votes entitled to be cast in the           directors, only for cause, by the affirmative vote of the
election of the directors.                                           holders of a majority of all classes of outstanding
                                                                     capital stock.

                               FILLING VACANCIES

Columbia Bancorp                                                     Suburban Bancshares

  Under the Columbia Bancorp charter and bylaws, vacancies             Under Delaware law, unless the certificate of
in the Columbia Bancorp board caused by the removal or               incorporation or bylaws provide otherwise, the board of
resignation of a director may be filled by the vote of a             directors of a corporation may fill any vacancy on the
majority of the remaining directors or, if the vacancy is            board, including vacancies resulting from an increase in
caused by the removal of a director, by the stockholders at          the number of directors.
an annual or special meeting, and the appointee shall hold
office for the unexpired term of his predecessor, or until             The Suburban Bancshares bylaws provide that the directors,
his successor is elected or appointed and is qualified.              whether or not a quorum, may by majority vote, choose a
Newly created directorships may be filled by a majority of           successor to hold office for the unexpired portion of the
the entire Columbia Bancorp board and the appointee shall            term of a class of the director whose place has been
hold office until the next election of directors by the              filled. Vacancies resulting from an increase in the numbers
stockholders or may be filled by the stockholders at an              may be filled by the directors, whether or not a quorum, by
annual or special meeting.                                           majority vote or be filled by the stockholders at an annual or special meeting.

                        STANDARD OF CONDUCT FOR DIRECTOR

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, the standard of conduct for directors            Under Delaware law, the standards of conduct for
is set forth in Section 2-405.1(a) of the Maryland General           directors have developed through written opinions of the
Corporation Law, which requires that a director of a                 Delaware courts in cases decided by them. Generally,
Maryland corporation perform his or her duties in "good              directors of Delaware corporations are subject to a duty of
faith," with "a reasonable belief" that his or her actions           loyalty, a duty of care and a duty of candor to the
are "in the best interests of the corporation" and with the          stockholders. The duty of loyalty requires directors to
care of an "ordinarily prudent person in a like                      refrain from self-dealing. According to the Delaware
position . . . under similar circumstances."                         Supreme Court, the duty of care requires "directors . . .
                                                                     in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances" and the duty of candor requires
                                                                     directors "to disclose fully and fairly all material
                                                                     information within the board's control when it seeks
                                                                     stockholder action." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by
                                                                     directors.

  LIABILITY OF DIRECTORS; INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law requires a corporation, unless its charter              Delaware law provides that a corporation may indemnify
provides otherwise, which Columbia Bancorp's charter does            any person made a party or threatened to be made a party to
not, to indemnify a director or officer who has been                 any type of proceeding, other than an action by or in the
successful, on the merits or otherwise, in the defense of            right of the corporation, because he or she is or was an
any proceeding to which the person made a party by reason            officer, director, employee or agent of the corporation or
of his service in that capacity. Maryland law permits a              was serving at the request of the corporation as a
corporation to indemnify its present and former directors            director, officer, employee or agent of another corporation
and officers, among others, in connection with any                   or entity, against expenses, judgments, fines and amounts
proceeding to which they may be made a party by reason of            paid in settlement actually and reasonably incurred in
their service in those or other capacities unless it is              connection with such proceeding: (1) if he or she acted in
established that:                                                    good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the
 .  the act or omission of the director or officer was                corporation, and (2) in the case of a criminal proceeding,
   material to the matter giving rise to the proceeding and          he or she had no reasonable cause to believe that his or
   was committed in bad faith or was the result of active            her conduct was unlawful.
   and deliberate dishonesty,
                                                                       A corporation may indemnify any person made a party or
 .  the director or officer actually received an improper             threatened to be made a party to any threatened, pending or
   personal benefit in money, property or services, or               completed action or suit brought by or in the right of the corporation because he or she was an officer, director,
 .  in the case of any criminal proceeding, the director or           employee or agent of the corporation, or is or was serving
   officer had reasonable cause to believe that the act or           at the request of the corporation as a director, officer,
   omission was unlawful.                                            employee or agent of another corporation or other entity,
                                                                     against expenses actually and reasonably incurred in
  The indemnity may include judgments, penalties, fines,             connection with such action or suit (1) if he or she acted
settlements and reasonable expenses actually incurred by             in good faith and (2) in a manner he or she reasonably
the director or officer in connection with the proceeding;           believed to be in or not opposed to the best interests of
provided, however, that if the proceeding is one by or in            the corporation, except that no indemnification shall be
the right of the corporation, indemnification is not                 made if the person is found liable to the corporation
permitted with respect to any proceeding in which the                unless, in such a case, the court determines the person is
director or officer has been adjudged to be liable to the            entitled to such indemnification.
corporation.
                                                                       A corporation must indemnify a director, officer,
  In addition, a director or officer may not be indemnified          employee or agent against expenses actually and reasonably
with respect to any proceeding charging improper personal            incurred by him or her, who successfully defends himself
benefit to the director or officer in which the director or          in a proceeding to which he or she was a party by reason of
officer was adjudged to be liable on the basis that                  the person's service in that capacity. Expenses incurred by
personal benefit was improperly received. The termination            an officer or director, or other employees or agents as
of any proceeding by conviction or upon a plea of nolo               deemed appropriate by the board of directors, in defending
contendere or its equivalent or an entry of an order of              a civil or criminal proceeding may be paid by the
probation prior to judgment creates a rebuttable                     corporation in advance of the final disposition of such
presumption that the director or officer did not meet the            proceeding
requisite standard of conduct required for permitted
indemnification. The termination of any

proceeding by judgment, order or settlement, however, does           upon receipt of an undertaking by or on behalf of such
not create a presumption that the director or officer did            director or officer to repay such amount if it shall
not meet the requisite standard of conduct for permitted             ultimately be determined that he or she is not entitled
indemnification.                                                     to be indemnified by the corporation.

  As a condition to advancing expenses to a director who is            The Delaware law indemnification and expense advancement
a party to a proceeding, Maryland law requires Columbia              provisions are not exclusive of any other rights which may
Bancorp to obtain a written affirmation from the director            be granted by the Suburban Bancshares bylaws, a vote of
or officer of his good faith belief that he has met the              stockholders or disinterested directors or otherwise.
standard of conduct necessary for indemnification by
Columbia Bancorp and a written statement by or on his                  Under Delaware law, termination of any suit or other
behalf to repay the amount paid or reimbursed by Columbia            action or its equivalent shall not, of itself, create a
Bancorp if it is ultimately determined that the standard             presumption that such person is prohibited from being
of conduct was not met.                                              indemnified.

  The Columbia Bancorp charter provides that Columbia                  The Suburban Bancshares certificate of incorporation
Bancorp, to the fullest extent of Maryland law, will                 provides that each director, officer and employee of the
indemnify, and advance expenses to a director or                     corporation shall be indemnified by the corporation to the
officer of Columbia Bancorp.                                         fullest extent permitted by Delaware law.

           LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law permits a Maryland corporation's charter to             As permitted under Delaware law, Suburban Bancshares'
include a provision expanding or limiting the liability of           certificate of incorporation limits the personal liability
its directors and officers to the corporation or its                 of directors, but not officers, for monetary damages for
stockholders for money damages, except for liability                 breach of such directors' fiduciary duty.
resulting from:
                                                                       The certificate of incorporation further provides for the
 .  actual receipt of an improper benefit or profit in                elimination or limitation of liability to the fullest
   money, property, or services, in which case recovery is           extent permitted by Delaware law.
   limited to the actual amount of the benefit or profit
   actually received, or

 . a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

  The Columbia Bancorp charter provides that, to the fullest extent permitted by law, Columbia Bancorp directors and officers are not liable to Columbia Bancorp or its stockholders for money damages. However, such provisions do not limit the availability of equitable relief to Columbia
Bancorp or its stockholders.

                        INSPECTION OF BOOKS AND RECORDS

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law provides that persons who together have been            Delaware law allows any stockholder, upon written demand
stockholders for more than six months and own at least 5%            under oath stating the purpose thereof, the right during
of the outstanding stock of any class of a Maryland                  usual hours for business to inspect for any proper purpose
corporation may inspect and copy the corporation's books of          the corporation's stock ledger, a list of its stockholders,
account and stock ledger, request and receive a statement            and its other books and records, and to make copies or
of the corporation's affairs and request and receive,                extracts therefrom. A proper purpose means a purpose
within 20 days, a list of its stockholders. In addition,             reasonably related to such person's interest as a
any stockholder of a Maryland corporation may inspect and            stockholder.
copy the bylaws, minutes of the proceedings of stockholders
and annual statements of affairs and request the
corporation to provide a sworn statement showing all stock
and securities issued and all consideration received by the
corporation for such stock during the preceding twelve
months.

                               CHARTER AMENDMENTS

Columbia Bancorp                                                     Suburban Bancshares

  Maryland law allows amendment of a corporation's charter             Delaware law provides that unless a higher vote is
if its board of directors adopts a resolution setting forth          required in the certificate of incorporation, an amendment
the amendment proposed, declaring its advisability, and the          to the certificate of incorporation of a corporation may
stockholders thereafter approve such proposed amendment              be approved by a majority of the outstanding shares and a
either at a special meeting called by the board for the              majority of the outstanding shares of each class entitled
purpose of approval of such amendment by the stockholders            to vote upon the proposed amendment.
or, if so directed by the board, at the next annual
stockholders' meeting. At any such meeting, the proposed               Suburban Bancshares' certificate of incorporation
amendment must be approved by two-thirds of all votes                provides that the corporation reserves the right to amend
entitled to vote on the matter. The affirmative vote of              in any respect any provision of the certificate of
holders of at least 80% of the voting stock of Columbia              incorporation, in the manner now or hereafter provided by
Bancorp, however, is required to repeal or amend the                 law. However, the affirmative vote of the holders of not
provisions of the Columbia Bancorp charter relating to the           less than 80% of the outstanding shares entitled to vote
minimum and maximum number, and removal, of directors.               is required to repeal, rescind, alter or amend specified
                                                                     provisions on:

                                                                     .  the number of directors,

                                                                     .  personal liability of directors,

                                                                     .  the provisions requiring that all actions by
                                                                        stockholders must be made at duly held annual or special
                                                                        meetings and may not be taken only upon written consent,

                                                                     .  the provisions governing who may call special meetings
                                                                        and what matters may be considered at such special
                                                                        meetings,

                                                                     .  the provisions concerning the restrictions on transfer
                                                                        of shares, and restrictions on acquisitions and offers
                                                                        by stockholders, and

                                                                     .  the provisions governing amendment of the certificate
                                                                        of incorporation.

                                BYLAW AMENDMENTS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, the exclusive power to change the                 Delaware law provides that a corporation's bylaws may be
bylaws may be left with the stockholders, vested in the              amended by its stockholders, and, if so provided in the
directors or shared by both groups. The Columbia Bancorp             corporation's certificate of incorporation, by the
bylaws have vested the power to adopt, alter and repeal the          corporation's directors. Suburban Bancshares' charter
Columbia Bancorp bylaws in the Columbia Bancorp board and            provides that a majority of the Suburban Bancshares board
the stockholders. Such power may only be exercised by                has the power, at a regular meeting or a special meeting
two-thirds of the entire Columbia Bancorp board then in              where due notice has been given of the proposed amendment,
office or by a vote of the holders of 80% of the stock               to alter, amend or repeal any bylaw of the corporation or
entitled to vote.                                                    create new bylaws.

                                                                       The provisions governing the number of directors,
                                                                     election and term of directors, directors' vacancies, and
                                                                     amending the bylaws may only be amended or repealed by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the corporation
                                                                     entitled to vote generally on the election of directors
                                                                     thereof.

       VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, unless the corporate charter states              Delaware law provides that, unless otherwise specified in
otherwise, the approval by the holders of two-thirds of the          a corporation's certificate of incorporation, a sale or
shares of the corporation entitled to vote on such matters           other disposition of all or substantially all of the
is required for:                                                     corporation's assets, a merger or consolidation of the
                                                                     corporation with another corporation or a dissolution of
 .  sale, lease, exchange or transfer of all or                       the corporation requires the affirmative vote of the board
   substantially all of the assets of a corporation not in           of directors (except in limited circumstances) plus, with
   the ordinary course of business conducted by it, and              exceptions, the affirmative vote of a majority of the
                                                                     outstanding stock entitled to vote thereon.
 .  any merger, consolidation or share exchange involving
   the corporation.                                                    Suburban Bancshares' certificate of incorporation
                                                                     provides that some business combinations require approval
  The Columbia Bancorp charter has not taken any                     of the holders of 80% of the outstanding shares of voting
exception to this provision.                                         stock of Suburban Bancshares and a majority of the combined voting power of the holders of shares of voting stock who
  Maryland law also provides that the vote of the                    are Disinterested Stockholders (that is, unrelated to the
stockholders of a surviving corporation is not required to           person or entity with whom Suburban Bancshares is entering
approve a merger if (1) the plan of merger does not                  the business combination).
reclassify or change its outstanding stock or otherwise
amend the corporation's charter and (2) the number of
shares of common stock to be issued or transferred in the
merger does not increase by more than 20% of the number
of its shares of the same class outstanding immediately
before the merger becomes effective.

                              STOCKHOLDER MEETINGS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, a special meeting of stockholders may            Delaware law provides that special meetings of the
be called by the president, the board of directors or any            stockholders of a corporation may be called by the
other person specified in the corporation's charter or               corporation's board of directors or by such other persons
bylaws. The Columbia Bancorp bylaws provide that an annual           as may be authorized in the corporation's certificate of
meeting of stockholders is to be held each year on the               incorporation or bylaws. The Suburban Bancshares bylaws
third Tuesday in April or within 30 days thereof, as                 provide that an annual meeting of stockholders of the
designated by the Columbia Bancorp board. Under the                  corporation is to be held each year on the first Tuesday
Columbia Bancorp bylaws, a special meeting of the                    in April or at another date as designated annually by the
stockholders of Columbia Bancorp may be called at any time           Suburban Bancshares board. Under the Suburban Bancshares
by                                                                   bylaws, a special meeting may only be called by the
                                                                     Suburban Bancshares board, the chairman of the Suburban
 .  the Chairman of the Board of Columbia Bancorp,                    Bancshares board, the president or a majority of the votes entitled to be cast at a special meeting.
 .  the President of Columbia Bancorp, or

 .  a majority of the Columbia Bancorp board.

  The Secretary of Columbia Bancorp is required to call a special meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and matters proposed to be acted on. The stockholders calling such a special meeting are required to reimburse Columbia Bancorp for the costs of preparing and mailing a notice of such a meeting to the stockholders.

                       CORPORATE ACTION WITHOUT A MEETING

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, any action required or permitted to              Delaware law provides that any action required or
be taken at a meeting of stockholders may be taken without           permitted at a stockholders' meeting may be taken without a
a meeting if (1) a unanimous written consent setting forth           meeting if a majority of the holders of the outstanding
the action and signed by each stockholder entitled to vote           shares consent in writing.
on such matters and (2) a written waiver of any right to
dissent signed by each stockholder entitled to notice of               Under Suburban Bancshares' certificate of incorporation,
the meeting but not entitled to vote at it, are filed with           action may be taken by the unanimous written consent of the
the records of the stockholders meeting. The Columbia                stockholders entitled to vote on the matter.
Bancorp bylaws permit corporate action without a meeting
of stockholders in accordance with the parameters set forth
in Maryland law. Because Maryland law requires the
unanimous written consent of all stockholders entitled to
vote for actions by written consent, it is unlikely that
stockholders of Columbia Bancorp will be able to take
action by written consent under Maryland law. This
provision of Maryland law may deter hostile takeovers, as
a holder or group of holders controlling a majority in
interest of Columbia Bancorp common stock will not be able
to amend the Columbia Bancorp bylaws or remove directors
pursuant to a stockholders' written consent unless they
obtain a unanimous written consent of all stockholders or
call a special meeting of the stockholders.

                                   DIVIDENDS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, the board of directors has the power             Subject to any restrictions contained in a corporation's
to authorize and cause the corporation to pay distributions          certificate of incorporation, Delaware law generally
in cash, property or securities of the corporation unless            provides that a corporation may declare and pay dividends
the declaration of such distributions would be contrary              out of "surplus," which means the excess, if any, of net
to the charter.                                                      assets over capital or when no surplus exists, out of new
                                                                     profits for the fiscal year in which the dividend is
  Maryland law further provides that no distribution may be          declared and/or the preceding fiscal year. Dividends may
made (1) if the corporation would become unable to pay its           not be paid, however, out of net profits if the capital of
debts as they become due in the usual course of business or          the corporation is less than the amount of capital
(2) the corporation's total assets would be less than the            represented by the issued and outstanding stock of all
sum of its liabilities plus, unless the charter permits              classes having a preference upon the distribution of
otherwise, the amount that would be needed, if the                   assets. In accordance with Delaware law, "capital" is
corporation were to be dissolved at the time of the                  determined by the board of directors and shall not be less
distribution, to satisfy the preferential rights upon                than the aggregate par value of the outstanding capital
dissolution of stockholders whose preferential rights on             stock of the corporation having par value.
dissolution are superior to those receiving the
distribution.                                                          Suburban Bancshares' bylaws provide that dividends may
                                                                     be declared at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in the
                                                                     corporation's own shares, subject to the provisions of any statute and of the certificate of incorporation, which does not speak to dividends.

                        APPRAISAL OR DISSENTERS' RIGHTS

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, stockholders of a corporation are                Under Delaware law, a stockholder of a Delaware
entitled to dissenters' rights of appraisal in connection            corporation may be entitled to demand appraisal and obtain
with a:                                                              payment of the judicially determined fair value of his or
                                                                     her shares in the event of any plan of merger or
 .  Merger or consolidation,                                          consolidation in which the corporation, the shares of which he or she holds, is a party, provided such stockholder
 .  Share exchange,                                                   continuously holds such shares through the effective date
                                                                     of the merger, otherwise complies with the requirements of
 .  Transfer of assets requiring stockholder approval                 Delaware law for the perfection of appraisal rights and
                                                                     does not vote in favor of the merger. However, this right
 .  Amendment of charter which alters the contract rights of          to demand appraisal does not apply to stockholders if:
   any outstanding stock and substantially adversely
   affects stockholder rights if the right to do so is not           (i)    they are stockholders of a surviving corporation and
   reserved in the charter, or                                              if a vote of the stockholders of such corporation is
                                                                            not necessary to authorize the merger or
 .  Business combination transaction.                                        consolidation; or

  However, except with respect to transactions involving an          (ii)   the shares held by the stockholders are the shares are
interested stockholder, stockholders generally have no                      listed on a national securities of a class or series
dissenter's right of appraisal with respect to their shares                 listed on a national exchange or are designated as a
if:                                                                         national securities exchange, designated as a
                                                                            national market system security on an interdealer
 .  The shares are listed on a national securities exchange                  market system by the National Association quotation
   or are designated as a national market system security                   system by the NASD, or
   on an interdealer quotation system by the National
   Association of Securities Dealers, Inc. or                        (iii)  are held of record by more than 2,000 stockholders
                                                                            on the date set to determine the stockholders
 .  The shares are that of the successor in the merger,                      entitled to vote on the merger or consolidation.
   unless (1) the merger alters the contractual rights of
   the shares as expressly set forth in the charter and                Notwithstanding the above, appraisal rights are available
   the charter does not reserve the right to do so or (2)            for the shares of any class or series of stock of a
   the shares are to be changed or converted in whole or             Delaware corporation if the holders thereof are required by
   in part in the merger into something other than either            the terms of the agreement of merger or consolidation to
   shares in the successor or cash, scrip, or other                  accept for their stock anything except: (i) shares of stock
   rights or interests arising out of the provisions for             of the corporation surviving or resulting from the merger
   the treatment of fractional shares in the successor.              or consolidation; (ii) shares of stock of any other
                                                                     corporation which at the effective date of the merger or
  Accordingly, Columbia Bancorp stockholders are not                 consolidation will be listed on The New York Stock Exchange
generally entitled to appraisal rights.                              or the American Stock Exchange, designated as a national
                                                                     market system security on an interdealer quotation system
                                                                     by the NASD or are held of record by more than 2,000
                                                                     stockholders; or (iii) cash in lieu of fractional shares
                                                                     of the corporations described in (i) or (ii); or (iv) any
                                                                     combination of shares of stock and cash in lieu of
                                                                     fractional shares described in (i), (ii) and (iii).

                                                                       A Delaware corporation may provide in its certificate of
                                                                     incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the
                                                                     result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a
                                                                     party or a sale of all or substantially all of the assets
                                                                     of the corporation. The Suburban Bancshares certificate of incorporation does not contain any provision regarding
                                                                     appraisal rights.

                                                                       Consequently, because Suburban Bancshares' common stock
                                                                     is quoted on the Nasdaq SmallCap Stock Market, appraisal
                                                                     rights are available to holders of Suburban Bancshares
                                                                     stock. If the merger is completed, Suburban Bancshares
                                                                     stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with Section 262 of
                                                                     Delaware law will be entitled to appraisal rights under
                                                                     Delaware law.

                                DERIVATIVE SUITS

Columbia Bancorp                                                     Suburban Bancshares

  There is no statutory right to bring derivative suit                 Under Delaware law, Suburban Bancshares stockholders
under Maryland law; however, there is a clear common law             have the right to bring a derivative suit.
right in Maryland to bring a derivative suit.

                         STATE LAW TAKEOVER LEGISLATION

Columbia Bancorp                                                     Suburban Bancshares

  Under Maryland law, many business combinations, including            In general, Delaware law prevents an "Interested
a merger, consolidation, share exchange or a significant             Stockholder" (defined generally as a person with 15% or
asset transfer or issuance or reclassification of equity             more of a corporation's outstanding voting stock), from
securities, between a Maryland corporation and an                    engaging in a "Business Combination" with a Delaware
interested stockholder who beneficially owns 10% or more of          corporation for three years following the date such
the voting power of the corporation's shares or an                   person became an Interested Stockholder. The term
affiliate or associate (as defined in Maryland law) of the           "Business Combination" includes among other things, a
corporation who, at any time within the two-year period              merger, consolidation, sale of assets or share exchange.
prior to the date in question, was the beneficial owner of           The three-year moratorium may be avoided if:
10% or more of the voting power of the then-outstanding
voting stock of the corporation or an affiliate thereof are          .  before such person became an Interested Stockholder,
prohibited for five years after the most recent date on                 the board of directors of the corporation approved
which the interested stockholder becomes an interested                  either the Business Combination or the transaction in
stockholder. Thereafter, any such business combination must             which the Interested Stockholder became an Interested
be recommended by the board of directors of the corporation             Stockholder;
and approved by the affirmative vote of at least (1) 80% of
the votes entitled to be cast by holders of outstanding              .  upon consummation of the transaction which resulted in
voting shares of the corporation and (2) two-thirds of the              the stockholder becoming an Interested Stockholder, the
votes entitled to be cast by holders of outstanding voting              stockholder owned at least 85% of the voting stock of
shares of the corporation other than shares held by the                 the corporation outstanding at the time the transaction
interested stockholder with whom (or with whose affiliate)              commenced, excluding shares held by directors who are
the business combination is to be effected or by an                     also officers of the corporation and by employee stock
affiliate or associate of the interested stockholder,                   ownership plans that do not provide employees with the
unless, among other conditions, the corporation's common                right to determine confidentially whether shares held
stockholders receive a minimum price (as defined in                     subject to the plan will be tendered in a tender or
Maryland law) for their shares and the consideration is                 exchange offer; or
received in cash or in the same form as previously paid by
the interested stockholder for its shares.                           .  on or following the date on which such person became an
                                                                        Interested Stockholder, the Business Combination is
  These provisions of Maryland law do not apply, however,               approved by the board of directors of the corporation
to business combinations that are approved or exempted by               and authorized at an annual or special meeting of
the board of directors of the corporation prior to the time             stockholders (not by written consent) by the affirmative
that the interested stockholder becomes an interested                   vote of the stockholders of at least 66 2/3% of the
stockholder.                                                            outstanding voting stock of the corporation not owned
                                                                        by the Interested Stockholder.
  Maryland law also provides that "control shares" of a
Maryland corporation acquired in a "control share                      The Business Combination restrictions described above do
acquisition" have no voting rights except to the extent              not apply if, among other things:
approved by a vote of two-thirds of the votes entitled to
be cast on the matter, excluding shares owned by the                 .  the corporation's original certificate of incorporation
acquiror, by officers or by directors who are employees of              contains a provision expressly electing not to be
the corporation. "Control shares" are voting shares which,              governed by the statute;
if aggregated with all other such shares previously
acquired by the acquiror, or in respect of                           .  the corporation by action of the holders of a majority
                                                                        of the voting stock of the corporation approves an
                                                                        amendment to its certificate of incorporation or bylaws
                                                                        expressly electing not

which the acquiror is able to exercise or direct the                 .  to be governed by the statute, which amendment shall
exercise of voting power (except solely by virtue of a                  not be applicable to any business combination with a
revocable proxy), would entitle the acquiror to exercise                person who was an Interested Stockholder at or prior
voting power in electing directors within one of the                    to the time of the amendment; or
following ranges of voting power:
                                                                     .  the corporation does not have a class of voting stock
 .  One-fifth or more but less than one-third,                           that is (a) listed on a national securities exchange,
                                                                        (b) authorized for quotation on Nasdaq or a similar
 .  One-third or more but less than a majority, or                       quotation system; or (c) held of record by more than
                                                                        2,000 stockholders (unless an Interested Stockholder
 .  A majority or more of all voting power.                              transaction prompted any of the foregoing results).

  Control shares do not include shares the acquiring person            The statute also does not apply to Business Combinations
is then entitled to vote as a result of having previously            with an Interested Stockholder when such combination is
obtained stockholder approval. A "control share                      proposed after the public announcement of, and before the
acquisition" means the acquisition of control shares,                consummation or abandonment of, a merger or consolidation,
subject to exceptions. A person who has made or proposes to          a sale of 50% or more of the aggregate market value of
make a control share acquisition, upon satisfaction of               the assets of the corporation on a consolidated basis or
various conditions (including an undertaking to pay                  the aggregate market value of all outstanding shares of
expenses), may compel the board of directors of the                  the corporation, or a tender offer for 50% or more of the
corporation to call a special meeting of stockholders to be          outstanding voting shares of the corporation, if the
held within 50 days of demand to consider the voting rights          triggering transaction is with or by a person who either
of the shares. If no request for a meeting is made, the              was not an Interested Stockholder during the previous
corporation may itself present the question at any                   three years or who became an Interested Stockholder with
stockholders meeting. If voting rights are not approved at           the approval of the board, and if the transaction is
the meeting or if the acquiring person does not deliver an           approved or not opposed by a majority of the current
acquiring person statement as required by the statute, then          directors who were also directors prior to any person
the corporation may generally redeem any or all of the               becoming an Interested Stockholder during the previous
control shares (except those for which voting rights have            three years.
previously been approved) for fair value determined,
without regard to the absence of voting rights for the                 Although Suburban Bancshares could opt out of the
control shares, as of the date of the last control share             provisions of this statute, it has not done so. In addition,
acquisition by the acquiror or of any meeting of                     Suburban Bancshares' certificate of incorporation provides
stockholders at which the voting rights of such shares are           that the affirmative vote of:
considered and not approved. If voting rights for
control--shares are approved at a stockholders meeting and           .  the holders of not less than 80% of the outstanding
the acquiror becomes entitled to vote a majority of the                 shares of capital stock entitled to vote generally in
shares entitled to vote, all other stockholders may                     the election of directors; and
exercise appraisal rights. The fair value of the shares as
determined for purposes of such appraisal rights may not             .  the holders of a majority of shares of capital stock
be less than the highest price per share paid by the                    with such voting rights who are disinterested
acquiror in the control share acquisition, and limitations              stockholders, that is, a stockholder who is not a
and restrictions otherwise applicable to the exercise of                related person or an affiliate of a related person,
appraisal rights do not apply in the context of a control               shall be required for the approval or authorization of
share acquisition.                                                      any business combination with a related person.

  The control share acquisition statute does not apply to              A related person is any individual, corporation,
shares acquired in a merger, consolidation or share                  partnership or other person or entity which beneficially
exchange, if the corporation is a party to the transaction,          owns 10% or more of the capital stock with voting rights
or to acquisitions approved or exempted by a provision in            of the corporation.
the charter or bylaws of the corporation adopted before
the acquisition of shares.                                             Delaware does not have a control share acquisition
                                                                     statute.

                 DESCRIPTION OF COLUMBIA BANCORP CAPITAL STOCK

General

  Columbia Bancorp's authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share. The board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. The following description does not contain all the information that might be important to you; therefore, you should read carefully the more detailed provisions of the Columbia Bancorp charter and by-laws. The following summary does not give effect to provisions of statutory or common law, the provisions of applicable laws and the Columbia Bancorp charter, which is incorporated by reference as exhibits to the registration of Form S-4 of which this proxy statement/prospectus is a part.

Common Stock

  As of January 4, 2000, there were 4,508,669 shares of Columbia Bancorp common stock outstanding. A holder of common stock has one vote for each share held by him on all matters submitted to a vote of stockholders and the exclusive voting power for all purposes is vested in the holders of the common stock. Holders of common stock do not have the right of cumulative voting in connection with the election of directors. The common stock has no conversion rights and is not subject to redemption. A stockholder of Columbia Bancorp has no preemptive rights to subscribe for additional shares of stock or other securities of Columbia Bancorp except as may be granted by the board of directors.

  The holders of common stock of Columbia Bancorp are entitled to receive, pro rata, dividends when, as and if declared by the board of directors from funds legally available therefor. The ability of Columbia Bancorp to pay dividends to its stockholders is limited primarily by the ability of Columbia Bank to pay dividends to Columbia Bancorp. In the event of any liquidation, dissolution or winding up of Columbia Bancorp the holders of common stock are entitled to share ratably in all the remaining assets.

  All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, validly issued, fully paid and nonassessable.

  The Transfer Agent for the common stock is Registrar and Transfer Company.

Preferred Stock

  Under the Columbia Bancorp charter, the Columbia Bancorp is authorized without further stockholder action, from time to time, to classify any unissued shares of capital stock as preferred stock and to issue shares of preferred stock of Columbia Bancorp, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock adopted, at any time or from time to time, by the Columbia Bancorp board.

                          FUTURE STOCKHOLDER PROPOSALS

  Pursuant to Rule 14a-8 promulgated under the Exchange Act, Columbia Bancorp stockholders may present proposals for inclusion in the Columbia Bancorp proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to Columbia Bancorp in a timely manner. Suburban Bancshares stockholders who become stockholders of Columbia Bancorp may present proposals for inclusion in the Columbia Bancorp proxy statement for its 2000 annual meeting, as the date for inclusion in the proxy statement for the 1999 annual meeting has already passed. Any such proposal must comply with Rule 14a-8.

  Columbia Bancorp's by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of Columbia Bancorp not less than sixty days and not more than ninety days before the anniversary of the prior years' meeting. A stockholder must submit a matter to be raised at Columbia Bancorp's 2000 meeting of Stockholders on or after January 28, 2000, but not later than February 25, 2000. The written notice should be sent to Columbia Bancorp's principal office (to the attention of the Secretary) and must include a brief description of the business, the reasons for conducting such business, any material interest the stockholder has in such business, the name and address of the stockholder as they appear on Columbia Bancorp's books and the number of shares of Columbia Bancorp common stock the stockholder beneficially owns.

  SEC rules set forth standards for what stockholder proposals Columbia Bancorp is required to include in a proxy statement for an annual meeting.

                                 OTHER MATTERS

  The boards of directors of Columbia Bancorp and Suburban Bancshares do not know of any other business to be presented for consideration at the meetings. If other matters properly come before the meetings, the persons named in the accompanying forms of proxy intend to vote on such matters based on their best judgment.

  Columbia Bancorp will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of Columbia Bancorp (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Columbia Bancorp will reimburse them for their expenses.

  Columbia Bancorp will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. Columbia Bancorp will also furnish copies of any exhibits to the report but may charge a reasonable copying charge. Stockholders should address requests for copies of any of these materials to John A. Scaldara, Jr., Columbia Bancorp, 9171 Baltimore National Pike, Ellicott City, Maryland 21042.

  Suburban Bancshares will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of Suburban Bancshares (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Suburban Bancshares will reimburse them for their expenses.

  Suburban Bancshares will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. Suburban Bancshares will also furnish copies of any exhibits to the report but may charge a reasonable copying charge. Stockholders should address requests for copies of any of these materials to Stephen A. Horvath, Suburban Bancshares, Inc., 7505 Greenway Center Drive, P.O. Box 298, Greenbelt, Maryland 20768-0298.

  We may engage one or more proxy solicitation firms to assist in obtaining proxies from our stockholders on a timely basis. As of the date of this proxy statement/prospectus, neither of us has engaged a proxy solicitation firm or has committed ourselves to the payment of any fees for this service.

                                 LEGAL MATTERS

  Piper Marbury Rudnick & Wolfe LLP has issued a legal opinion concerning the legality of the common stock of Columbia Bancorp to be issued to Suburban Bancshares stockholders. Certain federal income tax consequences and other matters relating to the merger will be passed upon by Piper Marbury Rudnick & Wolfe LLP. Certain matters relating to the merger will be passed upon by McNamee, Hosea, Jernigan & Kim, P.A., as counsel to Suburban Bancshares.

                                    EXPERTS

  The financial statements of Columbia Bancorp as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Suburban Bancshares, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of Stegman & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Columbia Bancorp has filed with the SEC a registration statement under the Securities Act that registers the distribution to Suburban Bancshares stockholders of the shares of Columbia Bancorp common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Columbia Bancorp and Columbia Bancorp common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

  In addition, Columbia Bancorp and Suburban Bancshares file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Columbia Bancorp and Suburban Bancshares, who file electronically with the SEC. The address of the site is http://www.sec.gov.

  The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents listed below that Columbia Bancorp and Suburban Bancshares previously filed with the SEC. They contain important information about the companies and their financial condition.

   Columbia Bancorp Commission
   Filings                        Period or Date Filed
   ---------------------------    --------------------
   Annual Report on Form 10-K     Year ended December 31, 1998
   Quarterly Report on Form 10-Q  Quarter ended March 31, 1999
   Quarterly Report on Form 10-Q  Quarter ended June 30, 1999
   Quarterly Report on Form 10-Q  Quarter ended September 30, 1999
   Current Report on Form 8-K     October 4, 1999

   Suburban Bancshares
   Commission Filings             Period or Date Filed
   -------------------            --------------------
   Annual Report on Form 10-K     Year ended December 31, 1998
   Quarterly Report on Form 10-Q  Quarter ended March 31, 1999
   Quarterly Report on Form 10-Q  Quarter ended June 30, 1999
   Quarterly Report on Form 10-Q  Quarter ended September 30, 1999
   Current Report on Form 8-K     October 1, 1999

  This proxy statement/prospectus is accompanied by copies of Columbia Bancorp's Annual Report on Form 10-K for the year ended December 31, 1998, Proxy Statement dated March 24, 1999 for its Annual Meetings of Stockholders held on April 27, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

  This proxy statement/prospectus is also accompanied by copies of Suburban Bancshares' Annual Report on Form 10-K for the year ended December 31, 1998, Proxy Statement dated April 22, 1999 for its Annual Meetings of Stockholders held on May 19, 1999 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

  We also incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the Columbia Bancorp or Suburban Bancshares special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

  Columbia Bancorp has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Columbia Bancorp, as well as all pro forma financial information, and Suburban Bancshares has supplied all information relating to Suburban Bancshares.

  Documents incorporated by reference are available from Columbia Bancorp and Suburban Bancshares without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

   Columbia Bancorp               Suburban Bancshares, Inc.
   9171 Baltimore National Pike   7505 Greenway Center Drive, P.O. Box 298
   Ellicott City, Maryland 21042  Greenbelt, Maryland 20768-0298
   Phone: (410) 465-4800          Phone: (301) 474-6694

  If you would like to request documents, please do so by February 15, 2000 to receive them before the special meeting. If you request any incorporated documents from Columbia Bancorp or Suburban Bancshares, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

  We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

                                  APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                          PLAN AND AGREEMENT TO MERGE

                               TABLE OF CONTENTS

         1.    Effective Date...............................................................................      7
         2.    Events Preceding Effectiveness...............................................................      7
         3.    Representations and Warranties of Suburban Bancshares........................................      9
         3.1.  Organization, Standing, and Capitalization of Suburban Bancshares and the
               Suburban Subsidiaries........................................................................      9
         3.2.  Financial Statements.........................................................................     10
         3.3.  Taxes........................................................................................     10
         3.4.  No Undisclosed Liabilities...................................................................     11
         3.5.  Absence of Certain Changes or Events.........................................................     11
         3.6.  Complete and Accurate Disclosure.............................................................     11
         3.7.  Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws.................     12
         3.8.  Contracts....................................................................................     12
         3.9.  Litigation, Etc..............................................................................     14
         3.10  Environmental Matters........................................................................     14
         3.11. Labor Matters................................................................................     16
         3.12. Pension and Welfare Matters..................................................................     16
         3.13. Related Party Transactions...................................................................     20
         3.14. No Conflict with Other Documents.............................................................     20
         3.15. Compliance with Laws; Governmental Authorizations............................................     20
         3.16. Authority; Enforceability....................................................................     21
         3.17. Insurance....................................................................................     21
         3.18. Financial Institutions Bond..................................................................     21
         3.19. Brokers; Financial Advisor...................................................................     21
         3.20. Beneficial Ownership of Columbia Bancorp Common Stock........................................     22
         3.21. Year 2000....................................................................................     22
         4.    Representations and Warranties of Columbia Bancorp...........................................     22
         4.1.  Organization, Standing, and Capitalization of Columbia Bancorp and Columbia
               Subsidiaries.................................................................................     22
         4.2.  Financial Statements.........................................................................     24
         4.3.  Taxes........................................................................................     24
         4.4.  No Undisclosed Liabilities...................................................................     24
         4.5.  Absence of Certain Changes or Events.........................................................     25

         4.6.  Complete and Accurate Disclosure.............................................................     25
         4.7.  Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws.................     25
         4.8.  Contracts....................................................................................     26
         4.9.  Litigation, Etc..............................................................................     27
         4.10. Environmental Matters........................................................................     28
         4.11. Labor Matters................................................................................     29
         4.12. Pension and Welfare Matters..................................................................     29
         4.13. Related Party Transactions...................................................................     33
         4.14. No Conflict with Other Documents.............................................................     33
         4.15. Compliance with Laws; Governmental Authorizations............................................     33
         4.16. Authority; Enforceability....................................................................     34
         4.17. Insurance....................................................................................     34
         4.18. Financial Institutions Bond..................................................................     34
         4.19. Brokers; Financial Advisor...................................................................     34
         4.20. Beneficial Ownership of Suburban Bancshares Common Stock.....................................     35
         4.21. Year 2000....................................................................................     35
         5.    Covenants of Suburban Bancshares.............................................................     35
         5.1.  Information..................................................................................     35
         5.2.  Events Preceding Effectiveness...............................................................     36
         5.3.  Regulatory Approvals.........................................................................     36
         5.4.  Conduct of Business..........................................................................     36
         5.5.  Reservation of Shares........................................................................     37
         5.6.  Meeting of Stockholders of Suburban Bancshares; Document Preparation.........................     37
         5.7.  Consents.....................................................................................     38
         5.8.  Current Information; Advice of Changes.......................................................     38
         5.9.  No Solicitation of Other Offers..............................................................     39
         5.10  Affiliate Agreements.........................................................................     40
         5.11. Pooling-of-Interests.........................................................................     40
         5.12. Taxes........................................................................................     40
         5.13. Public Announcements.........................................................................     41
         6.    Covenants of Columbia Bancorp................................................................     41
         6.1.  Information..................................................................................     41
         6.2.  Events Preceding Effectiveness...............................................................     42
         6.3.  Applications to Governmental Regulatory Authorities..........................................     42
         6.4.  Conduct of Business..........................................................................     42

         6.5   Columbia Bancorp Common Stock.................................................................    43
         6.6.  Registration of Shares........................................................................    43
         6.7.  Meeting of Stockholders of Columbia Bancorp; Document Preparation.............................    44
         6.8.  Consents......................................................................................    45
         6.9.  Current Information; Advice of Changes........................................................    45
         6.10  No Solicitation of Other Offers...............................................................    45
         6.11. Affiliate Agreements..........................................................................    46
         6.12. Pooling-of-Interests..........................................................................    46
         6.13. Taxes.........................................................................................    46
         6.14. Public Announcements..........................................................................    47
         7.    Conditions Precedent to Columbia Bancorp's Obligations........................................    47
         7.1.  Representations, Warranties, and Covenants....................................................    47
         7.2.  No Adverse Changes............................................................................    47
         7.3.  Events Preceding the Effective Date...........................................................    47
         7.4.  Other Evidence................................................................................    48
         7.5.  No Adverse Proceedings, Events, or Regulatory Requirements....................................    48
         7.6.  Consents, Etc.................................................................................    48
         7.7.  Opinion of Tax Counsel........................................................................    48
         7.8.  Fairness Opinion..............................................................................    48
         7.9.  Opinion of Counsel............................................................................    48
         7.10  Pooling-of-Interests Accounting...............................................................    48
         8.    Conditions Precedent to Suburban Bancshares'Obligations.......................................    49
         8.1.  Representations, Warranties, and Covenants....................................................    49
         8.2.  No Adverse Changes............................................................................    49
         8.3.  Events Preceding the Effective Date...........................................................    49
         8.4.  Other Evidence................................................................................    49
         8.5.  No Adverse Proceedings, Events, or Regulatory Requirements....................................    50
         8.6.  Consents, Etc.................................................................................    50
         8.7.  Opinion of Tax Counsel........................................................................    50
         8.8.  Fairness Opinion..............................................................................    50
         8.9.  Opinion of Counsel............................................................................    50
         9.    Terms of the Holding Company Merger...........................................................    50
         9.1.  Structure of the Holding Company Merger.......................................................    50
         9.2.  Conversion of Stock; Conversion Ratio.........................................................    51
         9.3.  Exchange Procedure............................................................................    51
         9.4.  Stock Options.................................................................................    52

         9.5.  Charter of the Successor Corporation..........................................................    52
         9.6.  By-Laws of the Successor Corporation..........................................................    52
         9.7.  Anti-Dilution Provision.......................................................................    52
         9.8.  Restriction on Issuance or Repurchase of Securities...........................................    53
         10.   Terms of the Bank Merger......................................................................    53
         10.1. Structure of the Bank Merger..................................................................    53
         10.2. Conversion of Stock; Conversion Ratio.........................................................    53
         10.3. Exchange Procedure............................................................................    53
         10.4. Charter of the Successor Bank.................................................................    53
         10.5. By-Laws of the Successor Bank.................................................................    53
         10.6. Restriction on Issuance or Repurchase of Securities...........................................    53
         11.   Boards of Directors and Employment Matters....................................................    54
         12.   Amendment of this Plan........................................................................    55
         13.   Abandonment of this Plan; Effect Thereof......................................................    55
         14.   Expenses......................................................................................    57
         15.   Notices.......................................................................................    57
         16.   Entire Agreement; Effect......................................................................    57
         17.   Representations, Warranties, and Agreements...................................................    57
         18.   Governing Law.................................................................................    58
         19.   General.......................................................................................    58

                          PLAN AND AGREEMENT TO MERGE

     PLAN AND AGREEMENT TO MERGE (this "Plan"), dated as of September 28, 1999 by and between COLUMBIA BANCORP ("Columbia Bancorp"), a Maryland corporation, and SUBURBAN BANCSHARES, INC. ("Suburban Bancshares"), a Delaware corporation.

                             W I T N E S S E T H:

     WHEREAS, Columbia Bancorp is a bank holding company and the holder of all of the issued and outstanding capital stock of Columbia Bank ("Columbia Bank"), a Maryland commercial bank; and Suburban Bancshares is a bank holding company and the holder of all of the issued and outstanding capital stock of Suburban Bank of Maryland ("Suburban Bank"), a Maryland commercial bank; and

     WHEREAS, Columbia Bancorp desires to have Suburban Bancshares merge with Columbia Bancorp in such a manner that, upon the merger becoming effective, Columbia Bancorp will be the surviving Maryland corporation, and all of the issued and outstanding shares of the Common Stock of Suburban Bancshares will be converted into shares of the Common Stock of Columbia Bancorp, subject to the terms and conditions and based upon Suburban Bancshares' representations, warranties, and covenants hereinafter set forth, such merger hereinafter referred to as the "Holding Company Merger;" and

     WHEREAS, Columbia Bancorp desires to have Suburban Bank merge with Columbia Bank in such a manner that, upon the merger becoming effective, Columbia Bank will be the surviving Maryland commercial bank, and all of the issued and outstanding shares of the Common Stock of Suburban Bank will be converted into shares of the Common Stock of Columbia Bank and owned by Columbia Bancorp, subject to the terms and conditions and based upon Suburban Bancshares' representations, warranties, and covenants hereinafter set forth, such merger hereinafter referred to as the "Bank Merger," and with the Holding Company Merger, collectively, the "Mergers;" and

     WHEREAS, Suburban Bancshares desires that it be merged with Columbia Bancorp in the manner set forth above, and that the issued and outstanding shares of the Common Stock of Suburban Bancshares be converted into shares of the Common Stock of Columbia Bancorp, subject to the terms and conditions and based upon Columbia Bancorp's representations, warranties, and covenants hereinafter set forth; and

     WHEREAS, Suburban Bancshares desires that Suburban Bank be merged with Columbia Bank in the manner set forth above, and that the issued and outstanding shares of the Common Stock of Suburban Bank be converted into shares of the Common Stock of Columbia Bank owned by Columbia Bancorp, subject to the terms and conditions and based upon Columbia Bancorp's representations, warranties, and covenants hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived herefrom, the parties agree as follows:

     1. Effective Date. Pursuant to Md. General Corporation Law (S) 3-113(a), Md. Fin. Ins. Code (S) 3-709(b), and De. General Corporation Law (S) 252(c), the effective date of this Plan and the Mergers (the "Effective Date") shall be either (a) the first day of the month following the month in which the last of the events in Section 2, Section 7 and Section 8 occurs; or (b) such other date as Columbia Bancorp and Suburban Bancshares may agree upon. Columbia Bancorp and Suburban Bancshares will prepare and execute an Agreement and Articles of Merger in substantially the form attached as Appendix II which will set forth the Effective Date, and will file the Agreement and Articles of Merger with the Maryland State Department of Assessments and Taxation and the Delaware Secretary of State. Columbia Bank and Suburban Bank will prepare and execute an Agreement of Bank Merger in substantially the form attached as Appendix II, and will file the Agreement of Bank Merger and the Certificate of Merger of the Commissioner of Financial Institutions which will set forth the Effective Date with the Maryland State Department of Assessments and Taxation.

     2. Events Preceding Effectiveness. On or before the Effective Date the following shall have occurred:

               (a) A majority of the Boards of Directors of each of Suburban Bancshares and Columbia Bancorp shall have approved and agreed to this Plan and the Mergers;

               (b) A majority of the Boards of Directors of each of Suburban Bancshares and Columbia Bancorp shall have approved and agreed to the Stock Option Agreements (the "Stock Option Agreements") in the forms attached as Appendix III and Appendix IV, respectively; and Suburban Bancshares and Columbia Bancorp, respectively, shall have authorized and reserved an adequate number of shares of its Common Stock for issuance upon exercise of the option granted by such Stock Option Agreements, and taken all actions necessary to fulfill its obligations thereunder;

               (c) the Board of Directors of Suburban Bancshares shall call a meeting of the stockholders of Suburban Bancshares. Notice of the time and place of the meeting shall be provided in accordance with De. General Corporation Law (S) 252(c), and this Plan and the Holding Company Merger shall have been ratified and confirmed by the affirmative vote of not less than a majority of the issued and outstanding voting stock of Suburban Bancshares at the meeting, in accordance with De. General Corporation Law
     (S) 252(c);

               (d) the Board of Directors of Columbia Bancorp shall call a meeting of the stockholders of Columbia Bancorp. Notice of the time and place of the meeting shall be provided in accordance with Md. General Corporation

     Law (S) 2-504, and this Plan and the Holding Company Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of Columbia Bancorp at the meeting, in accordance with Md. General Corporation Law (S) 3-105(d);

               (e) the Board of Directors and the stockholder of Columbia Bank shall have approved the Bank Merger in accordance with Md. Fin. Ins. Code
     (S)(S) 3-701 et seq.;

               (f) the Board of Directors and the stockholder of Suburban Bank shall have approved the Bank Merger in accordance with Md. Fin. Ins. Code
     (S)(S) 3-701 et seq.;

               (g) Columbia Bancorp shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Board of Governors of the Federal Reserve System under Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended;

               (h) Columbia Bank and Suburban Bank shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Maryland Commissioner of Financial Regulation under Md. Fin. Ins. Code
     (S)(S) 5-904 and 3-705;

               (i) Columbia Bank and Suburban Bank shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Federal Deposit Insurance Corporation under Sections 18(c) and 18(d) of the Federal Deposit Insurance Act;

               (j) the parties shall have procured all other regulatory approvals, consents, waivers, or administrative actions of governmental entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Plan, and no approval, consent, waiver, or administrative action referred to in this
     Section 2(j) shall have included any condition or requirement that would
     (i) result in a materially adverse effect on Columbia Bancorp or Suburban Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Mergers that Columbia Bancorp, in the sole judgment of Columbia Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof;

               (k) Columbia Bancorp shall have filed a Registration Statement with the Securities and Exchange Commission (the "SEC") under the Securities

     Act of 1933, as amended (the "Securities Act"), pertaining to the shares of Common Stock of Columbia Bancorp to be issued to the stockholders of Suburban Bancshares pursuant to this Plan and the Holding Company Merger, and such Registration Statement shall have become effective and there shall not be in effect a stop order with respect thereto; and

                    (l) Columbia Bancorp shall have made such filings and obtained such approvals as are necessary under the state securities or "blue sky" laws pertaining to the shares of Common Stock of Columbia Bancorp to be issued to the stockholders of Suburban Bancshares pursuant to this Plan and the Mergers.

     3. Representations and Warranties of Suburban Bancshares. Suburban Bancshares represents and warrants to Columbia Bancorp as follows:

               3.1. Organization, Standing, and Capitalization of Suburban Bancshares and the Suburban Subsidiaries. (a) Suburban Bancshares is a duly organized and validly existing corporation and is in good standing under the laws of the State of Delaware. Suburban Bancshares has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Suburban Bancshares is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Suburban Bancshares has no subsidiaries or affiliated companies and is not a party to any joint venture or partnership other than as listed on Schedule 3.1(a) (collectively, the "Suburban Subsidiaries").

               (b) Suburban Bank is a duly organized and validly existing Maryland commercial bank and is in good standing under the laws of the State of Maryland. The deposits of Suburban Bank are insured under the provisions of the Federal Deposit Insurance Act, as amended. Each of the other Suburban Subsidiaries is a duly organized and validly existing corporation or other entity and is in good standing under the laws of the jurisdiction of its incorporation or organization as set forth on Schedule 3.1(a). Each of the Suburban Subsidiaries has the power (corporate or other) and authority to own and hold its material properties and to carry on its business as it is now being conducted. All outstanding shares of capital stock or other equity interests of all of the Suburban Subsidiaries are validly issued, fully paid, and non-assessable. Except as disclosed in Schedule 3.1(b), each of the Suburban Subsidiaries is wholly owned by its parent. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock or other equity interests of any of the Suburban Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock or other equity interests of any of the Suburban Subsidiaries. Except as disclosed in Schedule 3.1(b), none of the Suburban Subsidiaries is a party to any joint venture or partnership.

               (c) Copies of all organizational documents and by-laws of Suburban Bancshares and each of the Suburban Subsidiaries are attached as
Schedule 3.1(c), and all such copies are true and correct as of the date hereof. The minute books of Suburban Bancshares and each of the Suburban Subsidiaries, which have been made available to Columbia Bancorp for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of Suburban Bancshares and each of the Suburban Subsidiaries.

               (d) The authorized capital stock of Suburban Bancshares consists exclusively of 20,000,000 shares of Common Stock, par value $.01 per share, 11,301,218 of which shares are outstanding at September 17, 1999, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued or outstanding. All outstanding shares of Suburban Bancshares Common Stock are validly issued, fully paid, and non assessable. Suburban Bancshares has reserved 500,000 shares of its Common Stock for issuance under its Stock Option Plans. On September 17, 1999, there were outstanding options to purchase 491,134 shares of Suburban Bancshares' Common Stock at prices ranging from $2.59375 to $5.625 pursuant to these Stock Option Plans. Except for the option to be granted to Columbia Bancorp pursuant to the Stock Option Agreement attached as Appendix III and as disclosed in Schedule 3.1(d), there are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Suburban Bancshares, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Suburban Bancshares.

               3.2. Financial Statements. Suburban Bancshares has provided in
Schedule 3.2 copies of the Consolidated Financial Statements of Suburban Bancshares and the Suburban Subsidiaries at December 31, 1994, 1995, 1996, 1997, and 1998 and for each of the years then ended, as reported upon by Stegman & Company, and at June 30, 1998 and 1999 and for each of the six month periods then ended, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in stockholders' equity of Suburban Bancshares and the Suburban Subsidiaries at the dates of and for the periods covered by such financial statements.

               3.3. Taxes. Schedule 3.3 sets forth the tax returns to federal, state, county, municipal, or foreign taxing authorities for the taxable year ended December 31, 1994 and all taxable years through and including December 31, 1998 for Suburban Bancshares and the Suburban Subsidiaries. Suburban Bancshares and the Suburban Subsidiaries have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) and have paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Except as disclosed in Schedule 3.3, neither Suburban Bancshares nor any of the Suburban Subsidiaries have received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Except as disclosed on Schedule 3.3, neither Suburban Bancshares nor any of the Suburban Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal, or foreign income tax. The accruals and reserves reflected in the consolidated financial statements which Suburban Bancshares has provided to Columbia Bancorp as described in Section 3.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of the operations of Suburban Bancshares and the Suburban Subsidiaries for all periods prior to the date of such consolidated financial statements. For purposes of this Section 3.3, any reference to the Suburban Subsidiaries shall be deemed to include any entity listed on Schedules 3.1(a) and 3.1 (b).

               3.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements referred to in Section 3.2, neither Suburban Bancshares nor any of the Suburban Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither Suburban Bancshares nor any of the Suburban Subsidiaries has incurred any liability since the date of the consolidated financial statements referred to in Section 3.2 (including any liability for taxes) which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole, other than liabilities which have been incurred in the ordinary course of business.

               3.5. Absence of Certain Changes or Events. Except as set forth in
Schedule 3.5, since December 31, 1998 there has not been:

                    (a) Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Suburban Bancshares or the Suburban Subsidiaries, other than changes in the ordinary course of business;

                    (b) any increase in salaries or wages of directors, officers, or employees of Suburban Bancshares or the Suburban Subsidiaries other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers, or employees of Suburban Bancshares or the Suburban Subsidiaries other than in the ordinary course of business; or

                    (c) any declaration, payment, or set aside by Suburban Bancshares of any dividend or distribution in respect of its Common Stock, or any purchase, issuance, or sale of any of its Common Stock.

               3.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Suburban Bancshares and the Suburban Subsidiaries, the Common Stock of Suburban Bancshares, and the involvement of Suburban Bancshares in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document set forth on a schedule delivered by Suburban Bancshares to Columbia Bancorp in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

               3.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as disclosed on Schedule 3.7, Suburban Bancshares and each of the Suburban Subsidiaries has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements referred to in Section 3.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which they are lessees, (ii) with respect to real estate owned by Suburban Bancshares or the Suburban Subsidiaries, for use, occupancy, and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and
(iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Neither Suburban Bancshares nor any of the Suburban Subsidiaries owns or leases real property except as disclosed on Schedule 3.7, and is not in default under any material lease of real or personal property to which it is a party. As of the date hereof, except as disclosed on Schedule 3.7, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated, or leased by Suburban Bancshares or any of the Suburban Subsidiaries are (x) in good repair, order, and condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they were intended, and (z) free from any known structural defects. As of the date hereof, there are no laws, conditions of record, or other impediments which materially interfere with the intended uses by Suburban Bancshares or any of the Suburban Subsidiaries of the real property or tangible personal property owned or leased by it, except as set forth in Schedule 3.7. Neither Suburban Bancshares nor any of the Suburban Subsidiaries have received any notice of any violation of any applicable law, building code, zoning ordinance, or other similar law. Suburban Bancshares and the Suburban Subsidiaries own or have the rights to use all real and personal properties and assets that are material to the conduct of the business as now conducted of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole.

               3.8. Contracts. Except for the plans, contracts, and agreements of Suburban Bancshares and the Suburban Subsidiaries (or of any plan under Section 3.8(b)) disclosed on Schedule 3.8, neither Suburban Bancshares nor any of the Suburban Subsidiaries (nor any plan under Section 3.8(b)) is a party to or subject to:

                    (a) Any employment, consultation, or compensation contract or arrangement (other than those terminable at will) with any officer, consultant, director, or employee;

                    (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, executive compensation, options, stock purchases, or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, branch closing benefits, workers' compensation, tuition reimbursement or scholarship program, any plans providing benefits or payments in the event of a change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of Suburban Bancshares or any of the Suburban Subsidiaries, or any health, accident, disability, sick leave, vacation pay, life insurance, or other welfare benefit, or any other employee or retired employee benefit (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in which any current or former employee, director, or agent (or beneficiary of any of them) of Suburban Bancshares or any of the Suburban Subsidiaries is or was, within the last six years, entitled to participate;

                    (c)  any contract or agreement with any labor union;

                    (d) any lease of real or personal property with annual rentals in excess of $5,000;

                    (e) any agreement for services in excess of $10,000 per year or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $10,000 or less;

                    (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, and the like which may be construed as borrowings and except for loans made by Suburban Bank as lender in the ordinary course of its business;

                    (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Mergers or in respect of which the Mergers would cause a default or acceleration of obligations; or

                    (h) any other contract or agreement not of the type covered by any of the other specific terms of this Section 3.8 obligating Suburban Bancshares or any Suburban Subsidiary to expenditures in excess of $25,000.

Each of the instruments disclosed on Schedule 3.8 is valid and in full force and effect. Neither Suburban Bancshares nor any of the Suburban Subsidiaries are in default nor have any of them received any notice that they are in default, nor to their actual knowledge is any other party in default, under any material agreements, instruments, or obligations to which Suburban Bancshares or any of the Suburban Subsidiaries is a party or by which they are bound.

               3.9. Litigation, Etc. Except as disclosed on Schedule 3.9, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Suburban Bancshares, threatened against Suburban Bancshares or any of the Suburban Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements, or memoranda of understanding issued by any federal, state, or local court or governmental authority or arbitration tribunal issued against or with the consent of Suburban Bancshares or any of the Suburban Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restrict Suburban Bancshares' right to carry on its business or that of the Suburban Subsidiaries as now conducted; and (c) Suburban Bancshares is aware of no fact or condition now existing that might give rise to any litigation, investigation, or proceeding which, if determined adversely to Suburban Bancshares or any of the Suburban Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole, or would restrict in any manner Suburban Bancshares' right to carry on its business or that of the Suburban Subsidiaries as now conducted. Suburban Bancshares has disclosed on Schedule 3.9 all litigation in which Suburban Bancshares or any of the Suburban Subsidiaries is involved as a party (other than bankruptcy proceedings in which Suburban Bancshares or any of the Suburban Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

               3.10.Environmental Matters. (a) The following terms shall have the indicated meaning:

                     "Property" or "Properties" means all branch properties now or formerly owned or operated, all other real property now owned or operated, and any real properties owned or operated on or after July 1, 1991 and subsequently disposed of.

                     "Environmental Law" means (i) any applicable federal, state, or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, directive, requirement, or agreement with any court, governmental authority, or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") now existing, relating to the use, storage, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances, each as amended, or (ii) any common law that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

               "Hazardous Substance" means any substance, whether liquid, solid, or gas, listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any other substance regulated or subject to any federal environmental statute, including, but not limited to the Toxic Substance Control Act, Clean Water Act, Clean Air Act, Oil Pollution Act and Resource Conservation and Recovery Act, or a similar state statute, regardless of the amount of the Hazardous Substance.

          (b) Except as disclosed on Schedule 3.10 or as would not individually or in the aggregate have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole:

               (i) neither Suburban Bancshares nor any of the Suburban Subsidiaries has received any written notices, demand letters, or written requests for information from any Governmental Entity or any third party indicating that Suburban Bancshares or any Suburban Subsidiary may be in violation of, or liable under, any Environmental Law;

               (ii) there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, or proceedings pending or to the knowledge of Suburban Bancshares threatened against Suburban Bancshares or any Suburban Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

               (iii) no reports have been filed with any Governmental Entity, nor to the knowledge of Suburban Bancshares are any reports required to be filed with any Governmental Entity, by Suburban Bancshares or any of the Suburban Subsidiaries concerning the release of any Hazardous Substance or the violation of any Environmental Law on or at any of the Properties of Suburban Bancshares or any of the Suburban Subsidiaries;

               (iv) to the knowledge of Suburban Bancshares or except as disclosed on Schedule 3.10, there are no underground storage tanks on, in, or under any of the Properties of Suburban Bancshares or any of the Suburban Subsidiaries, and no underground storage tanks have been closed or removed from any Property of Suburban Bancshares or any of the Suburban Subsidiaries while such Property was owned or operated by Suburban Bancshares or any of the Suburban Subsidiaries;

               (v) to the knowledge of Suburban Bancshares or except as disclosed on Schedule 3.10, no Hazardous Substance has been generated, used, stored, processed, disposed of, or discharged on or into any of the Properties of Suburban Bancshares or any of the Suburban Subsidiaries, except for such hazardous substances as may be used in the everyday business of a bank office; and

               (vi) to the knowledge of Suburban Bancshares or except as disclosed on Schedule 3.10, no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the Properties of Suburban Bancshares or any of the Suburban Subsidiaries.

         (c) There are no permits or licenses or agency filings or reports required under any Environmental Law in respect of any of the Properties now or formerly owned or operated by Suburban Bancshares or any of the Suburban Subsidiaries that the absence of which could, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole.

         (d) Suburban Bancshares has disclosed on Schedule 3.10 a copy of its current policy regarding compliance with Environmental Laws.

         3.11. Labor Matters. To Suburban Bancshares' knowledge, no organization effort with respect to any of the employees of Suburban Bancshares or any of the Suburban Subsidiaries is pending or threatened, and no labor dispute, strike, work stoppage, employee action, or labor relation problem which may materially affect Suburban Bancshares or any of the Suburban Subsidiaries currently is pending or threatened. Suburban Bancshares and each of the Suburban Subsidiaries have at all times in all material respects complied with all applicable employee termination notice and similar laws. Suburban Bancshares and each of the Suburban Subsidiaries have at all times complied in all material respects with all applicable family medical leave and similar laws. If applicable, Suburban Bancshares and each of the Suburban Subsidiaries have at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws.

         3.12. Pension and Welfare Matters. With respect to the plans, contracts, programs, understandings, or agreements identified pursuant to Sections 3.8(a) and (b) (for purposes of this Section 3.12, the "plans"):

               (a) Schedule 3.12 clearly identifies all of the plans which are
     (i) Multiemployer Plans (as defined in (l) below), (ii) multiple employer plans subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), (iii) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) plans intended to qualify under Section 401 of the Code, and (v) "welfare benefit plans" within the meaning of Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Section 4980B of the Code if paid 100% by the participant;

               (b) true, correct and complete copies of the following documents, with respect to each of the plans have been made available or delivered to Columbia Bancorp: (i) all plan documents, including trust agreements, insurance policies, loan documents, and service agreements and amendments thereto, (ii) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (iii) the last Internal Revenue Service determination letter and the application with respect thereto, (iv) summary plan descriptions, (v) the most recent actuarial statements and those for the prior three years, (vi) written descriptions of all non-written agreements relating to any such plan, as applicable, for Suburban Bancshares and each of the Suburban Subsidiaries, and (vii) all filings with a governmental agency or entity within the last three years, including, without limitation, filings under the voluntary or other compliance programs of the U.S. Department of Labor or the Internal Revenue Service;

               (c) each of the plans has been operated in all material respects in accordance with its terms and in accordance with all applicable laws including, but not limited to, the ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, and state health care continuation laws;

               (d) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with in all material respects, and all required governmental filings have been made with respect to the plans;

               (e) none of (i) the plans, (ii) the Suburban Subsidiaries, and
     (iii) Suburban Bancshares, and to Suburban Bancshares' knowledge, (x) no current or former director, officer, employee, agent, or representative of Suburban Bancshares or any of the Suburban Subsidiaries, and (y) no fiduciary, "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975 of the Code) with respect to any of the plans has engaged in any non-exempt "prohibited transaction" in connection with any of the plans within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA;

               (f) none of the plans has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (other than normal premium payments);

               (g) with respect to plans which are pension plans (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, the assets of each such funded plans equal or exceed the liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans when such liabilities are valued on a termination basis using PBGC interest and other assumptions;

               (h) no contributions to any of the plans from Suburban Bancshares or any of the Suburban Subsidiaries are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles;

               (i) no audits, proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the IRS, the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plans;

               (j) each plan intended to qualify under Section 401(a) of the Code is so qualified and the trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code and nothing has occurred with respect to the operation or administration of such plan which would cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole, or on such plan;

               (k) except as disclosed in Schedule 3.12, through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans;

               (l) no employees, former employees, or retired employees of Suburban Bancshares or any of the Suburban Subsidiaries, as a result of their employment with Suburban Bancshares or any of the Suburban Subsidiaries, are participants in any "multiemployer plan" which is a "pension plan," as such terms are defined in Sections 3(37) and 3(2) of ERISA, respectively, ("Multiemployer Plan") and neither Suburban Bancshares nor any of the Suburban Subsidiaries has any current, contingent or potential liability with respect to any such plan;

               (m) no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA, other than a reportable event for which the 30 days notice requirement under regulations of the PBGC has been waived;

               (n) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists;

               (o) Suburban Bancshares has no knowledge of any facts which could give rise to any claims against any plan or any fiduciary of any plan, except for plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans);

               (p) neither Suburban Bancshares nor any of the Suburban Subsidiaries nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans;

               (q) except as disclosed in Schedule 3.12, each of the plans which benefit retired employees of Suburban Bancshares or any of the Suburban Subsidiaries may effectively be terminated or amended, in any manner and at any time, without further liability to its participants, by its sponsoring employer;

               (r) neither Suburban Bancshares nor any of the Suburban Subsidiaries has provided, nor is required to provide, security to any pension plan or to any single-employer plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

               (s) there has been no announcement or legally binding commitment by Suburban Bancshares or any of the Suburban Subsidiaries to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan;

               (t) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full;

               (u) none of the plans contains any provision which would prohibit the transactions contemplated by this Plan or which, except as disclosed in
     Schedule 3.12, would give rise to any severance, termination, or other payments or liabilities, or any forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligations to fund benefits as a result of the transactions contemplated by this Plan; no payment that is owed or may become due any director, officer, employee, or agent of Suburban Bancshares or any of the Suburban Subsidiaries in connection with a plan will be non-deductible to the payor under Section 280G of the Code, and none of the Suburban Subsidiaries, Columbia Subsidiaries, Suburban Bancshares, and Columbia Bancorp will be required to "gross up" or otherwise compensate any person in connection with a plan because of the imposition of any excise tax under
     Section 4999 of the Code; and

               (v) no plan is funded by, associated with, or related to a "voluntary employees' beneficiary association" within the meaning of
     Section 501(c)(9) of the Code.

        3.13. Related Party Transactions. Except as disclosed on Schedule 3.13, neither Suburban Bancshares nor any of the Suburban Subsidiaries has any contract, extension of credit, business arrangement, or other relationship of any kind with any of the following persons: (a) any executive officer or director of Suburban Bancshares or any of the Suburban Subsidiaries; (b) any stockholder owning five percent or more of the outstanding Common Stock of Suburban Bancshares; or (c) any "affiliate" (as defined in the SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent or greater equity owner.

        3.14. No Conflict with Other Documents. Except as disclosed on Schedule 3.14, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Suburban Bancshares or any of the Suburban Subsidiaries is a party, or of any judgment, decree, or order applicable to Suburban Bancshares or any of the Suburban Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets, except for any of the foregoing which would not have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole.

        3.15. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole, (i) Suburban Bancshares and each of the Suburban Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Suburban Bancshares, the Suburban Subsidiaries, or any of their properties; and (ii) all permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of Suburban Bancshares and the Suburban Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Suburban Bancshares' knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof.

        (b) Suburban Bancshares has filed all reports that it was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form, or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that information as of a later date shall be deemed to modify information as of an earlier date.

        3.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Suburban Bancshares have been duly and validly authorized by its Board of Directors, subject only to requisite approval by the stockholders of Suburban Bancshares and appropriate governmental regulatory authorities. This Plan is a valid and binding agreement of Suburban Bancshares, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        3.17. Insurance. All insurance policies held by Suburban Bancshares and the Suburban Subsidiaries relating to their operations (except for title insurance policies), including without limitation all financial institutions bonds, are set forth on Schedule 3.17. All such policies are in full force and effect. Neither Suburban Bancshares nor any of the Suburban Subsidiaries has received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Suburban Bancshares makes no representation as to the effect of this Plan or the Mergers on its present financial institutions bond or bonds.

        3.18. Financial Institutions Bond. Since January 1, 1993, Suburban Bancshares and the Suburban Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds insuring Suburban Bancshares and the Suburban Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date, and Suburban Bancshares is not aware of any fact or condition now existing which forms the basis of a claim under any such bond. Suburban Bancshares and the Suburban Subsidiaries have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that Suburban Bancshares makes no representation as to the effect of this Plan or the Mergers on its present financial institutions bond or bonds.

        3.19. Brokers; Financial Advisor. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Suburban Bancshares directly or through its counsel or financial advisor, and there has been no intervention of any person as the result of any action of Suburban Bancshares (and, so far as known to Suburban Bancshares, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment (other than to its financial advisor, Danielson Associates Inc.). Schedule 3.19 is a copy of the agreement with Danielson Associates Inc., which has been engaged by Suburban Bancshares as its financial advisor and to deliver an opinion as to the fairness of the transactions contemplated by this Plan to Suburban Bancshares.

        3.20. Beneficial Ownership of Columbia Bancorp Common Stock. As of the date hereof, Suburban Bancshares does not beneficially own any shares of Columbia Bancorp Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Columbia Bancorp Common Stock, except pursuant to the terms of this Plan, the terms of the Stock Option Agreement attached as Appendix IV, or in a fiduciary capacity.

        3.21. Year 2000. Suburban Bancshares has carried out a review to evaluate the extent to which the business or operations of Suburban Bancshares or any of the Suburban Subsidiaries will be affected by the Year 2000 Problem (as defined below). As a result of such review, Suburban Bancshares has no reason to believe, and does not believe, that the Year 2000 Problem will have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole. Suburban Bancshares reasonably believes that the suppliers, vendors, customers or other material third parties used or served by Suburban Bancshares and the Suburban Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner. Suburban Bancshares is in compliance with all applicable requirements of any Governmental Entity relating to the Year 2000 Problem and has not received any correspondence from or provided any written information to any Governmental Entity relating to the Year 2000 Problem except as disclosed in Schedule 3.21. Suburban Bancshares has provided in
Schedule 3.21 copies of all of its internal plans, including estimates of the anticipated associated costs, for addressing the Year 2000 Problem as it relates to Suburban Bancshares and the Suburban Subsidiaries. "Year 2000 Problem" means the risk that computer hardware or software applications will not record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and calculate information dependent upon or relating to such dates, in the same manner and with the same functionality, data integrity and performance as such products record, store, process, calculate and present calendar dates falling on or before December 31, 1999, and calculate information dependent on or relating to such dates.

     4. Representations and Warranties of Columbia Bancorp. Columbia Bancorp represents and warrants to Suburban Bancshares as follows:

          4.1. Organization, Standing, and Capitalization of Columbia Bancorp and Columbia Subsidiaries. (a) Columbia Bancorp is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland. Columbia Bancorp has the corporate power and authority to own and hold its properties and to carry on its business as it is now being conducted. Columbia Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Columbia Bancorp has no subsidiaries or affiliated companies and is not a party to any joint venture or partnership other than as listed on Schedule 4.1(a) (collectively, the "Columbia Subsidiaries").

        (b) Columbia Bank is a duly organized and validly existing Maryland commercial bank and is in good standing under the laws of the State of Maryland. The deposits of Columbia Bank are insured under the provisions of the Federal Deposit Insurance Act, as amended. Each of the other Columbia Subsidiaries is a duly organized and validly existing corporation or other entity and is in good standing under the laws of the jurisdiction of its incorporation or organization as set forth on Schedule 4.1(a). Each of the Columbia Subsidiaries has the power (corporate or other) and authority to own and hold its material properties and to carry on its business as it is now being conducted. All outstanding shares of capital stock or other equity interests of all of the Columbia Subsidiaries are validly issued, fully paid, and non-assessable. Except as disclosed in Schedule 4.1(b), each of the Columbia Subsidiaries is wholly owned by its parent. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock or other equity interests of any of the Columbia Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock or other equity interests of any of the Columbia Subsidiaries. Except as disclosed in Schedule 4.1(b), none of the Columbia Subsidiaries is a party to any joint venture or partnership.

        (c) Copies of all organization documents and by-laws of Columbia Bancorp and each of the Columbia Subsidiaries are attached as Schedule 4.1(c), and all such copies are true and correct as of the date hereof. The minute books of Columbia Bancorp and each of the Columbia Subsidiaries, which have been made available to Suburban Bancshares for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of Columbia Bancorp and each of the Columbia Subsidiaries.

        (d) The authorized capital stock of Columbia Bancorp consists exclusively of 9,994,000 shares of Common Stock, par value $.01 per share, 4,506,035 of which shares are outstanding on September 17, 1999, and 6,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, none of which shares are outstanding on September 17, 1999. All outstanding shares of Columbia Bancorp Common Stock are validly issued, fully paid, and non-assessable. Columbia Bancorp has reserved 300,000 shares of its Common Stock for issuance under its Dividend Reinvestment and Stock Purchase Plan and 300,000 shares of its Common Stock for issuance under its Stock Option Plans. On September 17, 1999, there were outstanding options to purchase 292,310 shares of Columbia Bancorp's Common Stock at prices ranging from $4.545 to $17.00 pursuant to these Stock Option Plans. Except for the option to be granted to Suburban Bancshares pursuant to the Stock Option Agreement attached as Appendix IV and as disclosed in Schedule 4.1(d), there are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Columbia Bancorp, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Columbia Bancorp. The Common Stock of

Columbia Bancorp deliverable pursuant to this Plan will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Plan, be duly and validly issued, fully paid, and nonassessable.

        4.2. Financial Statements. Columbia Bancorp has provided in Schedule 4.2 copies of the Consolidated Financial Statements of Columbia Bancorp and the Columbia Subsidiaries at December 31, 1994, 1995, 1996, 1997, and 1998 and for each of the years then ended, as reported upon by KPMG LLP, and at June 30, 1998 and 1999 and for each of the six month periods then ended, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in stockholders' equity of Columbia Bancorp and the Columbia Subsidiaries at the dates of and for the periods covered by such financial statements.

        4.3. Taxes. Schedule 4.3 sets forth the tax returns to federal, state, county, municipal, or foreign taxing authorities for the taxable year ended December 31, 1994 and all taxable years through and including December 31, 1998 for Columbia Bancorp and the Columbia Subsidiaries. Columbia Bancorp and the Columbia Subsidiaries have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) and have paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Except as disclosed in Schedule 4.3, neither Columbia Bancorp nor any of the Columbia Subsidiaries have received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Except as disclosed on Schedule 4.3, neither Columbia Bancorp nor any of the Columbia Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal, or foreign income tax. The accruals and reserves reflected in the consolidated financial statements which Columbia Bancorp has provided to Suburban Bancshares as described in Section 4.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of the operations of Columbia Bancorp and the Columbia Subsidiaries for all periods prior to the date of such consolidated financial statements. For purposes of this Section 4.3, any reference to the Columbia Subsidiaries shall be deemed to include any entity listed on Schedules 4.1(a) and 4.1 (b).

        4.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements referred to in
Section 4.2, neither Columbia Bancorp nor any of the Columbia Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither Columbia Bancorp nor any of the Columbia Subsidiaries has incurred any liability since the date of the consolidated financial statements referred to in Section 4.2 (including any liability for taxes) which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole, other than liabilities which have been reasonably incurred in the ordinary course of business.

        4.5. Absence of Certain Changes or Events. Except as set forth in
Schedule 4.5, since December 31, 1998 there has not been:

             (a) Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Columbia Bancorp or the Columbia Subsidiaries, other than changes in the ordinary course of business;

             (b) any increase in salaries or wages of directors, officers, or employees of Columbia Bancorp or the Columbia Subsidiaries other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers, or employees of Columbia Bancorp or the Columbia Subsidiaries other than in the ordinary course of business; or

             (c) except with respect to the three cash dividend payments aggregating $.24 per share paid to date and the cash dividend payment of $.08 per share of Common Stock declared on September 27, 1999, to be paid on October 29, 1999, any declaration, payment, or set aside by Columbia Bancorp of any dividend or distribution in respect of its Common Stock, or any purchase, issuance, or sale of any of its Common Stock.

        4.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Columbia Bancorp and the Columbia Subsidiaries, the Common Stock of Columbia Bancorp, and the involvement of Columbia Bancorp in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document set forth on a schedule delivered by Columbia Bancorp to Suburban Bancshares in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

        4.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as disclosed on Schedule 4.7, Columbia Bancorp and each of the Columbia Subsidiaries has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements referred to in Section 4.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which they are lessees, (ii) with respect to real estate owned by Columbia Bancorp or the Columbia Subsidiaries, for use, occupancy, and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and (iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Neither Columbia Bancorp nor any of the Columbia Subsidiaries owns or leases real property except as disclosed on Schedule 4.7, and is not in default under any material lease of real or personal property to which it is a party. As of the date hereof, except as disclosed on Schedule 4.7, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated, or leased by Columbia Bancorp or any of the Columbia Subsidiaries are (x) in good repair, order, and condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they were intended, and (z) free from any known structural defects. As of the date hereof, there are no laws, conditions of record, or other impediments which materially interfere with the intended uses by Columbia Bancorp or any of the Columbia Subsidiaries of the real property or tangible personal property owned or leased by it, except as set forth in Schedule 4.7. Neither Columbia Bancorp nor any of the Columbia Subsidiaries have received any notice of any violation of any applicable law, building code, zoning ordinance, or other similar law. Columbia Bancorp and the Columbia Subsidiaries own or have the rights to use all real and personal properties and assets that are material to the conduct of the business as now conducted of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole.

        4.8. Contracts. Except for the plans, contracts, and agreements of Columbia Bancorp and the Columbia Subsidiaries (or of any plan under Section 4.8(b)) disclosed on Schedule 4.8, neither Columbia Bancorp nor any of the Columbia Subsidiaries (nor any plan under Section 4.8(b)) is a party to or subject to:

             (a) Any employment, consultation, or compensation contract or arrangement (other than those terminable at will) with any officer, consultant, director, or employee;

             (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, executive compensation, options, stock purchases, or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, branch closing benefits, workers' compensation, tuition reimbursement or scholarship program, any plans providing benefits or payments in the event of a change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of Columbia Bancorp or any of the Columbia Subsidiaries, or any health, accident, disability, sick leave, vacation pay, life insurance, or other welfare benefit, or any other employee or retired employee benefit (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) in which any current or former employee, director, or agent (or beneficiary of any of them) of Columbia Bancorp or any of the Columbia Subsidiaries is or was, within the last six years, entitled to participate;

             (c) any contract or agreement with any labor union;

             (d) any lease of real or personal property with annual rentals in excess of $5,000;

             (e) any agreement for services in excess of $10,000 per year or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $10,000 or less;

             (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, and the like which may be construed as borrowings and except for loans made by Columbia Bank as lender in the ordinary course of its business;

             (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Mergers or in respect of which the Mergers would cause a default or acceleration of obligations; or

             (h) any other contract or agreement not of the type covered by any of the other specific terms of this Section 4.8 obligating Columbia Bancorp or any Columbia Subsidiary to expenditures in excess of $25,000.

Each of the instruments disclosed on Schedule 4.8 is valid and in full force and effect. Neither Columbia Bancorp nor any of the Columbia Subsidiaries are in default nor have any of them received any notice that they are in default, nor to their actual knowledge is any other party in default, under any material agreements, instruments, or obligations to which Columbia Bancorp or any of the Columbia Subsidiaries is a party or by which they are bound.

        4.9. Litigation, Etc. Except as disclosed on Schedule 4.9, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Columbia Bancorp, threatened against Columbia Bancorp or any of the Columbia Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements, or memoranda of understanding issued by any federal, state, or local court or governmental authority or arbitration tribunal issued against or with the consent of Columbia Bancorp or any of the Columbia Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restrict Columbia Bancorp's right to carry on its business or that of the Columbia Subsidiaries as now conducted; and
(c) Columbia Bancorp is aware of no fact or condition now existing that might give rise to any litigation, investigation, or proceeding which, if determined adversely to Columbia Bancorp or any of the Columbia Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole, or would restrict in any manner Columbia Bancorp's right to carry on its business or that of the Columbia Subsidiaries as now conducted. Columbia Bancorp has disclosed on Schedule 4.9 all litigation in which Columbia Bancorp or any of the Columbia Subsidiaries is involved as a party (other than bankruptcy proceedings in which Columbia Bancorp or any of the Columbia Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

          4.10. Environmental Matters. (a) Except as disclosed on Schedule 4.10 or as would not individually or in the aggregate have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole:

                 (i) neither Columbia Bancorp nor any of the Columbia Subsidiaries has received any written notices, demand letters, or written requests for information from any Governmental Entity or any third party indicating that Columbia Bancorp or any Columbia Subsidiary may be in violation of, or liable under, any Environmental Law;

                 (ii) there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, or proceedings pending or to the knowledge of Columbia Bancorp threatened against Columbia Bancorp or any Columbia Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

                 (iii) no reports have been filed with any Governmental Entity, nor to the knowledge of Columbia Bancorp are any reports required to be filed with any Governmental Entity, by Columbia Bancorp or any of the Columbia Subsidiaries concerning the release of any Hazardous Substance or the violation of any Environmental Law on or at any of the Properties of Columbia Bancorp or any of the Columbia Subsidiaries;

                 (iv) to the knowledge of Columbia Bancorp or except as disclosed on Schedule 4.10, there are no underground storage tanks on, in, or under any of the Properties of Columbia Bancorp or any of the Columbia Subsidiaries, and no underground storage tanks have been closed or removed from any Property of Columbia Bancorp or any of the Columbia Subsidiaries while such Property was owned or operated by Columbia Bancorp or any of the Columbia Subsidiaries;

                 (v) to the knowledge of Columbia Bancorp or except as disclosed on Schedule 4.10, no Hazardous Substance has been generated, used, stored, processed, disposed of, or discharged on or into any of the Properties of Columbia Bancorp or any of the Columbia Subsidiaries, except for such hazardous substances as may be used in the everyday business of a bank office; and

                 (vi) to the knowledge of Columbia Bancorp or except as disclosed on Schedule 4.10, no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the Properties of Columbia Bancorp or any of the Columbia Subsidiaries.

          (b) There are no permits or licenses or agency filings or reports required under any Environmental Law in respect of any of the Properties now or formerly owned or operated by Columbia Bancorp or any of the Columbia Subsidiaries that the absence of which could, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole.

          (c) Columbia Bancorp has disclosed on Schedule 4.10 a copy of its current policy regarding compliance with Environmental Laws.

          4.11.  Labor Matters.   To Columbia Bancorp's knowledge, no
organization effort with respect to any of the employees of Columbia Bancorp or any of the Columbia Subsidiaries is pending or threatened, and no labor dispute, strike, work stoppage, employee action, or labor relation problem which may materially affect Columbia Bancorp or any of the Columbia Subsidiaries currently is pending or threatened. Columbia Bancorp and each of the Columbia Subsidiaries have at all times in all material respects complied with all applicable employee termination notice and similar laws. Columbia Bancorp and each of the Columbia Subsidiaries have at all times complied in all material respects with all applicable family medical leave and similar laws. If applicable, Columbia Bancorp and each of the Columbia Subsidiaries have at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws.

          4.12.  Pension and Welfare Matters.   With respect to the plans,
contracts, programs, understandings, or agreements identified pursuant to Sections 4.8(a) and (b) (for purposes of this Section 4.12, the "plans"):

                 (a) Schedule 4.12 clearly identifies all of the plans which are (i) Multiemployer Plans, (ii) Multiple Employer Plans, (iii) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Code, (iv) plans intended to qualify under Section 401 of the Code, and (v) "welfare benefit plans" within the meaning of
     Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Section 4980B of the Code if paid 100% by the participant;

                 (b) true, correct and complete copies of the following documents, with respect to each of the plans have been made available or delivered to Suburban Bancshares: (i) all plan documents, including trust agreements, insurance policies, loan documents, and service agreements and amendments thereto, (ii) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (iii) the last Internal Revenue Service determination letter and the application with respect thereto, (iv) summary plan descriptions, (v) the most recent actuarial statements and those for the prior three years, (vi) written descriptions of all non-written agreements relating to any such plan, as applicable, for Columbia Bancorp and each of the Columbia Subsidiaries, and
     (vii) all filings with a governmental agency or entity within the last three years, including, without limitation, filings under the voluntary or other compliance programs of the U.S. Department of Labor or the Internal Revenue Service;

                 (c) each of the plans has been operated in all material respects in accordance with its terms and in accordance with all applicable laws including, but not limited to, the ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, and state health care continuation laws;

                 (d) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with in all material respects, and all required governmental filings have been made with respect to the plans;

                 (e)  none of (i) the plans, (ii) the Columbia Subsidiaries, and
     (iii) Columbia Bancorp, and to Columbia Bancorp's knowledge, (x) no current or former director, officer, employee, agent, or representative of Columbia Bancorp or any of the Columbia Subsidiaries, and (y) no fiduciary, "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975 of the Code) with respect to any of the plans has engaged in any non-exempt "prohibited transaction" in connection with any of the plans within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA;

                 (f) none of the plans has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the PBGC (other than normal premium payments);

                 (g) with respect to plans which are pension plans (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, the assets of each such funded plans equal or exceed the liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans when such liabilities are valued on a termination basis using PBGC interest and other assumptions;

                 (h) no contributions to any of the plans from Columbia Bancorp or any of the Columbia Subsidiaries are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles;

                 (i) no audits, proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the IRS, the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plans;

                 (j) each plan intended to qualify under Section 401(a) of the Code is so qualified and the trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code and nothing has occurred with respect to the operation or administration of such plan which would cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole, or on such plan;

                 (k) except as disclosed in Schedule 4.12, through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans;

                 (l) no employees, former employees, or retired employees of Columbia Bancorp or any of the Columbia Subsidiaries, as a result of their employment with Columbia Bancorp or any of the Columbia Subsidiaries, are participants in any Multiemployer Plan and neither Columbia Bancorp nor any of the Columbia Subsidiaries has any current, contingent, or potential liability with respect to any such plan;

                 (m) no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA, other than a reportable event for which the 30 days notice requirement under regulations of the PBGC has been waived;

                 (n) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists;

                 (o) Columbia Bancorp has no knowledge of any facts which could give rise to any claims against any plan or any fiduciary of any plan, except for plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans);

                 (p) neither Columbia Bancorp nor any of the Columbia Subsidiaries nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans;

                 (q) except as disclosed in Schedule 4.12, each of the plans which benefit retired employees of Columbia Bancorp or any of the Columbia Subsidiaries may effectively be terminated or amended, in any manner and at any time, without further liability to its participants, by its sponsoring employer;

                 (r) neither Columbia Bancorp nor any of the Columbia Subsidiaries has provided, nor is required to provide, security to any pension plan or to any single-employer plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

                 (s) there has been no announcement or legally binding commitment by Columbia Bancorp or any of the Columbia Subsidiaries to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan;

                 (t) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full;

                 (u) none of the plans contains any provision which would prohibit the transactions contemplated by this Plan or which, except as disclosed in Schedule 4.12, would give rise to any severance, termination, or other payments or liabilities, or any forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligations to fund benefits as a result of the transactions contemplated by this Plan; no payment that is owed or may become due any director, officer, employee, or agent of Columbia Bancorp or any of the Columbia Subsidiaries in connection with a plan will be non-deductible to the payor under Section 280G of the Code, and none of the Suburban Subsidiaries, Columbia Subsidiaries, Suburban Bancshares, and Columbia Bancorp will be required to

     "gross up" or otherwise compensate any person in connection with a plan because of the imposition of any excise tax under Section 4999 of the Code; and

                 (v) no plan is funded by, associated with, or related to a "voluntary employees' beneficiary association" within the meaning of
     Section 501(c)(9) of the Code.

          4.13. Related Party Transactions. Except as disclosed on Schedule 4.13, neither Columbia Bancorp nor any of the Columbia Subsidiaries has any contract, extension of credit, business arrangement, or other relationship of any kind with any of the following persons: (a) any executive officer or director of Columbia Bancorp or any of the Columbia Subsidiaries; (b) any stockholder owning five percent or more of the outstanding Common Stock of Columbia Bancorp; or (c) any "affiliate" (as defined in the SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent or greater equity owner.

          4.14.  No Conflict with Other Documents.  Except as disclosed on
Schedule 4.14, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or modification of, or be in conflict with, any terms of any contract or other instrument to which Columbia Bancorp or any of the Columbia Subsidiaries is a party, or of any judgment, decree, or order applicable to Columbia Bancorp or any of the Columbia Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets, except for any of the foregoing which would not have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole.

          4.15. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole, (i) Columbia Bancorp and each of the Columbia Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Columbia Bancorp, the Columbia Subsidiaries, or any of their properties; and (ii) all permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of Columbia Bancorp and the Columbia Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Columbia Bancorp's knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof.

                 (b) Columbia Bancorp has filed all reports that it was required to file with the SEC under the Exchange Act, all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form, or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

          4.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Columbia Bancorp has been duly and validly authorized by its Board of Directors, subject only to requisite approval by the stockholders of Columbia Bancorp and appropriate governmental regulatory authorities. This Plan is a valid and binding agreement of Columbia Bancorp, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          4.17. Insurance. All insurance policies held by Columbia Bancorp and the Columbia Subsidiaries relating to their operations (except for title insurance policies), including without limitation all financial institutions bonds, are set forth on Schedule 4.17. All such policies are in full force and effect. Neither Columbia Bancorp nor any of the Columbia Subsidiaries has received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Columbia Bancorp makes no representation as to the effect of this Plan or the Mergers on its present financial institutions bond or bonds.

          4.18. Financial Institutions Bond. Since January 1, 1993, Columbia Bancorp and the Columbia Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds insuring Columbia Bancorp and the Columbia Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date, and Columbia Bancorp is not aware of any fact or condition now existing which forms the basis of a claim under any such bond. Columbia Bancorp and the Columbia Subsidiaries have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that Columbia Bancorp makes no representation as to the effect of this Plan or the Mergers on its present financial institutions bond or bonds.

          4.19. Brokers; Financial Advisor. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Columbia Bancorp directly or through its counsel or financial advisor and there has been no intervention of any person as the result of any action of Columbia Bancorp (and, so far as known to Columbia Bancorp, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment (other than to its financial advisor, Austin Financial Services, Inc.).
Schedule 4.19 is a copy of the agreement with Austin Financial Services, Inc., which has been engaged by Columbia Bancorp as its financial advisor and to deliver an opinion as to the fairness of the transactions contemplated by this Plan to Columbia Bancorp.

          4.20. Beneficial Ownership of Suburban Bancshares Common Stock. As of the date hereof, Columbia Bancorp does not beneficially own any shares of Suburban Bancshares Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Suburban Bancshares Common Stock, except pursuant to the terms of this Plan, the terms of the Stock Option Agreement attached as Appendix III, or in a fiduciary capacity.

          4.21. Year 2000. Columbia Bancorp has carried out a review to evaluate the extent to which the business or operations of Columbia Bancorp or any of the Columbia Subsidiaries will be affected by the Year 2000 Problem. As a result of such review, Columbia Bancorp has no reason to believe, and does not believe, that the Year 2000 Problem will have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole. Columbia Bancorp reasonably believes that the suppliers, vendors, customers or other material third parties used or served by Columbia Bancorp and the Columbia Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner. Columbia Bancorp is in compliance with all applicable requirements of any Governmental Entity relating to the Year 2000 Problem and has not received any correspondence from or provided any written information to any Governmental Entity relating to the Year 2000 Problem except as disclosed in Schedule 4.21. Columbia Bancorp has provided in Schedule 4.21 copies of all of its internal plans, including estimates of the anticipated associated costs, for addressing the Year 2000 Problem as it relates to Columbia Bancorp and the Columbia Subsidiaries.

  5. Covenants of Suburban Bancshares. Except as otherwise consented to in writing by Columbia Bancorp after the date of this Plan, Suburban Bancshares covenants to and agrees with Columbia Bancorp as follows:

          5.1. Information. (a) Suburban Bancshares shall, upon reasonable notice, give to Columbia Bancorp and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Suburban Bancshares' and the Suburban Subsidiaries' normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Suburban Bancshares and the Suburban Subsidiaries will, at their own expense, furnish Columbia Bancorp during such period with all such information concerning their affairs as Columbia Bancorp may reasonably request, including information for use in determining if the conditions of Section 7.1 through Section 7.10 have been satisfied, necessary to prepare the regulatory filings or applications to be filed with governmental regulatory authorities to obtain the approvals referred to in Section 2, and for use in any other necessary filings to be made with appropriate governmental regulatory authorities.

          (b) Suburban Bancshares acknowledges that information received by it concerning Columbia Bancorp and the Columbia Subsidiaries and their operations is subject to the Confidentiality Agreement dated September 16, 1999 between Columbia Bancorp and Suburban Bancshares (the "Confidentiality Agreement"). Without limiting the foregoing, Suburban Bancshares will not, and will cause its representatives not to, use any information obtained pursuant to Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, Suburban Bancshares will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 6.1 unless such information (i) was already known to Suburban Bancshares, (ii) becomes available to Suburban Bancshares from other sources not known by Suburban Bancshares to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Columbia Bancorp and the Columbia Subsidiaries, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, Suburban Bancshares shall promptly cause all copies of documents or extracts thereof containing information and data as to Columbia Bancorp and the Columbia Subsidiaries to be returned. In the event that this Plan has been terminated or the transactions contemplated hereby shall have failed to be consummated and Suburban Bancshares or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to the Plan (the "Columbia Documentation"), Suburban Bancshares shall provide Columbia Bancorp with prompt written notice of any such request or requirement so that Columbia Bancorp may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Suburban Bancshares or any of its agents or representatives are compelled to disclose any of such Columbia Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Suburban Bancshares or its agents or representatives may, without liability hereunder, disclose to such tribunal only that portion of the Columbia Documentation which Suburban Bancshares' counsel advises Suburban Bancshares is legally required to be disclosed, provided, that Suburban Bancshares shall exercise its best efforts to preserve the confidentiality of the Columbia Documentation, including, without limitation, by cooperating with Columbia Bancorp to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Columbia Documentation by such tribunal.

          5.2. Events Preceding Effectiveness. Suburban Bancshares and the Suburban Subsidiaries will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

          5.3. Regulatory Approvals. Suburban Bancshares and the Suburban Subsidiaries will, where necessary, cooperate with Columbia Bancorp's efforts to obtain all necessary regulatory approvals of the transactions contemplated by this Plan.

          5.4. Conduct of Business. After the date of this Plan and pending the Effective Date, (a) Suburban Bancshares and the Suburban Subsidiaries will conduct their business only in the ordinary course; (b) Suburban Bancshares and the Suburban Subsidiaries shall not effect any change or amendment in their respective charters or by-laws; (c) except with respect to Suburban Bancshares stock options outstanding on the date of this Plan which are or may become subject to exercise, Suburban Bancshares and the Suburban Subsidiaries shall not change their authorized, issued, or outstanding capital stock; (d) Suburban Bancshares shall not declare cash dividends in respect of its Common Stock; (e) except as disclosed in Schedule 5.4(e), Suburban Bancshares and the Suburban Subsidiaries shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present, or future officers or employees, other than additional premiums to obtain an extension of directors' and officers' liability coverage for six years (which Suburban Bancshares is authorized to obtain), and except as provided in this Agreement, shall not modify the existing employment agreements with any officers or employees; (f) Suburban Bancshares and the Suburban Subsidiaries shall not make any change in any of their accounting policies or practices unless required by generally accepted accounting principles or take any action which would cause the Mergers not to be accounted for as a pooling-of-interests (and will provide and cause Stegman & Company to provide the letters contemplated by Section 7.10); (g) Suburban Bancshares and the Suburban Subsidiaries shall not incur any liability for borrowed money except in the ordinary course of their banking business (i.e., may only incur variable rate loans with terms not greater than one year) or place upon or permit any lien or encumbrance upon any of their properties or assets except liens of the type permitted in the exceptions to
Section 3.7; and (h) notwithstanding the foregoing, upon Columbia Bancorp's request, Suburban Bancshares shall terminate the Suburban Bancshares, Inc. 401(k) Plan, effective as of the date immediately preceding the Effective Date. Pending the Effective Date, Suburban Bancshares and the Suburban Subsidiaries shall (x) use commercially reasonable efforts to preserve their business organization and assets and to keep available the services of their full-time officers and employees, (y) continue in effect the present method of conducting their business, and (z) consult with Columbia Bancorp as to making decisions or actions in matters (i) other than those in the ordinary course of business, or
(ii) except as disclosed in Schedule 5.4(z)(ii), involving any capital expenditures in excess of $25,000.

          5.5. Reservation of Shares. Suburban Bancshares shall have reserved a sufficient number of shares of its Common Stock for issuance upon exercise of the option granted pursuant to the Stock Option Agreement attached as Appendix III, which is to be executed by Columbia Bancorp and Suburban Bancshares, and shall have taken all other actions necessary to fulfill its obligations thereunder.

          5.6. Meeting of Stockholders of Suburban Bancshares; Document Preparation. (a) Suburban Bancshares will duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Suburban Bancshares will recommend approval of this Plan and the Holding Company Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable laws.

          (b) Suburban Bancshares shall furnish Columbia Bancorp with such information concerning Suburban Bancshares and the Suburban Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus (as defined in Section 6.6), insofar as it relates to such corporations, to comply with Section
6.6. Suburban Bancshares agrees promptly to advise Columbia Bancorp if at any time prior to the Suburban Bancshares stockholders' meeting, any information provided by Suburban Bancshares in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Columbia Bancorp with the information needed to correct such inaccuracy or omission. Suburban Bancshares shall furnish Columbia Bancorp with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Suburban Bancshares and the Suburban Subsidiaries, to comply with
Section 6.6 after the mailing thereof to Suburban Bancshares stockholders. The information provided and the representations made by Suburban Bancshares to Columbia Bancorp in connection with the Registration Statement described in
Section 6.6, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Suburban Bancshares may rely upon all information provided to it by Columbia Bancorp and its representatives in the preparation of the Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Proxy Statement/Prospectus, if such statement is made in reliance upon any information provided to it by Columbia Bancorp or by any of its officers or authorized representatives.

          (c) Suburban Bancshares shall promptly furnish Columbia Bancorp with such information regarding the Suburban Bancshares stockholders as Columbia Bancorp requires to enable it to determine what filings are required under applicable state securities laws. Suburban Bancshares authorizes Columbia Bancorp to utilize in such filings the information concerning Suburban Bancshares and the Suburban Subsidiaries provided to Columbia Bancorp in connection with, or contained in, the Proxy Statement/Prospectus. Suburban Bancshares shall promptly notify Columbia Bancorp of all communications, oral, or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

          5.7. Consents. Suburban Bancshares and the Suburban Subsidiaries will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required in connection with the transactions contemplated hereunder.

          5.8. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, Suburban Bancshares will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Columbia Bancorp regarding its business, operations, properties, assets, and condition (financial or otherwise) and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last calendar quarter of each calendar year) ending after the date of this Plan, Suburban Bancshares will deliver to Columbia Bancorp its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, Suburban Bancshares will deliver to Columbia Bancorp its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

          (b) Between the date of this Plan and the Effective Date, Suburban Bancshares shall promptly advise Columbia Bancorp in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

          5.9. No Solicitation of Other Offers. Suburban Bancshares agrees that neither it nor any of the Suburban Subsidiaries nor any of their respective officers, directors, and employees shall, and Suburban Bancshares shall direct and use its best efforts to cause its and the Suburban Subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of the Suburban Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to stockholders of Suburban Bancshares) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets (except problem assets shown on Schedule 5.9), sale of shares of capital stock, or similar transactions involving Suburban Bancshares or any of the Suburban Subsidiaries (any such inquiry, offer, or proposal, a "Suburban Acquisition Proposal"), or, except in the opinion of outside counsel to Suburban Bancshares as may be legally required to comply with the duties the Board of Directors of Suburban Bancshares under applicable law and upon receipt of a confidentially agreement with terms not materially less favorable to Suburban Bancshares than those contained in the Confidentiality Agreement, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Suburban Acquisition Proposal. As of the time hereof, Suburban Bancshares is not engaged in any negotiations or discussions relating to a Suburban Acquisition Proposal. Suburban Bancshares shall promptly notify Columbia Bancorp orally and in writing of, and keep it fully and currently informed on, any Suburban Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Suburban Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise Columbia Bancorp of the material terms of such Suburban Acquisition Proposal. Suburban Bancshares shall give Columbia Bancorp contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Suburban Bancshares or any of the Suburban Subsidiaries to, any such person regarding a Suburban Acquisition Proposal.

          5.10. Affiliate Agreements. Within 10 days of the date of this Plan, Suburban Bancshares shall deliver or cause to be delivered to Columbia Bancorp memoranda substantially in the form attached as Appendix V (the "Affiliates' Memoranda") and agreements substantially in the form attached as Appendix VII (the "Support Agreements") from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda and agreements from each stockholder of Suburban Bancshares who (a) may be deemed to be an "affiliate" of Suburban Bancshares, as that term is defined for purposes of the SEC Rules 145 and 405, or (b) may be restricted under the accounting rules applicable to a pooling-of-interests). Under the terms of the Affiliates' Memoranda, each such officer, director or stockholder shall acknowledge and agree (i) to abide by all limitations imposed by the Securities Act and by all rules, regulations, and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of the Common Stock of Columbia Bancorp to be received by such person pursuant to the Holding Company Merger, and (ii) to abide by all limitations imposed by the accounting rules for the Mergers to be accounted for as a pooling-of-interests. Under the terms of the Support Agreements, each such officer, director, or stockholder shall agree to support and vote the shares of Common Stock of Suburban Bancshares owned or controlled by him or her to ratify and confirm this Plan and the Holding Company Merger.

          5.11. Pooling-of-Interests. Suburban Bancshares shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants, or other representatives of Suburban Bancshares or any of the Suburban Subsidiaries to take any action that would preclude Columbia Bancorp from treating the Mergers as a pooling-of-interests for financial reporting purposes.

          5.12. Taxes. Suburban Bancshares shall have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 3.2 for the payment of) all taxes imposed by any taxing authority with respect to any Pre-Closing Tax Period (as hereinafter defined), together with any interest, additions, or penalties related to any such taxes. For purposes of this Section 5.12, any reference to Suburban Bancshares shall be deemed to include any corporation more than 50% of the outstanding capital stock (by vote or value) of which is owned by Suburban Bancshares. "Pre-Closing Tax Period" shall mean (i) each taxable period that ends on or before the Effective Date, and (ii) any taxable period that includes (but does not end on) the Effective Date (the period described in this clause (ii) being hereafter referred to as a "Straddle Period"). In the case of any tax for a Straddle Period, the covenant in this Section 5.12 shall be limited to the Pre-Closing Tax Amount determined as follows:

                 (a) In the case of a periodic tax that is not based on income or receipts (e.g., an ad valorem property tax), the "Pre-Closing Tax Amount" shall be an amount equal to the amount of such tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days elapsed between the beginning of the Straddle Period and the Effective Date, and the denominator of which is the total number of days in the Straddle Period; and

                 (b) in the case of any other tax, the "Pre-Closing Tax Amount" shall be the amount of such tax for which Suburban Bancshares would have been liable if the Straddle Period had ended as of the close of business on the day of the Effective Date.

          5.13. Public Announcements. Between the date of this Plan and the Effective Date, Suburban Bancshares and the Suburban Subsidiaries will consult with Columbia Bancorp before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

     6. Covenants of Columbia Bancorp. Except as otherwise consented to in writing by Suburban Bancshares after the date of this Plan, Columbia Bancorp covenants to and agrees with Suburban Bancshares as follows:

          6.1. Information. (a) Columbia Bancorp shall, upon reasonable notice, give to Suburban Bancshares and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Columbia Bancorp's and the Columbia Subsidiaries' normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor lists, and records. Columbia Bancorp and the Columbia Subsidiaries will, at their own expense, furnish Suburban Bancshares during such period with all such information concerning their affairs as Suburban Bancshares may reasonably request, including information for use in determining if the conditions of
Section 8.1 through Section 8.09 have been satisfied and for use in any necessary filings to be made by Suburban Bancshares or the Suburban Subsidiaries with appropriate governmental regulatory authorities.

          (b) Columbia Bancorp acknowledges that information received by it concerning Suburban Bancshares and the Suburban Subsidiaries and their operations is subject to the Confidentiality Agreement. Without limiting the foregoing, Columbia Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, Columbia Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 5.1 unless such information (i) was already known to Columbia Bancorp, (ii) becomes available to Columbia Bancorp from other sources not known by Columbia Bancorp to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Suburban Bancshares and the Suburban Subsidiaries, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, Columbia Bancorp shall promptly cause all copies of documents or extracts thereof containing information and data as to Suburban Bancshares and the Suburban Subsidiaries to be returned. In the event that this Plan has been terminated or the transactions contemplated hereby shall have failed to be consummated and Columbia Bancorp or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to the Plan (the "Suburban Bancshares Documentation"), Columbia Bancorp shall provide Suburban Bancshares with prompt written notice of any such request or requirement so that Suburban Bancshares may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Columbia Bancorp or any of its agents or representatives are compelled to disclose any of such Suburban Bancshares Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Columbia Bancorp or its agents or representatives may, without liability hereunder, disclose to such tribunal only that portion of the Suburban Bancshares Documentation which Columbia Bancorp's counsel advises Columbia Bancorp is legally required to be disclosed, provided, that Columbia Bancorp shall exercise its best efforts to preserve the confidentiality of the Suburban Bancshares Documentation, including, without limitation, by cooperating with Suburban Bancshares to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Suburban Bancshares Documentation by such tribunal.

          6.2. Events Preceding Effectiveness. Columbia Bancorp and the Columbia Subsidiaries will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

          6.3. Applications to Governmental Regulatory Authorities. Columbia Bancorp and the Columbia Subsidiaries will promptly prepare and file with the appropriate governmental regulatory authorities an application requesting the regulatory approvals referred to in Sections 2(g), 2(h), 2(i), and 2(j) and will use commercially reasonable efforts to secure favorable action on such applications, including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval.

          6.4. Conduct of Business. After the date of this Plan and pending the Effective Date, (a) Columbia Bancorp and the Columbia Subsidiaries will conduct their business only in the ordinary course; (b) Columbia Bancorp and the Columbia Subsidiaries shall not effect any change or amendment in their respective charters or by-laws; (c) except with respect to Columbia Bancorp stock options outstanding on the date of this Plan which are or may become subject to exercise, Columbia Bancorp and the Columbia Subsidiaries shall not change their authorized, issued, or outstanding capital stock; (d) Columbia Bancorp shall declare regular quarterly cash dividends in respect of its Common Stock at the rate of not in excess of $.10 per share; (e) except as disclosed in
Schedule 6.4(e), Columbia Bancorp and the Columbia Subsidiaries shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present, or future officers or employees, and shall not modify the existing employment agreements with any officers or employees; (f) Columbia Bancorp and the Columbia Subsidiaries shall not make any change in any of their accounting policies or practices unless required by generally accepted accounting principles or take any action which would cause the Mergers not to be accounted for as a pooling-of-interests; and (g) Columbia Bancorp and the Columbia Subsidiaries shall not incur any liability for borrowed money except in the ordinary course of their banking business (i.e., may only incur variable rate loans with terms not greater than one year) or place upon or permit any lien or encumbrance upon any of their properties or assets except liens of the type permitted in the exceptions to Section 4.7. Pending the Effective Date, Columbia Bancorp and the Columbia Subsidiaries shall (x) use commercially reasonable efforts to preserve their business organization and assets and to keep available the services of their full-time officers and employees, (y) continue in effect the present method of conducting their business, and (z) consult with Suburban Bancshares as to making decisions or actions in matters
(i) other than those in the ordinary course of business, or (ii) except as disclosed in Schedule 6.4(z)(ii), involving any capital expenditures in excess of $25,000.

          6.5. Columbia Bancorp Common Stock. (a) At the Effective Date, the Columbia Bancorp Common Stock to be issued in exchange for the Suburban Bancshares Common Stock pursuant to the terms of this Plan shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances, or restrictions created by or through Columbia Bancorp, with no personal liability attaching to the ownership thereof. The Columbia Bancorp Common Stock to be issued upon exchange for the Suburban Bancshares Common Stock pursuant to the terms of this Plan will be issued in all material respects in accordance with applicable state and federal laws, rules, and regulations.

          (b) Columbia Bancorp shall have reserved a sufficient number of shares of its Common Stock for issuance upon exercise of the option granted pursuant to the Stock Option Agreement attached as Appendix IV, which is to be executed by Columbia Bancorp and Suburban Bancshares, and shall have taken all other actions necessary to fulfill its obligations thereunder.

         6.6. Registration of Shares. Columbia Bancorp, with the assistance of Suburban Bancshares and its representatives, will promptly file a Registration Statement with the SEC which shall include a joint proxy statement for Columbia Bancorp and Suburban Bancshares and a prospectus which shall satisfy all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act, and applicable state securities laws and the rules and regulations thereunder (such joint proxy statement and prospectus, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus," and the various documents to be filed by Columbia Bancorp under the Securities Act with the SEC to register the Columbia Bancorp Common Stock into which shares of the Common Stock of Suburban Bancshares held by stockholders will be converted, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement"). The number of shares to be registered will be an amount sufficient to allow all of the shares of the Common Stock of Columbia Bancorp issued to holders of the Common Stock of Suburban Bancshares pursuant to this Plan to be registered under the Securities Act. Columbia Bancorp will use commercially reasonable efforts to secure the effectiveness of the Registration Statement and, after the Registration Statement has been declared effective, will issue the shares so registered to the holders of the Common Stock of Suburban Bancshares on the Effective Date. Columbia Bancorp may rely upon all information provided to it by Suburban Bancshares and its representatives in the preparation of the Registration Statement, any post-effective amendment thereto and the Proxy Statement and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, the post-effective amendment, or the Proxy Statement, if such statement is made in reliance upon any information provided to it by Suburban Bancshares or by any of its officers or authorized representatives. Columbia Bancorp shall promptly take all such actions as may be necessary or appropriate in order to comply in all material respects with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Plan and the Holding Company Merger. Columbia Bancorp shall furnish Suburban Bancshares with copies of all such filings and keep Suburban Bancshares advised of the status thereof. Columbia Bancorp shall promptly notify Suburban Bancshares of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus. Prior to the Effective Date, Columbia Bancorp will cause the listing of the Common Stock of Columbia Bancorp deliverable pursuant to this Plan on The National Market of The National Association of Securities Dealers, Inc. ("NASDAQ").

          6.7. Meeting of Stockholders of Columbia Bancorp; Document Preparation. (a) Columbia Bancorp shall duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Columbia Bancorp will recommend approval of this Plan and the Holding Company Merger to its stockholders and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in compliance with all applicable laws.

          (b) Columbia Bancorp shall furnish such information concerning Columbia Bancorp and the Columbia Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 6.6. Columbia Bancorp agrees promptly to advise Suburban Bancshares if at any time prior to the Columbia Bancorp stockholders' meeting, any information provided by Columbia Bancorp in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Suburban Bancshares with the information needed to correct such inaccuracy or omission. Columbia Bancorp shall furnish Suburban Bancshares with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Columbia Bancorp and the Columbia Subsidiaries, to comply with Section 6.6 after the mailing thereof to Columbia Bancorp stockholders. The information provided and the representations made by Columbia Bancorp to Suburban Bancshares in connection with the

Proxy Statement/Prospectus, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Columbia Bancorp may rely upon all information provided to it by Suburban Bancshares and its representatives in the preparation of the Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Proxy Statement/Prospectus, if such statement is made in reliance upon any information provided to it by Suburban Bancshares or by any of its officers or authorized representatives.

          6.8. Consents. Columbia Bancorp and the Columbia Subsidiaries will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required in connection with the transactions contemplated hereunder.

          6.9. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, Columbia Bancorp will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Suburban Bancshares regarding its business, operations, properties, assets, and condition (financial or otherwise) and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last calendar quarter of each calendar year) ending after the date of this Plan, Columbia Bancorp will deliver to Suburban Bancshares its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, Columbia Bancorp will deliver to Suburban Bancshares its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

          (b) Between the date of this Plan and the Effective Date, Columbia Bancorp shall promptly advise Suburban Bancshares in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

          6.10. No Solicitation of Other Offers. Columbia Bancorp agrees that neither it nor any of the Columbia Subsidiaries nor any of their respective officers, directors, and employees shall, and Columbia Bancorp shall direct and use its best efforts to cause its and the Columbia Subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of the Columbia Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to stockholders of Columbia Bancorp) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets (except problem assets shown on Schedule

6.10), sale of shares of capital stock, or similar transactions involving Columbia Bancorp or any of the Columbia Subsidiaries (any such inquiry, offer, or proposal, a "Columbia Acquisition Proposal"), or, except in the opinion of outside counsel to Columbia Bancorp as may be legally required to comply with the duties the Board of Directors of Columbia Bancorp under applicable law and upon receipt of a confidentially agreement with terms not materially less favorable to Columbia Bancorp than those contained in the Confidentiality Agreement, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Columbia Acquisition Proposal. As of the time hereof, Columbia Bancorp is not engaged in any negotiations or discussions relating to a Columbia Acquisition Proposal. Columbia Bancorp shall promptly notify Suburban Bancshares orally and in writing of, and keep it fully and currently informed on, any Columbia Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Columbia Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise Suburban Bancshares of the material terms of such Columbia Acquisition Proposal. Columbia Bancorp shall give Suburban Bancshares contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Columbia Bancorp or any of the Columbia Subsidiaries to, any such person regarding a Columbia Acquisition Proposal.

          6.11. Affiliate Agreements. Within 10 days of the date of this Plan, Columbia Bancorp shall deliver or cause to be delivered to Suburban Bancshares memoranda substantially in the form attached as Appendix VI (the "Affiliates' Memoranda") and agreements substantially in the form attached as Appendix VIII (the "Support Agreements") from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda and agreements from each stockholder of Columbia Bancorp who may be restricted under the accounting rules applicable to a pooling-of-interests). Under the terms of the Affiliates' Memoranda, each such officer, director or stockholder shall acknowledge and agree to abide by all limitations imposed by the accounting rules for the Mergers to be accounted for as a pooling-of-interests. Under the terms of the Support Agreements, each such officer, director, or stockholder shall agree to support and vote the shares of Common Stock of Columbia Bancorp owned or controlled by him or her to ratify and confirm this Plan and the Holding Company Merger.

          6.12. Pooling-of-Interests. Columbia Bancorp shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants, or other representatives of Columbia Bancorp or any of the Columbia Subsidiaries to take any action that would preclude Columbia Bancorp from treating the Mergers as a pooling-of-interests for financial reporting purposes.

          6.13. Taxes. Columbia Bancorp shall have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 4.2 for the payment of) all taxes imposed by any taxing authority with respect to any Pre-Closing Tax Period (as hereinafter defined), together with any interest, additions, or penalties related to any such taxes. For purposes of this Section 6.13, any reference to Columbia Bancorp shall be deemed to include any corporation more than 50% of the outstanding capital stock (by vote or value) of which is owned by Columbia Bancorp. "Pre-Closing Tax Period" shall mean each taxable period that ends on or before the Effective Date.

          6.14. Public Announcements. Between the date of this Plan and the Effective Date, Columbia Bancorp and the Columbia Subsidiaries will consult with Suburban Bancshares before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

     7. Conditions Precedent to Columbia Bancorp's Obligations. Unless waived in writing by Columbia Bancorp in its sole discretion, all obligations of Columbia Bancorp hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

          7.1. Representations, Warranties, and Covenants. The representations and warranties of Suburban Bancshares herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; Suburban Bancshares and the Suburban Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by them on or prior to the Effective Date; and Columbia Bancorp shall have received from Suburban Bancshares an officers' certificate to their knowledge, information, and belief in such detail as Columbia Bancorp may reasonably request, dated the Effective Date and signed by its Chief Executive Officer and its Secretary, to the foregoing effect.

          7.2. No Adverse Changes. There shall not have been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, or business of Suburban Bancshares and the Suburban Subsidiaries, taken as a whole, from December 31, 1998 to the Effective Date. For purposes of this Section 7.2, a "materially adverse change" shall include, without limitation, (a) a reduction of the stockholders' equity of Suburban Bancshares to less than $19,366,000 (plus such additions to stockholders' equity as a result of the issuance of any Common Stock after the date of this Plan),
(b) a decrease in the net income of Suburban Bancshares for calendar year 1999 and through the Effective Date to less than $625,000, or (c) an increase in Suburban Bancshares' ratio of non-performing assets to total assets to above 1.5%, and a "materially adverse change" shall not include expenses of the transactions under this Plan.

          7.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

          7.4. Other Evidence. Suburban Bancshares shall have delivered to Columbia Bancorp such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders and directors of Suburban Bancshares and Suburban Bank pertaining to the transactions under this Plan, as Columbia Bancorp shall reasonably request.

          7.5. No Adverse Proceedings, Events, or Regulatory Requirements. No action or proceeding against Columbia Bancorp or any of the Columbia Subsidiaries or against Suburban Bancshares or any of the Suburban Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan; and no order of any court shall have been entered which prohibits consummation of the Mergers and the transactions contemplated by this Plan. No approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a materially adverse effect on Columbia Bancorp or Suburban Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Mergers that Columbia Bancorp, in the sole judgment of Columbia Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof.

          7.6. Consents, Etc. All requisite consents, approvals, waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Suburban Bancshares and the Suburban Subsidiaries have covenanted to use commercially reasonable efforts to obtain under Sections 5.7, 5.10, and
5.11 shall have been obtained by Suburban Bancshares or waived by Columbia Bancorp.

          7.7. Opinion of Tax Counsel. Columbia Bancorp shall have received a opinion from its tax counsel, dated the Effective Date, in form and substance reasonably satisfactory to Columbia Bancorp, covering the matters set forth in Appendix IX. In rendering such opinion, tax counsel shall require delivery of and rely upon certain representation letters delivered by Columbia Bancorp, Suburban Bancshares, and certain stockholders of Suburban Bancshares, which letters shall be in form and substance satisfactory to tax counsel.

          7.8. Fairness Opinion. Columbia Bancorp shall have received a written opinion from Austin Financial Services, Inc. (or such other recognized investment firm as Columbia Bancorp may select), dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Holding Company Merger is fair to the stockholders of Columbia Bancorp from a financial point of view.

          7.9. Opinion of Counsel. Columbia Bancorp shall have received an opinion of counsel to Suburban Bancshares, dated the Effective Date, in form and substance reasonably satisfactory to Columbia Bancorp, covering the matters set forth in Appendix X.

          7.10. Pooling-of-Interests Accounting. Columbia Bancorp shall have received a letter from KPMG LLP to the effect that the Mergers qualify for pooling-of-interests accounting treatment if consummated in accordance with this Plan; provided, that such condition shall be void and of no further force and effect if Columbia Bancorp has not received such letter because of any action or inaction of Columbia Bancorp. In rendering such letter, KPMG LLP shall require delivery of and rely upon certain representation letters delivered by Columbia Bancorp and Suburban Bancshares and a pooling letter delivered by Stegman & Company, which letters shall be in form and substance satisfactory to KPMG LLP.

     8. Conditions Precedent to Suburban Bancshares' Obligations. Unless waived in writing by Suburban Bancshares in its sole discretion, all obligations of Suburban Bancshares hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

               8.1. Representations, Warranties, and Covenants. The representations and warranties of Columbia Bancorp herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date, and shall be true in all material respects as so made again; Columbia Bancorp and the Columbia Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by them on or prior to the Effective Date; and Suburban Bancshares shall have received from Columbia Bancorp an officers' certificate to their knowledge, information and belief in such detail as Suburban Bancshares may reasonably request, dated the Effective Date and signed by its Chief Executive Officer and its Secretary, to the foregoing effect.

               8.2. No Adverse Changes. There shall not have been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, or business of Columbia Bancorp and the Columbia Subsidiaries, taken as a whole, from December 31, 1998 to the Effective Date. For purposes of this Section 8.2, a "materially adverse change" shall include, without limitation, (a) a reduction of the stockholders' equity of Columbia Bancorp to less than $38,000,000 (plus such additions to stockholders' equity as a result of the issuance of any Common Stock after the date of this Plan), (b) a decrease in the net income of Columbia Bancorp for calendar year 1999 and through the Effective Date to less than $3,400,000, or (c) an increase in Columbia Bancorp's ratio of non-performing assets to total assets to above 1.5%, and a "materially adverse change" shall not include expenses of the transactions under this Plan.

               8.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained.

               8.4. Other Evidence. Columbia Bancorp shall have delivered to Suburban Bancshares such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders and directors of Columbia Bancorp and Columbia Bank pertaining to the transactions under this Plan, as Suburban Bancshares shall reasonably request.

               8.5. No Adverse Proceedings, Events, or Regulatory Requirements. No action or proceeding against Columbia Bancorp or any of the Columbia Subsidiaries or against Suburban Bancshares or any of the Suburban Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan; and no order of any court shall have been entered which prohibits consummation of the Mergers and the transactions contemplated by this Plan. No approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a materially adverse effect on Columbia Bancorp or Suburban Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Mergers that Suburban Bancshares, in the sole judgment of Suburban Bancshares, would not have entered into this Plan had such conditions or requirements been known at the date hereof.

               8.6. Consents, Etc. All requisite consents, approvals, or waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Columbia Bancorp has covenanted to use commercially reasonable efforts to obtain under Sections 6.8, 6.11, and 6.12 shall have been obtained by Columbia Bancorp or waived by Suburban Bancshares.

               8.7. Opinion of Tax Counsel. Suburban Bancshares shall have received an opinion from tax counsel to Columbia Bancorp, dated the Effective Date, in form and substance reasonably satisfactory to Suburban Bancshares, covering the matters set forth in Appendix IX. In rendering such opinion, tax counsel shall require delivery of and rely upon certain representation letters delivered by Columbia Bancorp, Suburban Bancshares, and certain stockholders of Suburban Bancshares, which letters shall be in form and substance satisfactory to tax counsel.

               8.8. Fairness Opinion. Suburban Bancshares shall have received a written opinion from Danielson Associates Inc. (or such other recognized investment firm as Suburban Bancshares may select), dated contemporaneously with the date of the Proxy Statement, to the effect that the consideration to be received in the Holding Company Merger is fair to the stockholders of Suburban Bancshares from a financial point of view.

               8.9. Opinion of Counsel. Suburban Bancshares shall have received an opinion of counsel to Columbia Bancorp, dated the Effective Date, in form and substance reasonably satisfactory to Suburban Bancshares, covering the matters set forth in Appendix XI.

     9.    Terms of the Holding Company Merger.

               9.1. Structure of the Holding Company Merger. At the Effective Date, subject to the terms and conditions of this Plan, Suburban Bancshares will merge with and into Columbia Bancorp, the separate corporate existence of Suburban Bancshares shall cease, and Columbia Bancorp shall continue as the successor corporation (the "Successor Corporation"). From and after the Effective Date, the Holding Company Merger shall have the effects set forth in Md. General Corporation law (S) 3-114 and De. General Corporation law (S)(S)
259 - 261.

               9.2. Conversion of Stock; Conversion Ratio. (a) On the Effective Date, each share of the Suburban Bancshares Common Stock outstanding immediately prior to the Effective Date (other than shares (the "Dissenters' Shares'') with respect to which dissenter's rights shall have been perfected in accordance with De. General Corporation Law ss 262), shall, without any action on the part of the holder thereof, be canceled and converted into the number of shares of Successor Corporation Common Stock (rounded to the nearest 0.01 share) which results after multiplication by the Conversion Ratio. The Conversion Ratio shall be 0.2196; provided, however, that the Conversion Ratio shall be increased (but not decreased) to the extent necessary to cause the average market value (based on the mean of the daily high and low trade prices, or, if none, of the daily high bid and low asked prices, reported on NASDAQ) of Columbia Bancorp Common Stock (for each of the 10 trading days ending on the trading date that is three days before the Effective Date) received for each share of Suburban Bancshares Common Stock to be $3.00 per share; provided, further that such adjustment may not increase the Conversion Ratio above 0.2338.

               (b) No certificates for fractional shares of Successor Corporation Common Stock shall be issued; in lieu thereof, each holder otherwise entitled to a fractional interest shall receive an amount in cash based on the market value of Columbia Bancorp Common Stock as determined in Section 9.2. Each such holder shall have no other rights with respect to such fractional interest.

               (c) Dissenters' Shares shall be paid for in accordance with De. General Corporation Law ss 262 and thereupon shall be cancelled, retired and cease to exist.

               (d) Notwithstanding any provision of this Plan to the contrary, any Dissenters' Shares, which as of the Effective Date the holder thereof has not withdrawn or lost any right to such appraisal shall not be exchanged, or represent a right to receive shares of Columbia Bancorp Common Stock, but the holder shall only be entitled to such rights as are granted by De. General Corporation Law ss 262. If a stockholder of Suburban Bancshares who demands appraisal of his shares under De. General Corporation Law ss 262 shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever last occurs, that stockholder's shares of the Suburban Bancshares Common Stock shall be exchanged and represent only the right to receive shares of Columbia Bancorp Common Stock as provided in Section 9.2(a) pursuant to the procedures in Section 9.3. Suburban Bancshares shall give Columbia Bancorp (a) prompt written notice of any written demands for appraisal of any share of the Suburban Bancshares Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the De. General Corporation Law ss 262 relating to the Suburban Bancshares stockholders' rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under De. General Corporation Law ss 262. Suburban Bancshares shall not, except with the prior written consent of Columbia Bancorp, voluntarily make any payment with respect to any demands for appraisals of share of the Suburban Bancshares Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding any provision of this Plan to the contrary, Columbia Bancorp shall have the right to terminate this Plan and be released from all obligations hereunder if, immediately prior to the proposed Effective Date, Suburban Bancshares stockholders holding in excess of ___% of the outstanding shares of the Suburban Bancshares Common Stock have demanded appraisal rights (which demands theretofore have not been withdrawn) so as to jeopardize the accounting treatment specified in Section 7.10 and, KPMG LLP fails or refuses to deliver a letter to Columbia Bancorp to the effect that the Mergers qualify for pooling-of-interests accounting treatment, as provided in Section 7.10.

               9.3. Exchange Procedure. (a) After the Effective Date, certificates representing such shares of Common Stock of Suburban Bancshares shall represent the right to receive certificates representing shares of Common Stock of Successor Corporation determined in accordance with Section 9.2; such Suburban Bancshares certificates at any time after the Effective Date may be exchanged by the holders thereof for new certificates for the appropriate number of shares of Common Stock of Successor Corporation by forwarding such Suburban Bancshares Common Stock certificates and the letter of transmittal provided by Successor Corporation to the transfer agent for Successor Corporation Common Stock, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Suburban Bancshares certificates are surrendered for exchange to the transfer agent for Successor Corporation Common Stock; when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such shares of Common Stock of Successor Corporation.

               (b) As soon as possible after the Effective Date, the transfer agent for Successor Corporation Common Stock shall send or cause to be sent a notice and transmittal form to each record holder of a certificate theretofore evidencing shares of the Suburban Bancshares Common Stock.

               (c) All shares of Successor Corporation Common Stock into which shares of Suburban Bancshares Common Stock shall have been converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Suburban Bancshares Common Stock.

               9.4. Stock Options. (a) At the Effective Date, all options granted by Suburban Bancshares which are outstanding under all Stock Option Plans previously adopted by Suburban Bancshares to purchase shares of Suburban Bancshares Common Stock, which are outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option into an option (each, an "Exchange Option") to purchase a number of shares of Successor Corporation Common Stock equal to the number of shares of Suburban Bancshares Common Stock which could have been purchased under the Outstanding Option multiplied by the Conversion Ratio, with the total for each holder's Exchange Options with the same option price and expiration date rounded down to the next whole share.

               (b) The per share exercise price of each Exchange Option shall be equal to the price per share set forth in the Outstanding Option divided by the Conversion Ratio, rounded up to the nearest whole cent.

               (c) The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option.

               (d) The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

               9.5. Charter of the Successor Corporation. The Charter of Columbia Bancorp, as in effect immediately prior to the Effective Date, shall be the Charter of the Successor Corporation until thereafter amended as provided by law.

               9.6. By-Laws of the Successor Corporation. The By-Laws of Columbia Bancorp, as in effect immediately prior to the Effective Date (with the amendments set forth in Appendix XII), shall be the By-Laws of the Successor Corporation until thereafter amended as provided by law.

               9.7. Anti-Dilution Provision. If Columbia Bancorp takes any action which establishes, prior to the Effective Date, a record date or effective date for a stock dividend on its Common Stock, a split or reverse split of its Common Stock or any distribution on all shares of its Common Stock other than cash dividends, Columbia Bancorp will take such action as shall be necessary in order that each share of Common Stock of Suburban Bancshares will be converted into the same number of shares of the Common Stock of Successor Corporation (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Ratio set forth in Section 9.2 shall be adjusted accordingly. Suburban Bancshares hereby agrees to any revision in the exchange ratio pursuant to this Section 9.7.

               9.8. Restriction on Issuance or Repurchase of Securities. Except transactions that would preclude the issuance of the pooling-of-interest letter under Section 7.10, nothing in this Plan shall limit the right of Columbia Bancorp to amend its Charter and By-Laws and to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date.

     10.   Terms of the Bank Merger.

               10.1. Structure of the Bank Merger. At the Effective Date, subject to the terms and conditions of this Plan, Suburban Bank will merge with and into Columbia Bank, the separate corporate existence of Suburban Bank shall cease, and Columbia Bank shall continue as the successor banking institution (the "Successor Bank"). From and after the Effective Date, the Bank Merger shall have the effects set forth in Md. Fin. Ins. Code (S) 3-712.

               10.2. Conversion of Stock; Conversion Ratio. On the Effective Date, each share of the Suburban Bank Common Stock outstanding immediately prior to the Effective Date, shall, without any action on the part of the holder thereof, be canceled.

               10.3. Exchange Procedure. (a) After the Effective Date, certificates representing such shares of Common Stock of Suburban Bank shall represent the right to receive certificates representing shares of Common Stock of Successor Bank determined in accordance with Section 10.2; such Suburban Bank certificates at any time after the Effective Date may be exchanged by Columbia Bancorp for new certificates for the appropriate number of shares of Common Stock of Successor Bank.

               (b) All shares of Successor Bank Common Stock into which shares of Suburban Bank Common Stock shall have been converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Suburban Bank Common Stock.

               10.4. Charter of the Successor Bank. The Charter of Columbia Bank, as in effect immediately prior to the Effective Date, shall be the Charter of the Successor Bank until thereafter amended as provided by law.

               10.5. By-Laws of the Successor Bank. The By-Laws of Columbia Bank, as in effect immediately prior to the Effective Date (with the amendments set forth in Appendix XIII), shall be the By-Laws of the Successor Bank until thereafter amended as provided by law.

               10.6. Restriction on Issuance or Repurchase of Securities. Nothing in this Plan shall limit the right of Columbia Bank to amend its Charter and By-Laws and to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date.

     11. Boards of Directors and Employment Matters. Upon the Effective Date or as otherwise indicated:

               (a) At Effective Date, the Board of Directors of Successor Corporation will be increased by five members. All of the directors of Columbia Bancorp immediately prior to the Effective Date shall continue as directors of Successor Corporation after the Effective Date, and five of the directors of Suburban Bancshares before the Effective Date will become directors of Successor Corporation as shown on Appendix XIV.

               (b) At Effective Date, the Board of Directors of Successor Bank will be increased by five members. All of the directors of Columbia Bank immediately prior to the Effective Date shall continue as directors of Successor Bank after the Effective Date, and five of the directors of Suburban Bank before the Effective Date will become directors of Successor Bank as shown on Appendix XIII.

               (c) The members the Boards of Directors having board titles and the persons serving as executive officers of Successor Corporation and Successor Bank at the Effective Date are listed on Appendix XIV. The employment of all officers and employees of Suburban Bancshares, other than the officer with an employment agreement from Successor Corporation and listed on Appendix XIV (the "Bancorp Contract Employee"), will terminate without compensation or benefits of any kind or form immediately prior to the Effective Date, and none will become officers or employees of Successor Corporation except as listed on Appendix XIV. The chief executive officer/board chairman's service agreement of the Bancorp Contract Employee will terminate immediately prior to the Effective Date without payment or benefits of any kind or form, and the Bancorp Contract Employee will be offered an employment agreement with Successor Corporation in the form attached as Appendix IX.

               (d) The officers and employees of Suburban Bank, other than the officers and employees with an employment agreement from Successor Bank and listed on Appendix XIV (the "Bank Contract Employees"), will continue as officers and employees of Successor Bank as at-will employees. The severance agreements of officers listed on Appendix XIV will be assumed by Successor Bank, and the other officers or employees of Suburban Bank (other than the Bank Contract Employees) becoming officers or employees of Successor Bank upon termination of employment by Successor Bank within four months of the Effective Date will receive a severance payment equal to one week's pay (rounded to the nearest one-tenth of a week) for each year's service with Suburban Bank (with a minimum payment of four weeks' pay and a maximum payment of 12 weeks' pay). The chief executive officer/board chairman's service agreement and the employment agreement of the Bank Contract Employees (whether with

     Suburban Bancshares or Suburban Bank) will terminate immediately prior to the Effective Date without payment or benefits of any kind or form, and the Bank Contract Employees will be offered employment agreements with the Successor Bank in the forms attached as Appendix XV and Appendix XVI.

               (e) Successor Corporation will provide the employees of Suburban Bank who continue as at-will employees of Successor Bank after the Effective Date with benefits under Successor Corporation's employee benefit plans to the extent they are eligible to do so under the terms of such plans or programs as are in force on the Effective Date, with credit given for their prior service with Suburban Bank for purposes of allocation, eligibility, and vesting. In that connection, Successor Corporation may, in its sole discretion, freeze or terminate the employee benefit plans of Suburban Bancshares, merge them with one or more employee benefit plans of Successor Corporation, or continue to maintain them.

     12. Amendment of this Plan. This Plan may be amended at any time prior to the Effective Date in response to comments of governmental regulatory authorities, or otherwise; provided, that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.

     13. Abandonment of this Plan; Effect Thereof. Anything herein to the contrary notwithstanding, and notwithstanding any stockholder vote or approval, this Plan may be terminated and abandoned:

               (a) by mutual consent of the Boards of Directors of Suburban Bancshares and Columbia Bancorp;

               (b) by Columbia Bancorp or Suburban Bancshares, if its Board of Directors so determines, in the event of the failure of the stockholders of Columbia Bancorp or the stockholders of Suburban Bancshares to approve this Plan at the meetings called to consider such approval, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Plan to perform or observe its agreement set forth herein to be performed or observed by such party at or before the Effective Date;

               (c) by Columbia Bancorp or Suburban Bancshares, if its Board of Directors so determines, in the event of a material breach by the other party hereto of any representation, warranty, covenant, or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

               (d) by Columbia Bancorp by written notice to Suburban Bancshares if prior to June 30, 2000 (i) any approval, consent, or waiver of any

     Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied, (ii) any approval, consent, or waiver of any Governmental Entity required to permit consummation of the transactions contemplated hereby shall include any condition or requirement that would (i) result in a materially adverse effect on Columbia Bancorp or Suburban Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Mergers that Columbia Bancorp, in the sole judgment of Columbia Bancorp, would not have entered into this Plan had such conditions or requirements been known at the date hereof, (iii) any action or proceeding against Columbia Bancorp or any of the Columbia Subsidiaries or against Suburban Bancshares or any of the Suburban Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan, (iv) any court shall have entered an order which prohibits consummation of the Mergers and the transactions contemplated by this Plan or (v) termination is permitted as provided in
     Section 9.2(d);

               (e) by Columbia Bancorp or Suburban Bancshares, by action of the Board of Directors of either party and the delivery of written notice by either party to the other, in the event that the Mergers are not consummated by June 30, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty, agreement, or covenant contained in this Plan by the party seeking to terminate, or if prior to June 30, 2000, any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Plan;

               (f) by action of the Board of Directors of Suburban Bancshares in their sole discretion if they determine to negotiate a Suburban Acquisition Proposal under Section 5.9;

               (g) by action of the Board of Directors of Columbia Bancorp in their sole discretion if they determine to negotiate a Columbia Acquisition Proposal under Section 6.10; or

               (h) by Columbia Bancorp or Suburban Bancshares, by action of the Board of Directors of either party in their sole discretion and the delivery of written notice by either party to the other within 10 business days of the date hereof, in the event that Columbia Bancorp or Suburban Bancshares, as the case may be, is not satisfied with the results of its review of the loan and related files and reports of the other (as to which full access will be given under Sections 5.1 and 6.1).

Except as provided in Section 17, in the event of the termination of this Plan by either Columbia Bancorp or Suburban Bancshares, as provided above, this Plan shall thereafter become void, and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any other party of any covenant or willful misrepresentation contained in this Plan.

     14. Expenses. Whether or not the transactions hereunder are consummated, each party to the Plan shall pay its own expenses relating hereto, including fees and disbursements of its counsel and accountants and one half of filing fees in respect of bank regulatory approvals required in order to consummate the Mergers; provided, however, that Columbia Bancorp shall pay (a) the registration fee of the SEC, filing fees in respect of state "blue sky" laws, and the fee payable to The National Association of Securities Dealers, Inc. in respect of the listing on NASDAQ of the shares of Columbia Bancorp Common Stock to be issued pursuant to this Plan, and (b) the costs of printing and mailing the Proxy Statement/Prospectus. The foregoing shall not be construed as a limitation of damages in the event of breach.

     15. Notices. All notices, requests, demands, and other communications under or connected with this Plan shall be in writing, and (a) if to Columbia Bancorp, shall be addressed to Columbia Bancorp, 9171 Baltimore National Pike, Ellicott City, Maryland 21042, attention of John M. Bond, Jr., President and Chief Executive Officer, with a copy to its counsel, Piper & Marbury l.l.p., 36 South Charles Street, Baltimore, Maryland 21201-3010, attention of James J. Winn, Jr., Esquire; or (b) if to Suburban Bancshares, shall be addressed to Suburban Bancshares, Inc., 7505 Greenway Center Drive, Greenbelt, Maryland 20768, attention of Winfield M. Kelly, Jr., Chairman of the Board and Chief Executive Officer, with a copy to its counsel, McNamee, Hosea, Jernigan & Kim, P.A., 6411 Ivy Lane, Suite 200, Greenbelt, Maryland 20770, attention of Stephen
C. Hosea, Esquire. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

     16. Entire Agreement; Effect. Subject to Sections 5.1(b) and 6.1(b), this Plan (including the financial statements, lists, schedules, and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Plan supersedes any and all prior understandings, including prior letters of intent, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge, or termination is sought.

     17. Representations, Warranties, and Agreements. Except as set forth in this Section 17, all representations, warranties, and agreements of Columbia Bancorp and Suburban Bancshares made in this Plan, or in any instrument delivered by Columbia Bancorp or Suburban Bancshares pursuant to this Plan, shall expire at the Effective Date. In the event of the consummation of the transactions contemplated hereby, the agreements contained in or referred to in Sections 9, 10, and 11 shall survive the Effective Date. In the event of the termination of this Plan in accordance with its terms, the agreements contained in or referred to in Sections 5.1(b), 5.5, 5.9, 6.1(b), 6.5(b), 6.10, and 14,
the Stock Option Agreements, and the Support

Agreements (which shall only terminate in accordance with their respective terms) shall survive such termination. Except to the extent that representations, warranties, and agreements of Columbia Bancorp and Suburban Bancshares made in this Plan, or in any instrument delivered by Columbia Bancorp or Suburban Bancshares pursuant to this Plan, shall expire at the Effective Date, nothing contained herein shall be construed to limit the liability of a party to another party for damages caused by a breach of this Plan.

     18. Governing Law. This Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Maryland or, to the extent applicable, the federal laws of the United States of America or the laws of the State of Delaware.

     19. General. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretations of this Plan. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not be assigned to and shall not create any rights in favor of any other party. Any purported assignment in violation of this Section 19 shall be void.

     IN WITNESS WHEREOF, Columbia Bancorp and Suburban Bancshares have caused this Plan to be duly executed by their respective chairmen or presidents, and their respective seals to be hereunto affixed and attested by their respective secretaries, thereunto duly authorized as of the date first above written.

ATTEST:      [SEAL]                 COLUMBIA BANCORP


___________________________         By:______________________________________
John A. Scaldara, Jr.                  John M. Bond, Jr.
Secretary                              President and Chief Executive Officer

ATTEST:      [SEAL]                 SUBURBAN BANCSHARES, INC.


___________________________         By:______________________________________
                                       Winfield M. Kelly, Jr.
Secretary                              Chairman of the Board
                                       and Chief Executive Officer

                                  APPENDIX B

                     SUPPORT AGREEMENT OF COLUMBIA BANCORP

                           FORM OF SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT (this "Agreement") dated as of September 28, 1999, between SUBURBAN BANCSHARES INC., a Delaware corporation and registered bank holding company ("Suburban Bancshares"), and each of the individuals listed on Schedule A attached hereto (collectively, the "Columbia Bancorp Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the Columbia Bancorp Stockholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of ___________ shares of common stock, par value $.01 per share (the "Shares"), of Columbia Bancorp, a Maryland corporation and registered bank holding company ("Columbia Bancorp"), which constitute approximately _____ % of the outstanding capital stock of Columbia Bancorp, and (ii) individually possess the right to vote, or to direct the voting of, the number of Shares set forth opposite such Columbia Bancorp Stockholder's name on Schedule A hereto; and

     WHEREAS, the Columbia Bancorp Stockholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of ___________ Shares, which constitute approximately _____ % of the outstanding capital stock of Columbia Bancorp, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Columbia Bancorp Stockholder's name on Schedule A hereto; and

     WHEREAS, Columbia Bancorp has entered into a Plan and Agreement to Merge with Suburban Bancshares, dated as of the business day immediately prior to the date hereof (the "Plan"), pursuant to which Suburban Bancshares would merge with and into Columbia Bancorp (the "Holding Company Merger"), with shares of the Common Stock of Columbia Bancorp to be issued to the stockholders of Suburban Bancshares; and

     WHEREAS, pursuant to Section 6.10 of the Plan, Columbia Bancorp has covenanted to obtain agreements from each of its officers and directors (and to use commercially reasonable efforts to obtain agreements from any such other person identified herein as a Columbia Bancorp Stockholder) in which the officers and directors of Columbia Bancorp (in their capacity as Columbia Bancorp Stockholders) and the Columbia Bancorp Stockholders would agree to support the Holding Company Merger; and the Columbia Bancorp Stockholders have in accordance with such covenant agreed to support the Holding Company Merger.

     NOW, THEREFORE, to induce Columbia Bancorp to enter into the Plan and in consideration of the mutual covenants and agreements set forth herein and in the Plan and the mutual benefits to be derived herefrom and therefrom, the parties agree as follows:

     1. Representations of the Columbia Bancorp Stockholders. Each of the Columbia Bancorp Stockholders, severally, and not jointly, represents that:

        (a)(1) such Columbia Bancorp Stockholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Columbia Bancorp Stockholder's name, (2) such number of Shares constitutes all of the Shares with respect to which the Columbia Bancorp Stockholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) except as to Shares held only under a power of attorney or as guardian or custodian, such Columbia Bancorp Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Columbia Bancorp Stockholder's name, free of all restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

        (b)(1) such Columbia Bancorp Stockholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Columbia Bancorp Stockholder's name, (2) such number of Shares constitutes all of the Shares with respect to which the Columbia Bancorp Stockholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) except as to Shares held only under a power of attorney, such Columbia Bancorp Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Columbia Bancorp Stockholder's name free of all restrictions and encumbrances of any kind or character except as indicated on Schedule A.

        (c) such Columbia Bancorp Stockholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A. For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

        (d) such Columbia Bancorp Stockholder has full right, power, and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Columbia Bancorp Stockholder; and this Agreement constitutes the legal, valid, and binding obligation of the Columbia Bancorp Stockholder, and is enforceable in accordance with its terms.

  2. Covenants of the Columbia Bancorp Stockholders. Each of the Columbia Bancorp Stockholders, severally and not jointly, covenants as follows:

        (a) Restrictions on Transfer. With respect to Shares listed on Schedule A, during the term of this Agreement, such Columbia Bancorp Stockholder shall not voluntarily pledge, hypothecate, grant a security interest in, sell, transfer, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement, or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict,
  (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of such Shares; provided, however, this restriction shall not apply to a transfer of any of the Shares by the Columbia Bancorp Stockholder to his or her spouse, children, or grandchildren, subject to the conditions that any transferee, recipient, or custodian of any such transferee or recipient must execute an agreement substantially in the form of this Agreement in a form satisfactory to Columbia Bancorp, and Schedule A hereto may be revised by Columbia Bancorp to reflect such transfer.

     (b) Other Restrictions. During the term of this Agreement, such Columbia Bancorp Stockholder, as a Columbia Bancorp Stockholder, shall not, directly or indirectly, solicit, initiate, or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, or other person, entity, or group (other than Suburban Bancshares, any of its subsidiaries, and their respective officers, employees, representatives, and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, or similar transactions involving Columbia Bancorp. Such Columbia Bancorp Stockholder shall promptly advise Suburban Bancshares of, and communicate to Suburban Bancshares the terms of, any such inquiry or proposal addressed either to such Columbia Bancorp Stockholder or to Columbia Bancorp that such Columbia Bancorp Stockholder receives or of which such Columbia Bancorp Stockholder has knowledge.

     (c) Holding Company Merger. With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Columbia Bancorp Stockholders shall vote such Shares to ratify and confirm the Plan and the Holding Company Merger and the transactions contemplated thereby. Each of the Columbia Bancorp Stockholders, as a Columbia Bancorp Stockholder, further agrees to use all commercially reasonable efforts to cause the Holding Company Merger to be effected.

     (d) Additional Shares. The provisions of subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Columbia Bancorp Stockholders.

  3. Termination. This Agreement shall terminate upon the termination of the Plan.

  4. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of Maryland, all rights and remedies being governed by such laws.

  5. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors, and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Columbia Bancorp, in accordance with the Plan.

  6. Counterparts. For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, Suburban Bancshares, Inc. and the Columbia Bancorp Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                   SUBURBAN BANCSHARES, INC.



                                   By:_________________________________
                                      Winfield M. Kelly, Jr.
                                      Chairman of the Board
                                      and Chief Executive Officer


                                   COLUMBIA BANCORP STOCKHOLDERS:

                                   ____________________________________

                                   ____________________________________

                                   ____________________________________

                                   ____________________________________

                                   ____________________________________

                                   APPENDIX C

                    SUPPORT AGREEMENT OF SUBURBAN BANCSHARES

                           FORM OF SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT (this "Agreement") dated as of September 28, 1999, between COLUMBIA BANCORP, a Maryland corporation and registered bank holding company ("Columbia Bancorp"), and each of the individuals listed on Schedule A attached hereto (collectively, the "Suburban Bancshares Stockholders").

                             W I T N E S S E T H:

     WHEREAS, the Suburban Bancshares Stockholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of ___________ shares of common stock, par value $.01 per share (the "Shares"), of Suburban Bancshares, Inc., a Delaware corporation and registered bank holding company ("Suburban Bancshares"), which constitute approximately _____ % of the outstanding capital stock of Suburban Bancshares, and (ii) individually possess the right to vote, or to direct the voting of, the number of Shares set forth opposite such Suburban Bancshares Stockholder's name on Schedule A hereto; and

     WHEREAS, the Suburban Bancshares Stockholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of ___________ Shares, which constitute approximately _____ % of the outstanding capital stock of Suburban Bancshares, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Suburban Bancshares Stockholder's name on Schedule A hereto; and

     WHEREAS, Columbia Bancorp has entered into a Plan and Agreement to Merge with Suburban Bancshares, dated as of the business day immediately prior to the date hereof (the "Plan"), pursuant to which Suburban Bancshares would merge with and into Columbia Bancorp (the "Holding Company Merger"), with shares of the Common Stock of Columbia Bancorp to be issued to the stockholders of Suburban Bancshares; and

     WHEREAS, pursuant to Section 5.10 of the Plan, Suburban Bancshares has covenanted to obtain agreements from each of its officers and directors (and to use commercially reasonable efforts to obtain agreements from any such other person identified herein as a Suburban Bancshares Stockholder) in which the officers and directors of Suburban Bancshares (in their capacity as Suburban Bancshares Stockholders) and the Suburban Bancshares Stockholders would agree to support the Holding Company Merger; and the Suburban Bancshares Stockholders have in accordance with such covenant agreed to support the Holding Company Merger.

     NOW, THEREFORE, to induce Columbia Bancorp to enter into the Plan and in consideration of the mutual covenants and agreements set forth herein and in the Plan and the mutual benefits to be derived herefrom and therefrom, the parties agree as follows:

     1. Representations of the Suburban Bancshares Stockholders. Each of the Suburban Bancshares Stockholders, severally, and not jointly, represents that:

          (a)(1) such Suburban Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Suburban Bancshares Stockholder's name, (2) such number of Shares constitutes all of the Shares with respect to which the Suburban Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) except as to Shares held only under a power of attorney or as guardian or custodian, such Suburban Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Suburban Bancshares Stockholder's name, free of all restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

          (b)(1) such Suburban Bancshares Stockholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Suburban Bancshares Stockholder's name,
     (2) such number of Shares constitutes all of the Shares with respect to which the Suburban Bancshares Stockholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) except as to Shares held only under a power of attorney, such Suburban Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Suburban Bancshares Stockholder's name free of all restrictions and encumbrances of any kind or character except as indicated on Schedule A.

          (c) such Suburban Bancshares Stockholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A. For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

          (d) such Suburban Bancshares Stockholder has full right, power, and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Suburban Bancshares Stockholder; and this Agreement constitutes the legal, valid, and binding obligation of the Suburban Bancshares Stockholder, and is enforceable in accordance with its terms.

     2. Covenants of the Suburban Bancshares Stockholders. Each of the Suburban Bancshares Stockholders, severally and not jointly, covenants as follows:

          (a) Restrictions on Transfer. With respect to Shares listed on Schedule A, during the term of this Agreement, such Suburban Bancshares Stockholder shall not voluntarily pledge, hypothecate, grant a security interest in, sell, transfer, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement, or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of such Shares; provided, however, this restriction shall not apply to a transfer of any of the Shares by the Suburban Bancshares Stockholder to his or her spouse, children, or grandchildren, subject to the conditions that any transferee, recipient, or custodian of any such transferee or recipient must execute an agreement substantially in the form of this Agreement in a form satisfactory to Columbia Bancorp, and Schedule A hereto may be revised by Columbia Bancorp to reflect such transfer.

          (b) Other Restrictions. During the term of this Agreement, such Suburban Bancshares Stockholder, as a Suburban Bancshares Stockholder, shall not, directly or indirectly, solicit, initiate, or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, or other person, entity, or group (other than Columbia Bancorp, any of its subsidiaries, and their respective officers, employees, representatives, and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, or similar transactions involving Suburban Bancshares. Such Suburban Bancshares Stockholder shall promptly advise Columbia Bancorp of, and communicate to Columbia Bancorp the terms of, any such inquiry or proposal addressed either to such Suburban Bancshares Stockholder or to Suburban Bancshares that such Suburban Bancshares Stockholder receives or of which such Suburban Bancshares Stockholder has knowledge.

          (c) Holding Company Merger. With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Suburban Bancshares Stockholders shall vote such Shares to ratify and confirm the Plan and the Holding Company Merger and the transactions contemplated thereby. Each of the Suburban Bancshares Stockholders, as a Suburban Bancshares Stockholder, further agrees to use all commercially reasonable efforts to cause the Mergers to be effected.

          (d) Additional Shares. The provisions of subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Suburban Bancshares Stockholders.

     3. Termination. This Agreement shall terminate upon the termination of the Plan.

     4. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of Maryland, all rights and remedies being governed by such laws.

     5. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors, and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Columbia Bancorp, in accordance with the Plan.

     6. Counterparts. For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Columbia Bancorp and the Suburban Bancshares Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                 COLUMBIA BANCORP



                                 By:_____________________________________
                                    John M. Bond, Jr.
                                    President and Chief Executive Officer


                                 SUBURBAN BANCSHARES STOCKHOLDERS:


                                 ________________________________________



                                 ________________________________________



                                 ________________________________________



                                 ________________________________________

                                  APPENDIX D

                    COLUMBIA BANCORP STOCK OPTION AGREEMENT

                        FORM OF STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT (this "Option Agreement") dated as of September 28, 1999, between SUBURBAN BANCSHARES, INC. ("Suburban Bancshares"), a Delaware corporation, and COLUMBIA BANCORP ("Columbia Bancorp"), a Maryland corporation, recites and provides:

     A. The Board of Directors of Suburban Bancshares and Columbia Bancorp have approved a Plan and Agreement to Merge dated September 28, 1999 (the "Plan") providing for the merger (the "Holding Company Merger") of Suburban Bancshares with and into Columbia Bancorp.

     B. As a condition to and as consideration for Suburban Bancshares' entry into the Plan and to induce such entry, Columbia Bancorp has agreed to grant to Suburban Bancshares the option set forth herein to purchase authorized but unissued shares of Columbia Bancorp Common Stock.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms defined in the Plan and used herein shall have the same meanings as in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Columbia Bancorp hereby grants to Suburban Bancshares an option (the "Option") to purchase up to 497,140 shares of Columbia Bancorp Common Stock at an exercise price of $13.063 per share payable in cash as provided in Section 4; provided, however, that in the event Columbia Bancorp issues or agrees to issue any shares of Columbia Bancorp Common Stock (other than as permitted under the Plan) at a price less than $13.063 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

     3. Exercise of Option. (a) Unless Suburban Bancshares shall have breached in any material respect any covenant or representation contained in the Plan and such breach has not been cured, Suburban Bancshares may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Holding Company Merger, or (ii) the termination of the Plan in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Columbia Bancorp of any Specified Covenant or as a result of failure of Columbia Bancorp's stockholders to approve the Plan by the vote required under applicable law or under Columbia Bancorp's Charter), or (iii) 12 months after termination of the Plan due to a willful breach by Columbia Bancorp of any Specified Covenant or failure of Columbia Bancorp's stockholders to approve the Plan by the vote required under applicable law or under Columbia Bancorp's

Charter; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

          (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) Columbia Bancorp or The Columbia Bank ("Columbia Bank"), without having received Suburban Bancshares' prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Plan,
     (y) to purchase, lease, or otherwise acquire all or substantially all of the assets of Columbia Bancorp or Columbia Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 15% or more of the voting power of Columbia Bancorp or Columbia Bank;

               (ii) any person (other than Columbia Bancorp or Columbia Bank in a fiduciary capacity, or Suburban Bancshares or Columbia Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Columbia Bancorp Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

               (iii) any person shall have made a bona fide proposal to Columbia Bancorp by public announcement or written communication that is or becomes the subject of public disclosure to acquire Columbia Bancorp or Columbia Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, and following such bona fide proposal the stockholders of Columbia Bancorp vote not to adopt the Plan; or

               (iv) Columbia Bancorp shall have willfully breached any Specified Covenant following a bona fide proposal to Columbia Bancorp or Columbia Bank to acquire Columbia Bancorp or Columbia Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, which breach would entitle Suburban Bancshares to terminate the Plan (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

               If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Suburban Bancshares wishes to exercise the Option, it shall send to Columbia Bancorp a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Suburban Bancshares shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

          (d) As used herein, "Specified Covenant" means any covenant made by Columbia Bancorp and contained in Section 6 of the Plan.

     4. Payment and Delivery of Certificates. (a) At the closing referred to in Section 3, Suburban Bancshares shall pay to Columbia Bancorp the aggregate purchase price for the shares of Columbia Bancorp Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Columbia Bancorp.

          (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Columbia Bancorp shall deliver to Suburban Bancshares a certificate or certificates representing the number of shares of Columbia Bancorp Common Stock purchased by Suburban Bancshares, and Suburban Bancshares shall deliver to Columbia Bancorp a letter agreeing that Suburban Bancshares will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          (c) Certificates for Columbia Bancorp Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

     "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF A STOCK OPTION AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND COLUMBIA BANCORP ("COLUMBIA BANCORP") AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF COLUMBIA BANCORP. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY COLUMBIA BANCORP OF A WRITTEN REQUEST."

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Suburban Bancshares shall have delivered to Columbia Bancorp a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Columbia Bancorp, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

     5. Representations. Columbia Bancorp represents, warrants, and covenants to Suburban Bancshares as follows:

          (a) Columbia Bancorp shall at all times maintain sufficient authorized but unissued shares of Columbia Bancorp Common Stock so that the Option may be exercised without authorization of additional shares of Columbia Bancorp Common Stock.

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Columbia Bancorp Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Columbia Bancorp Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Columbia Bancorp Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 9.936% of the number of shares of Columbia Bancorp Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Columbia Bancorp to breach any provision of the Plan.

     7. Registration Rights. If requested by Suburban Bancshares, Columbia Bancorp shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Columbia Bancorp Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Suburban Bancshares. Suburban Bancshares shall provide all information reasonably requested by Columbia Bancorp for inclusion in any registration statement to be filed hereunder. Columbia Bancorp will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. Only one registration may be effected under this Section 7 at Columbia Bancorp's expense, and which shall not include underwriting commissions and the fees and disbursements of Suburban Bancshares' counsel attributable to the registration of such Columbia Bancorp Common Stock. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Columbia Bancorp of Columbia Bancorp Common Stock. If requested by Suburban Bancshares, in connection with any such registration, Columbia Bancorp will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, and other agreements customarily included in such underwriting agreements. Upon receiving any request from Suburban Bancshares or assignee thereof under this Section 7, Columbia Bancorp agrees to send a copy thereof to Suburban Bancshares and to any assignee thereof known to Columbia Bancorp, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Severability. If any term, provision, covenant, or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, and covenants, and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Columbia Bancorp Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of Columbia Bancorp to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9.  Miscellaneous.

           (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

           (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

           (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Suburban Bancshares may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Suburban Bancshares may not assign its rights under the Option except in

(i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Columbia Bancorp, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Suburban Bancshares' behalf, or (iv) any other manner approved by applicable regulatory authorities.

          (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 15 of the Plan.

          (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                              SUBURBAN BANCSHARES, INC.


                              By:___________________________________
                                 Winfield M. Kelly, Jr.
                                 Chairman of the Board
                                 and Chief Executive Officer


                              COLUMBIA BANCORP


                              By:___________________________________
                                 John M. Bond, Jr.
                                 President and Chief Executive Officer

                                   APPENDIX E

                   SUBURBAN BANCSHARES STOCK OPTION AGREEMENT

                         FORM OF STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT (this "Option Agreement") dated as of September 28, 1999, between SUBURBAN BANCSHARES, INC. ("Suburban Bancshares"), a Delaware corporation, and COLUMBIA BANCORP ("Columbia Bancorp"), a Maryland corporation, recites and provides:

     A. The Board of Directors of Suburban Bancshares and Columbia Bancorp have approved a Plan and Agreement to Merge dated September 28, 1999 (the "Plan") providing for the merger (the "Holding Company Merger") of Suburban Bancshares with and into Columbia Bancorp.

     B. As a condition to and as consideration for Columbia Bancorp's entry into the Plan and to induce such entry, Suburban Bancshares has agreed to grant to Columbia Bancorp the option set forth herein to purchase authorized but unissued shares of Suburban Bancshares Common Stock.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms defined in the Plan and used herein shall have the same meanings as in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Suburban Bancshares hereby grants to Columbia Bancorp an option (the "Option") to purchase up to 2,807,668 shares of Suburban Bancshares Common Stock at an exercise price of $2.313 per share payable in cash as provided in Section 4; provided, however, that in the event Suburban Bancshares issues or agrees to issue any shares of Suburban Bancshares Common Stock (other than as permitted under the Plan) at a price less than $2.313 per share (as adjusted pursuant to
Section 6), the exercise price shall be such lesser price.

     3. Exercise of Option. (a) Unless Columbia Bancorp shall have breached in any material respect any covenant or representation contained in the Plan and such breach has not been cured, Columbia Bancorp may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Holding Company Merger, or (ii) the termination of the Plan in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Suburban Bancshares of any Specified Covenant or as a result of failure of Suburban Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Suburban Bancshares' Charter), or (iii) 12 months after termination of the Plan due to a willful breach by Suburban Bancshares of any Specified Covenant or failure of Suburban Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Suburban

Bancshares' Charter; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

          (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Suburban Bancshares or Suburban Bank of Maryland ("Suburban Bank"), without having received Columbia Bancorp's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Plan, (y) to purchase, lease, or otherwise acquire all or substantially all of the assets of Suburban Bancshares or Suburban Bank, or
     (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 15% or more of the voting power of Suburban Bancshares or Suburban Bank;

          (ii) any person (other than Suburban Bancshares or Suburban Bank in a fiduciary capacity, or Columbia Bancorp or Columbia Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Suburban Bancshares Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

          (iii) any person shall have made a bona fide proposal to Suburban Bancshares by public announcement or written communication that is or becomes the subject of public disclosure to acquire Suburban Bancshares or Suburban Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, and following such bona fide proposal the stockholders of Suburban Bancshares vote not to adopt the Plan; or

          (iv) Suburban Bancshares shall have willfully breached any Specified Covenant following a bona fide proposal to Suburban Bancshares or Suburban Bank to acquire Suburban Bancshares or Suburban Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, which breach would entitle Columbia Bancorp to terminate the Plan (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Columbia Bancorp wishes to exercise the Option, it shall send to Suburban Bancshares a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Columbia Bancorp shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

          (d) As used herein, "Specified Covenant" means any covenant made by Suburban Bancshares and contained in Section 5 of the Plan.

     4. Payment and Delivery of Certificates. (a) At the closing referred to in Section 3, Columbia Bancorp shall pay to Suburban Bancshares the aggregate purchase price for the shares of Suburban Bancshares Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Suburban Bancshares.

          (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Suburban Bancshares shall deliver to Columbia Bancorp a certificate or certificates representing the number of shares of Suburban Bancshares Common Stock purchased by Columbia Bancorp, and Columbia Bancorp shall deliver to Suburban Bancshares a letter agreeing that Columbia Bancorp will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          (c) Certificates for Suburban Bancshares Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

     "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF A STOCK OPTION AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND SUBURBAN BANCSHARES, INC. ("SUBURBAN BANCSHARES") AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF SUBURBAN BANCSHARES. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY SUBURBAN BANCSHARES OF A WRITTEN REQUEST."

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Columbia Bancorp shall have delivered to Suburban Bancshares a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Suburban Bancshares, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

     5. Representations. Suburban Bancshares represents, warrants, and covenants to Columbia Bancorp as follows:

          (a) Suburban Bancshares shall at all times maintain sufficient authorized but unissued shares of Suburban Bancshares Common Stock so that the Option may be exercised without authorization of additional shares of Suburban Bancshares Common Stock.

          (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Suburban Bancshares Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares, or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Suburban Bancshares Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Suburban Bancshares Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Suburban Bancshares Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Suburban Bancshares to breach any provision of the Plan.

     7. Registration Rights. If requested by Columbia Bancorp, Suburban Bancshares shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Suburban Bancshares Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Columbia Bancorp. Columbia Bancorp shall provide all information reasonably requested by Suburban Bancshares for inclusion in any registration statement to be filed hereunder. Suburban Bancshares will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. Only one registration may be effected under this Section 7 at Suburban Bancshares' expense, and which shall not include underwriting commissions and the fees and disbursements of Columbia Bancorp's counsel attributable to the registration of such Suburban Bancshares Common Stock. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Suburban Bancshares of Suburban Bancshares Common Stock. If requested by Columbia Bancorp, in connection with any such registration, Suburban Bancshares will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, and other agreements customarily included in such underwriting agreements. Upon receiving any request from Columbia Bancorp or assignee thereof under this Section 7, Suburban Bancshares agrees to send a copy thereof to Columbia Bancorp and to any assignee thereof known to Suburban Bancshares, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Severability. If any term, provision, covenant, or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, and covenants, and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Suburban Bancshares Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of Suburban Bancshares to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9.  Miscellaneous.

          (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

          (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Columbia Bancorp may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Columbia Bancorp may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Suburban Bancshares, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Columbia Bancorp's behalf, or (iv) any other manner approved by applicable regulatory authorities.

          (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 15 of the Plan.

          (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                              SUBURBAN BANCSHARES, INC.


                            By:________________________________________
                               Winfield M. Kelly, Jr.
                               Chairman of the Board
                               and Chief Executive Officer


                               COLUMBIA BANCORP


                            By:________________________________________
                               John M. Bond, Jr.
                               President and Chief Executive Officer

                                  APPENDIX F
                  OPINION OF AUSTIN FINANCIAL SERVICES, INC.


September 24, 1999


Board of Directors
Columbia Bancorp
10480 Little Patuxent Parkway
Columbia, Maryland 21044

Members of the Board:

     You have requested our opinion, from a financial point of view, as to the fairness to Columbia Bancorp, ("Columbia") Columbia, Maryland and its shareholders of the proposed terms of the Plan and Agreement to Merge ("Agreement"), between Suburban Bancshares, Inc., ("Suburban")
Greenbelt, Maryland and Columbia. The reorganization will result in the merger of Suburban with and into Columbia, the separate corporate existence of Suburban shall cease, and Columbia shall continue as the successor corporation. Columbia will continue to carry on its banking business in substantially the same manner as before the reorganization.

     Austin Financial Services, Inc., ("AFSI") is a nationally recognized investment banking firm specializing in the banking and financial services industry. AFSI is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. In the past, AFSI has not provided professional services and/or products to Columbia or Suburban in the ordinary course of business. Furthermore, AFSI does not contemplate any future business with Columbia and/or Suburban arising from this engagement, nor has its opinion concerning the fairness, from a financial point of view, of the terms of the Agreement been subject to indications of future business with either Columbia or Suburban.

     In connection with its opinion, AFSI reviewed material bearing upon the financial operating condition of Columbia and Suburban including, but not limited to: (1) the Annual Report of Suburban for the year ending 1998; (2) Consolidated Reports of Condition and Income of Suburban for the years ending 1994-1998 and for June 30, 1999; (3) SEC form 10Q of Suburban for June 30, 1999;
(4) Uniform Bank Performance Report of Suburban for June 30, 1999; (5) the investment security portfolio of Suburban as of August 31, 1999; (6) the statement of financial condition of Suburban as of August 31, 1999; (7) rate sensitivity analysis data of Suburban's loan portfolio as of August 31, 1999;
(8) the interest rate schedule for Suburban as of September 14, 1999; (9) Suburban's stock price history from July 1, 1999 to September 16, 1999; (10) the trial balance of Suburban as of August 31, 1999; (11) the classified assets and watch loan list of Suburban as of August 31, 1999; (12) the nonaccrual loan list of Suburban as of August 31, 1999; (13) depreciation projection for Suburban for the years 2000-2004; (14) other internal financial and operating information which was provided to AFSI by Suburban; (15) publicly available information concerning certain other banks/thrifts and bank/thrift holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry; (16) the reported price and trading activity for Columbia's common stock; (17) certain financial and stock market information for Columbia and Suburban with similar information of certain other financial institutions whose securities are publicly-traded; (18) discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Suburban with certain officers and representatives of Suburban; and (19) the Agreement. AFSI also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as, its experience in securities valuation and general knowledge of the banking industry. AFSI's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to AFSI through that date.

     AFSI relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by Columbia and Suburban or from public sources. AFSI has not made an independent evaluation of the assets of Suburban, but has relied upon the books and records, where applicable, of Suburban, and the audited financial statements as presented to AFSI as the valuators of the fair market value of Suburban. AFSI did not independently verify and relied on and assumed the aggregate allowances for loan losses set forth in the balance sheet for Suburban at August 31, 1999, were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. AFSI did not independently verify the carrying values of other real estate owned and loans classified as in-substance foreclosures of Suburban in its respective August 31, 1999, balance sheet, and AFSI assumed that such carrying values complied fully with applicable law, regulatory policy and sound banking practice as of such date. AFSI did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Suburban, nor was AFSI furnished with any such evaluation or appraisal. AFSI also assumed that the Agreement is, and will be, in compliance with all laws and regulations that are applicable to Columbia and Suburban.

     In its analyses, AFSI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Columbia and Suburban. Any estimates contained in AFSI's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. AFSI's estimates of values of other financial institutions used in its analyses do not purport to be appraisals or necessarily reflect the price at which these financial institutions or their securities actually may be sold. No financial institution or transaction utilized in AFSI's analyses was identical to Columbia or Suburban or the Agreement. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments by AFSI concerning differences in financial and operating characteristics of the relevant financial institutions, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the financial institution or financial institutions to which they are being compared.

     The following is a brief description of the analyses performed by AFSI in connection with its opinion as described to Columbia's board of directors by
AFSI:

     Under the terms of the Agreement between Columbia and Suburban, each share of Suburban common stock outstanding immediately prior to consummation of the reorganization, will be cancelled and exchanged for of Columbia common stock equivalent to an average market value of $3.00 per share. The exchange ratio necessary to cause the average market value of shares of Columbia common stock exchanged for each share of Suburban common stock to be $3.00 per share will continually change until the merger is completed, except that the exchange ratio will not be above .2338 nor decreased below .2196. The reorganization will result in Suburban merging with and into Columbia, the separate corporate existence of Suburban shall cease, and Columbia shall continue as the successor corporation. Columbia will continue to carry on its banking business in substantially the same manner as before the reorganization.

     Using a discounted cash flow analysis, AFSI projected Suburban's cash flow from August 31, 2000, through August 31, 2004, assuming a minimum equity capital to asset ratio of 6.00%. AFSI also estimated the residual value of Suburban's common equity as of August 31, 2004. The steps involved in determining the discounted cash flow value of Suburban included the following: (1) the projected earnings in excess over the amount necessary to maintain a 6.00% equity capital to asset ratio were added to book charges such as depreciation less any projected capital expenditures in order to determine future cash flows; (2) the future cash flows were then converted to a present value equivalent using a discount rate of 17.20%, which was determined from the use of the Capital Asset Pricing Model ("CAPM"); (3) the residual value was then calculated by dividing the projected cash flows for the year 2004 by the capitalization rate. The capitalization rate not only includes all aspects of the CAPM but also reflects the long-term income growth prospects of Suburban, as well as specific company risk factors; (4) the present value equivalent of the projected residual value was calculated using the 17.20% discount rate; and (5) the present value of the cash flows and the residual value were added together. The present value per share currently outstanding of Suburban's common stock resulting from this analysis was $3.21 (assuming 11,301,218 shares outstanding).

     AFSI also determined the adjusted book value of Suburban as an alternative valuation method. The adjusted book value approach requires a three-step process. First, the book value is determined. This figure is derived from the August 31, 1999, balance sheet, and it represents the summary measure of stockholders' claims against the assets, on a historical cost basis. Second, assets and liabilities are restated to their fair market values. The adjusted book value calculation considers each major asset and liability account classification. Finally, additional "off-balance sheet" adjustments are calculated, if necessary. The fair market value per share currently outstanding of Suburban's common stock resulting from this analysis was $2.71.

     AFSI applied a 75% weighting to the discounted cash flow value and a 25% weighting to the adjusted book value. The weightings were based on AFSI's review of the financial position, history and recent performance of Suburban. The sum of the weighted values or $3.08 per share equates to the fair market value of Suburban. Based on the terms of the Agreement, a closing price per share of $13.0625 for Columbia's common stock as of September 23, 1999, would result in a $3.00 per share value for Suburban's shareholders. Therefore, the exchange terms of the Agreement would be favorable, from a financial standpoint, to Columbia shareholders since the transaction would result in a positive margin of $0.08 per share in comparison to the fair market value of Suburban as determined by AFSI.

     AFSI analyzed certain other mergers and acquisitions that have consummated over the past eight months in Maryland as well as other nearby states (including the states of Delaware, West Virginia, New Jersey, Pennsylvania, and Virginia) involving target financial institutions with assets under $700 million. AFSI compared the multiple produced by this reorganization to the mean multiples for the transactions analyzed. Set forth below are the mean transaction multiples:


                                    Selected
                                  Bank/Thrift
                                  Acquisitions  Suburban
                                  ------------  --------
     Price/Earnings Multiple             27.73     28.61
     Price/Book Value Multiple          197.42    161.11

     The financial institution acquisition transactions announced for the four-state area during the past twelve months included in the above multiples are:

Buyer (City, State)                                  Target (City, State)
BB&T Corporation (Winston-Salem, NC)                 Matewan Bancshares Inc. (Williamson, WV)
CNB Financial Corporation (Clearfield, PA)           First National Bank of Spangler (Spangler, PA)
ESB Financial Corporation (Ellwood City, PA)         SHS Bancorp Inc. (Pittsburgh, PA)
F&M Bancorp (Frederick, MD)                          Patapsco Valley Bancshares Inc. (Ellicott City,
                                                     MD)
FCNB Corp. (Frederick, MD)                           First Frederick Financial Corp. (Frederick, MD)
First Leesport Bancorp Inc. (Leesport, PA)           Merchants of Shenandoah Ban-Corp (Shenandoah, PA)
FNB Financial Services Corporation (Reidsville, NC)  Black Diamond Savings Bank FSB (Norton, VA)
Hudson United Bancorp (Mahwah, NJ)                   Little Falls Bancorp Inc. (Little Falls, NJ)
Hudson United Bancorp (Mahwah, NJ)                   Southern Jersey Bancorp of Del. Inc. (Bridgeton,
                                                     NJ)
Independence Community Bank Corp. (Brooklyn, NY)     Broad National Bancorporation (Newark, NJ)
Independence Community Bank Corp. (Brooklyn, NY)     Statewide Financial Corporation (Jersey City, NJ)
James River Bankshares Inc. (Suffolk, VA)            State Bank of Remington (Remington, VA)
Lehman Brothers Holdings Inc. (New York, NY)         DSB Bancorp Inc. (Wilmington, DE)
NBT Bancorp Inc. (Norwich, NY)                       Lake Ariel Bancorp Inc. (Lake Ariel, PA)
Peapack-Gladstone Financial Corporation              Chatham Savings FSB (Chatham, NJ)
 (Gladstone, NJ)
PSB Bancorp Inc. (Philadelphia, PA)                  First Bank of Philadelphia (Philadelphia, PA)
South Branch Valley Bancorp Inc. (Moorefield, WV)*   Potomac Valley Bank (Petersburg, WV)*
Southern Financial Bancorp (Warrenton, VA)           Horizon Bank of Virginia (Merrifield, VA)
Staten Island Bancorp Inc. (Staten Island, NY)       First State Bancorp (Howell Township, NJ)
Sterling Financial Corp. (Lancaster, PA)             Northeast Bancorp Inc. (North East, MD)
Virginia Commonwealth Financial Corp. (Culpeper,     Caroline Savings Bank (Bowling Green, VA)
 VA)

    AFSI's analysis showed that the implied valuations of Suburban, applying the mean transaction multiples described above to Suburban's last twelve months earnings per share and book value per share as of August 31, 1999, was $2.91 per share and $3.67 per share, respectively. The results produced in this analysis do not purport to be indicative of actual values or expected values of Suburban or shares of Suburban common stock.

     Columbia and AFSI have entered into an arrangement relating to the services to be provided by AFSI in connection with the Agreement. In regards to AFSI's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Agreement, the cost is a contractual $17,500 plus out of pocket expenses. In addition, Columbia also has agreed to indemnify
AFSI and its officers, directors, shareholders, employees and agents for all of its time, expenses, and any liability incurred as a result of AFSI's proposed engagement by means of legal action, administrative proceedings or threat thereof, unless such action, pending or threat thereof is caused by AFSI's own unlawful conduct, breach of duty or negligence during the course of performing AFSI's services.

     AFSI, in rendering its opinion, has assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to any of the parties involved. In addition, AFSI has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon Columbia or Suburban that will have a materially adverse impact on the contemplated benefits of the proposed transaction to Columbia and Suburban and their shareholders.

     Based upon AFSI's analysis and subject to the qualifications described herein, considering all circumstances known to us and based upon other matters considered relevant, AFSI believes that as of the date of this letter, the terms of the Agreement from a financial point of view are fair to Columbia and its shareholders.

On behalf of Austin Financial Services, Inc.


/s/ D. V. Austin
------------------------------
Dr. Douglas V. Austin
President and CEO

                                  APPENDIX G

                     OPINION OF DANIELSON ASSOCIATES INC.

                                         September 28, 1999

Board of Directors
Suburban Bancshares, Inc.
7505 Greenway Center Drive
Greenbelt, Maryland 20770

Dear Members of the Board:

     Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent opinion as to the "fairness" of the offer by Columbia Bancorp ("Columbia") of Columbia, Maryland to acquire all of the outstanding common stock of Suburban Bancshares, Inc. ("Suburban") of Greenbelt, Maryland through an exchange of stock with a value at the time of the offer of about $34 million. The "fair" sale value is defined as the price at which all of the shares of Suburban Bancshares' common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining to the "fairness" of the offer, it also had to be determined if the Columbia common stock to be exchanged for Suburban common stock was "fairly" valued.

     In preparing the opinion, the markets served by Suburban have been analyzed; its business and future prospects have been reviewed; its financial performance has been compared with banks in the region; and the acquisition prices of comparable banks have been analyzed. In addition, any unique characteristics have been considered.

     This opinion is based on data supplied by Suburban, and relies on some public information, all of which is believed to be reliable, but the accuracy or the completeness of such information cannot be guaranteed. The opinion assumes that there are no significant loan problems beyond what was stated in recent reports to regulatory agencies.

     In determining the "fair" sale value of Suburban, the emphasis has been on prices paid for banks and bank holding companies with similar financial, structural and market characteristics. These sale prices were then related to earnings and equity capital, also referred to as "book."

     In determining the "fairness" of the offer, we compared the common stock to be exchanged by Columbia for Suburban common stock with the common stock of other, similar bank holding companies. In so doing, we also compared Columbia's financial performance with these comparable financial institutions.

     Based on the foregoing, we are of the opinion on the date hereof that the offer made by Columbia to acquire all of the common stock of Suburban pursuant to the merger agreement is "fair" from a financial point of view to Suburban and its stockholders.


                                         Respectfully submitted,


                                         Jon D. Holtaway
                                         Senior Vice President

                                  APPENDIX H

                              SECTION 262 OF THE
                       DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

               (1) Provided, however, that no appraisal rights under this shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                         a. Shares of stock of the corporation surviving or
               resulting from such merger or consolidation, or depository receipts in respect thereof;

                         b. Shares of stock of any other corporation, or
               depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                         c. Cash in lieu of fractional shares or fractional
               depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                         d. Any combination of the shares of stock, depository
               receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a.,
               b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.